As filed with the Securities and Exchange Commission on November 5, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LIN TELEVISION CORPORATION

(as Issuer)

MEDIA GENERAL, INC.

(as Parent Guarantor)

and the other Guarantor Registrants Listed in the Table Below

(Exact name of registrant as specified in its charter)

Delaware Virginia	4833 4833	13-3581627 46-5188184
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

333 East Franklin St.

Richmond, VA

23219

(804) 887-5000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Andrew C. Carington

333 East Franklin St.

Richmond, VA 23219

(804) 887-5000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications to:

Philip Richter

Joshua Wechsler

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, New York 10004

(212) 859-8000

Approximate date of commencement of proposed exchange offer: As soon as practicable after the effective date of this registration statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transactions:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per Note	Proposed maximum aggregate offering price	Amount of registration fee
5.875% Senior Notes due 2022	$400,000,000	100%	$400,000,000(1)	$40,280.00
Guarantees of 5.875% Senior Notes due 2022	$400,000,000	—	—	(2)
(1)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(f) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Pursuant to Rule 457(n) of the Securities Act, no separate filing fee is required for the guarantees.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL GUARANTOR REGISTRANTS

Exact Name of Guarantor Registrant as Specified in its Charter(1)	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
Birmingham Broadcasting Co., Inc.	Delaware	4833	13-3404513
Birmingham Broadcasting (WVTM-TV), LLC	Delaware	4833	11-3691703
Blockdot, Inc.	Texas	4833	75-2929145
Dedicated Media, Inc.	California	4833	72-1618923
Federated Media Publishing LLC	Delaware	4833	57-1221774
Indiana Broadcasting, LLC	Delaware	4833	05-0496718
KLFY, L.P.	Delaware	4833	51-0325249
KXAN LLC	Delaware	4833	13-2670260
KXTX Holdings LLC	Delaware	4833	05-0481599
LAT, Inc.	Delaware	4833	51-0325252
LIN Digital LLC	Delaware	4833	32-0416169
LIN Digital Media LLC	Delaware	4833	80-0943183
LIN License Company, LLC	Delaware	4833	05-0615511
LIN Mobile, LLC	Delaware	4833	46-1360248
LIN of Alabama, LLC	Delaware	4833	20-3347776
LIN of Colorado, LLC	Delaware	4833	20-3347854
LIN of New Mexico, LLC	Delaware	4833	20-3347886
LIN of Wisconsin, LLC	Delaware	4833	20-3347936
LIN Studios LLC	Delaware	4833	52-2368784
LIN Television of Texas, Inc.	Delaware	4833	05-0481602
LIN Television of Texas, L.P.	Delaware	4833	05-0481606
Media General Broadcasting, LLC	Delaware	4833	46-4040610
Media General Communications, Inc.	Delaware	4833	25-1763366
Media General Communications Holdings, LLC	Delaware	4833	20-5912325
Media General Operations, Inc.	Delaware	4833	54-1967824
MGDT, Inc.	Delaware	4833	26-2199409
MGOC, Inc.	Virginia	4833	54-0850433
NES II, Inc.	Virginia	4833	54-1184109

North Texas Broadcasting LLC	Delaware	4833	13-2740621
Primeland LLC	Delaware	4833	37-1023233
Professional Communications Systems, Inc.	Florida	4833	58-2499093
TVL Broadcasting LLC	Delaware	4833	75-2676358
TVL Broadcasting of Rhode Island, LLC	Delaware	4833	52-2368799
Virginia Paper Manufacturing Corp.	Georgia	4833	54-1130535
WATE, G.P.	Delaware	4833	51-0356837
WAVY Broadcasting, LLC	Delaware	4833	05-0496719
WDTN Broadcasting, LLC	Delaware	4833	52-2368795
WIVB Broadcasting, LLC	Delaware	4833	05-0496720
WKRN, G.P.	Delaware	4833	13-3577063
WHTM Acquisition LLC	Delaware	4833	47-1177997
WOOD License Co., LLC	Delaware	4833	05-0496721
WOOD Television LLC	Delaware	4833	06-1506282
WTNH Broadcasting LLC	Delaware	4833	05-0481600
WWLP Broadcasting, LLC	Delaware	4833	52-7115298
YBK, Inc.	Delaware	4833	51-0325250
YBT, Inc.	Delaware	4833	51-0356705
Young Broadcasting, LLC	Delaware	4833	13-3339681
Young Broadcasting of Albany, Inc.	Delaware	4833	14-1718758
Young Broadcasting of Davenport, Inc.	Delaware	4833	13-3858546
Young Broadcasting of Green Bay, Inc.	Delaware	4833	51-0356704
Young Broadcasting of Knoxville, Inc.	Delaware	4833	51-0356702
Young Broadcasting of Lansing, Inc.	Michigan	4833	38-2826434
Young Broadcasting of Louisiana, Inc.	Delaware	4833	13-3464633
Young Broadcasting of Nashville, LLC	Delaware	4833	62-1391810
Young Broadcasting of Rapid City, Inc.	Delaware	4833	13-3884784
Young Broadcasting of Richmond, Inc.	Delaware	4833	51-0356703
Young Broadcasting of San Francisco, Inc.	Delaware	4833	52-2242171
Young Broadcasting of Sioux Falls, Inc.	Delaware	4833	13-3884783
Young Broadcasting Shared Services, Inc.	Delaware	4833	77-0712261

(1)	The address for each of the additional guarantor registrant is c/o Media General, Inc., 333 East Franklin St., Richmond, VA 23219.

The information in this prospectus is not complete and may be changed. We may not sell these securities or consummate the exchange offer until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell or exchange these securities and it is not soliciting an offer to acquire or exchange these securities in any jurisdiction where the offer, sale or exchange is not permitted.

SUBJECT TO COMPLETION, DATED, NOVEMBER 5, 2015

PROSPECTUS

LIN TELEVISION CORPORATION

(as Issuer)

MEDIA GENERAL, INC.

(as Parent Guarantor)

Exchange Offer for

$400,000,000 5.875% Senior Notes due 2022

The Exchange Offer:

●

The Issuer is offering to exchange up to $400,000,000 of new 5.875% Senior Notes due 2022, registered under the Securities Act of 1933, as amended (the “Securities Act”), which we refer to as the exchange notes, for up to $400,000,000 of the Issuer’s outstanding 5.875% Senior Notes due 2022, which we refer to as the original notes.

●	The exchange offer will expire at 11:59 p.m., New York City time on , 2015, unless it is extended.

●	You may withdraw tenders of original notes at any time prior to the expiration date of the exchange offer.

●	The Issuer will not receive any cash proceeds from the exchange offer.

The Exchange Notes:

●	The Issuer is offering the exchange notes to satisfy certain obligations under the registration rights agreement entered into in connection with the private offering of the original notes.

●	The exchange notes will represent that same debt as the original notes and the exchange notes will be issued under the same indenture as the original notes.

●

The exchange notes are substantially identical to the original notes, except that the exchange notes have been registered under the Securities Act, are not subject to transfer restrictions and are not entitled to certain registration rights applicable to the original notes.

●	There is no established trading market for the original notes or the exchange notes offered hereby.

●	The Issuer does not intend to list the exchange notes on any securities exchange or seek approval for quotation through any automated trading system.

You should consider carefully the “Risk Factors” beginning on page 10 of this prospectus before participating in the exchange offer.

Neither the Securities and Exchange Commission, nor any state securities commission, has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it shall deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer shall not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Issuer has agreed that, for a period ending on the earlier of (i) 180 days from the date on which this registration statement is declared effective, and (ii) the date on which broker-dealer are no longer required to deliver a after the expiration date of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

The date of this prospectus           , 2015

You should rely only on the information contained in this document and any document to which we have referred you. See “Where You Can Find Other Information.” We have not authorized anyone to provide you with any additional or different information. You should assume the information appearing in this prospectus and the documents incorporated by reference herein are accurate only as of their respective dates. Our business, financial condition and results of operations, and prospectus may have changed since those dates.

TABLE OF CONTENTS

Page

SUMMARY	1
RISK FACTORS	10
RATIO OF EARNINGS TO FIXED CHARGES	19
USE OF PROCEEDS	20
THE EXCHANGE OFFER	21
DESCRIPTION OF THE EXCHANGE NOTES	30
BOOK ENTRY; DELIVERY AND FORM	76
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS	79
PLAN OF DISTRIBUTION	80
LEGAL MATTERS	81
EXPERTS	81
WHERE YOU CAN FIND MORE INFORMATION	81
INCORPORATION BY REFERENCE	82

ABOUT THIS PROSPECTUS

In this prospectus, unless otherwise specified or the context otherwise requires, the “Issuer” refers to Media General Financing Sub, Inc., for all dates prior to consummation of the Escrow Merger (as defined in the section entitled “Description of the Exchange Notes”), and LIN Television Corporation, for all dates as of and following consummation of the Escrow Merger. The Issuer is a direct, wholly-owned subsidiary of Media General, Inc., which we refer to in this prospectus as “Media General” or the “Parent.” The terms “we,” “us,” and “our” refer to Media General and all of its subsidiaries, unless otherwise indicated or the context otherwise requires. “Original notes” refers to the $400,000,000 aggregate principal amount of the Issuer’s 5.875% Senior Notes due 2022. “Exchange notes” refers to the Issuer’s 5.875% Senior Notes due 2022, offered pursuant to this prospectus. The original notes and the exchange notes are sometimes referred to collectively as the “notes.”

Any statements in this prospectus concerning the provisions of any document are not complete. Such references are made to the copy of that document filed or incorporated or deemed to be incorporated by reference as an exhibit to the registration statement of which this prospectus is a part or otherwise filed with the Securities and Exchange Commission (the “SEC”). Each statement concerning the provisions of any document is qualified in its entirety by reference to the document so filed.

No information in this prospectus constitutes legal, business or tax advice and you should not consider it as such. You should consult your own attorney, business advisor and tax advisor for legal, business and tax advice regarding the exchange offer. You should read this prospectus together with the information described below under the headings “Where You Can Find More Information” and “Incorporation by Reference.” This information is available to you without charge upon written or oral request.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference in this prospectus contain “forward-looking” statements, as that term is defined by the federal securities laws. Forward-looking statements include, among others, statements related to our liquidity and capital resources, future financial results, pending transactions and contractual obligations, critical accounting estimates and assumptions, the impact of technological advances including consumer acceptance of mobile television and expectations regarding the effects of retransmission fees, network affiliate fees, pension and postretirement plans, capital spending, general advertising levels and political advertising levels, and the effects of changes to FCC regulations and FCC approval of license applications. These statements involve known and unknown risks, uncertainties and other factors, including the factors described under “Risk Factors” in this prospectus and our Annual Report on Form 10-K for the year ended December 31, 2014 incorporated into this prospectus by reference.

i

Forward-looking statements, including those which use words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “plan,” “may” and similar words, including “outlook”, are made as of the date of this prospectus and are subject to risks and uncertainties that could potentially cause actual results to differ materially from those results expressed in or implied by such statements. You should understand that it is not possible to foresee or identify all risk factors. Consequently, any such list should not be considered a complete statement of all potential risks or uncertainties.

Various important factors could cause actual results to differ materially from our forward looking statements, estimates or projections including, without limitation:

●	our substantial indebtedness, which could impair our financial condition and ability to fulfill our debt obligations under the notes,

●	our ability to incur additional indebtedness in the future,

●	our or the Issuer’s ability to comply with applicable debt covenants,

●	our need to generate cash to service indebtedness, which may not be readily available to us,

●	the impact of various business combinations and integration efforts, including that we may not achieve all of the synergies and costs savings we expect from our acquisitions,

●	volatility in advertising revenue,

●	the impact of financial and economic conditions on our industry and business,

●	our potential inability to secure or maintain carriage of our television stations’ signals over cable, telecommunications video and/or direct broadcast satellite systems,

●	the extensive regulation of the television industry and our need to retain or renew a variety of government approvals,

●	possible mechanisms for spectrum reallocation being considered by the FCC that could affect the spectrum for our stations and adversely impact our ability to compete,

●	possible changes in FCC ownership rules that may limit our ability to continue providing services to stations under sharing arrangements,

●	our dependence in part on the success of programming aired by our television stations, which depends in part on factors beyond our control,

●	our underfunded pension and postretirement benefit plans, and potential increases in our postretirement obligations resulting from a declining stock market and lower interest rates,

●	limitations on our ability to use net operating loss carryforwards to offset future taxable income,

●	the possible impairment of our intangible assets, which depends on our future operating results and the value of our stock,

●	cybersecurity risks which could affect our operating effectiveness,

ii

●	the competitive nature of our business,

●	possible disruptions in our business due to natural disasters, terrorism or similar events, and

●	risks relating to the notes and unsecured debt securities generally.

You should not place undue reliance on our forward-looking statements. Although forward-looking statements reflect our good faith beliefs at the time made, reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause our actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise.

This list of factors is illustrative, but by no means exhaustive. Accordingly, all forward-looking statements should be evaluated with the understanding of their inherent uncertainty. You are advised to consult any further disclosures we make on related subjects in the reports we file with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

iii

SUMMARY

This summary highlights certain information contained in or incorporated by reference into this prospectus. This summary does not contain all of the information that may be important to you, and it is qualified in its entirety by the more detailed information , as well as the information incorporated by reference. You should read the entire prospectus carefully before participating in the exchange offer, including the information incorporated by reference in this prospectus, including the information set forth and incorporated by reference into the section entitled “Risk Factors” and the financial information and financial statements and related notes contained elsewhere in and incorporated by reference into this prospectus.

Overview

Media General is one of the U.S.’s largest cross-screen multimedia companies, providing top-rated news, information and entertainment in attractive markets across the U.S. We own, operate or service 71 network-affiliated broadcast television stations, and their associated digital media and mobile platforms, in 48 markets. Our stations reach approximately 23% of U.S. TV households, and we reach approximately 46% of the U.S. internet audience. Our primary network affiliations include CBS (22), NBC (14), ABC (12), Fox (8), CW (8) and MyNetwork TV (7) and we also operate a total of 17 digital channels with Fox, CW and MyNetwork TV. Fifty-one of the 71 stations are located in the top 100 designated market areas as grouped by Nielsen (“DMAs”), while 27 of the 71 stations are located in the top 50 markets.

We operate high quality television stations and rank #1 or #2 in revenue share in 38, or 79%, of our 48 markets. We also have one of the largest and most diverse digital media businesses in the U.S. television broadcasting industry, with a growing portfolio that includes LIN Digital, LIN Mobile, Federated Media, HYFN, Dedicated Media and BiteSizeTV. With unmatched local-to-national reach and integrated marketing solutions, Media General can be a one-stop-shop for agencies and brands that want to effectively and efficiently reach their target audiences across all screens. Media General first entered the local television business in 1955 when we launched WFLA in Tampa, Florida as an NBC affiliate.

Transformation of Media General

Media General entered 2013 as a newly minted pure-play broadcaster, following a rapid transformation of the company, which included the sale of its newspapers and the sale or exit of certain advertising services businesses and a broadcast equipment company. On November 12, 2013, Media General and New Young Broadcasting Holding Co., Inc. (“Young”) were combined in an all-stock, tax-free merger transaction (the “Young Merger”) uniting Media General’s 18 stations and Young’s 13 stations into a 31-station group following completion of the Young Merger.

On December 19, 2014, we completed our merger with LIN Media LLC (“LIN”) in a cash-stock transaction (the “LIN Merger”) for total consideration of $2.5 billion pursuant to the Agreement and Plan of Merger executed on March 21, 2014, as amended on August 20, 2014 following the announcement of the WISH-TV affiliation change, one of LIN’s television stations in Indianapolis, IN (the “Affiliation Change”). Concurrently with the transaction, we also completed divestitures of certain Media General and LIN television stations in five markets to comply with the ownership limits of the Federal Communications Commission (the “FCC”) and acquisitions of four stations from Sinclair Broadcast Group, Inc. (“Sinclair”) (collectively, the “Related Transactions”). The completion of the LIN Merger, after taking into account the Related Transactions, created the second largest pure-play television broadcasting company in the United States based on 2013/2014 average Adjusted EBITDA, the fourth largest television broadcasting company based on number of stations and the fourth largest television broadcasting company based on percentage of U.S. TV households reach. In addition, the combined digital business has become one of the largest and most diversified in the television broadcasting industry.

Recent Developments

Proposed Merger with Meredith Corporation

On September 7, 2015, Media General, Montage New Holdco, Inc., a Virginia corporation and a direct, wholly owned subsidiary of Media General (“New Holdco”), Montage Merger Sub 1, Inc., a Virginia corporation and a direct, wholly owned subsidiary of New Holdco (“Merger Sub 1”), Montage Merger Sub 2, Inc., an Iowa corporation and a direct, wholly owned subsidiary of New Holdco (“Merger Sub 2”), and Meredith Corporation, an Iowa corporation (“Meredith”), entered into an Agreement and Plan of Merger (the “Meredith Merger Agreement”), under which Media General will acquire all of the outstanding common stock of Meredith in a cash and stock transaction. Pursuant to the Meredith Merger Agreement, Merger Sub 1 will, upon the terms and subject to the conditions thereof, merge with and into Media General, with Media General surviving as a wholly owned subsidiary of New Holdco, and immediately thereafter, Merger Sub 2 will merge with and into Meredith, with Meredith surviving the Meredith Merger as a wholly owned subsidiary of New Holdco (collectively, the “Meredith Mergers”).

The consummation of the Meredith Mergers is subject to the satisfaction or waiver of certain customary conditions, including, among others: (i) the receipt of approval from the Federal Communications Commission and the expiration or early termination of the waiting period applicable to the Meredith Mergers under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (ii) the absence of certain legal impediments to the consummation of the Meredith Mergers, (iii) the adoption of the Meredith Merger Agreement by the shareholders of Meredith, (iv) the approval by the shareholders of Media General of certain actions in connection with the Meredith Mergers, (v) the effectiveness of a registration statement on Form S-4 registering the New Holdco voting common stock to be issued in connection with the Meredith Mergers, (vi) the listing of the New Holdco voting common stock to be issued in the Meredith Mergers on the New York Stock Exchange and (vii) the receipt of certain customary third-party consents. The Meredith Mergers are expected to close by June 30, 2016.

Financings Relating to Proposed Merger with Meredith Corporation

On September 7, 2015, Media General entered into a commitment letter with Royal Bank of Canada, JPMorgan Chase Bank, N.A. and certain of their respective affiliates for a commitment with respect to the financing required by Media General to consummate the Meredith Mergers (the “Commitment Letter”). Pursuant to the Commitment Letter, RBC Capital Markets and J.P. Morgan Securities LLC will act as joint lead arrangers for the debt financing. The Commitment Letter contains conditions to funding of the debt financing customary for commitments of this type, including satisfaction of the conditions to the merger agreement governing the Meredith Mergers, the absence of a Material Adverse Effect on Meredith (as defined in the Commitment Letter in a manner consistent with the Meredith Merger Agreement), solvency of the borrower and its subsidiaries, taken as a whole, after giving effect to the transactions contemplated by the Meredith Merger Agreement, delivery of customary financial information, accuracy of certain fundamental representations and warranties and other customary conditions. The Commitment Letter provides for credit facilities in an aggregate principal amount of up to $2,800,000,000, consisting of a combination of one or more of the following: (i) a senior secured term B loan facility incurred as an incremental term B facility under Media General’s existing senior secured bank credit facility (“Senior Secured Credit Facilities”) and (ii) a senior unsecured bridge facility (“Bridge Facility”). Each of the facilities will bear interest at LIBOR plus an applicable margin. The term B loan facility will be secured by liens on substantially all of Media General’s assets and will be guaranteed by Media General, its new parent company and its wholly owned domestic subsidiaries. Various economic terms of the debt financing are subject to change in the process of syndication, and also the closing of the debt financing is subject to early escrow under certain circumstances. In lieu of the committed Bridge Facility, Media General may seek to issue new senior unsecured notes at or prior to the time of the closing of the Meredith Mergers in an amount that, in combination with the incremental term B facility and cash on hand, would be sufficient to consummate the Meredith Mergers. RBC Capital Markets will also use commercially reasonable efforts to arrange a $200,000,000 incremental revolving credit commitment in respect of Media General’s existing senior secured revolving credit facility. On October 8, 2015, the debt commitment was amended and restated to join the following financial institutions with Royal Bank of Canada and JPMorgan Chase Bank, N.A. as commitment parties in connection with the financing for the transaction: The Bank of Tokyo Mitsushishi UJF, Ltd; Capital One, N.A.; Citizens Bank, N.A.; SunTrust Bank; SunTrust Robinson Humphrey, Inc; and Fifth Third Bank. In connection with the Meredith Mergers, it is currently expected that substantially all of Meredith’s outstanding third party indebtedness will be repaid or satisfied at or prior to the closing date, and the $290 million aggregate principal amount of LIN Television’s 6.375% Senior Notes due 2021 (the “2021 Notes”) will also be repaid.

For a further description of the proposed merger with Meredith, see our Form 8-K filed September 11, 2015 which is incorporated herein by reference.

Unsolicited proposal from Nexstar

On September 28, 2015, Media General received an unsolicited proposal from Nexstar Broadcasting Group, Inc. to acquire all of the outstanding common stock of Parent at $14.50 per share in cash and stock, including $10.50 per share in cash and a fixed ratio of 0.0898 Nexstar shares per Parent share.

Impairment in Third Quarter of 2015

In its third quarter results, Media General, Inc. expects to report a $53 million goodwill impairment charge related to one of its digital reporting units.

Corporate Information

The Issuer is a Delaware corporation and wholly owned subsidiary of Media General, Inc. Our principal executive offices are located at 333 East Franklin St., Richmond, Virginia 23219 and our telephone number at that address is (804) 887-5000.

The Exchange Offer

The following is a brief summary of terms of the exchange offer covered by this prospectus and is not intended to be complete. For a more complete description of the exchange offer, see “The Exchange Offer”.

On November 5, 2014, the Issuer issued $400,000,000 in aggregate principal amount of 5.875% Senior Notes due 2022, which we refer to as the original notes, to the initial purchasers in a private offering in reliance on exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. We entered into a registration rights agreement with RBC Capital Markets, LLC, as representative of the initial purchasers, in which we agreed, among other things, to file the registration statement of which this prospectus forms a part and to complete an exchange offer for the original notes. The following is a summary of the exchange offer.

Exchange Notes

$400,000,000 aggregate principal amount of 5.875% Senior Notes due 2022, registered under the Securities Act, which we refer to as the “exchange notes”. We refer to the exchange notes and the original notes collectively as the “notes.”

The terms of the exchange notes are substantially identical to the terms of the original notes, except that the transfer restrictions, registration rights and provisions for additional interest relating to the original notes do not apply to the exchange notes.

The Exchange Offer

The Issuer is offering exchange notes in exchange for a like principal amount of our original notes. You may tender your original notes for exchange notes by following the procedures described under the heading “The Exchange Offer.”

Expiration Date; Withdrawal

The exchange offer will expire at 11:59 p.m., New York City time, on           , 2015 unless it is extended. You may withdraw any original notes that you tender for exchange at any time prior to the expiration of this exchange offer. See “The Exchange Offer—Terms of the Exchange Offer” for a more complete description of the tender and withdrawal period.

Conditions to the Exchange Offer	The exchange offer is not subject to any conditions, other than that the exchange offer does not violate any applicable law or any interpretations of the staff of the SEC.

The exchange offer is not conditioned upon any minimum aggregate principal amount of original notes being tendered in the exchange.

Procedures for Tendering Original Notes	If you wish to participate in the exchange offer, you must complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, in accordance with the instructions contained in this prospectus and in the letter of transmittal. You should then mail or otherwise deliver the letter of transmittal, or facsimile, together with the original notes to be exchanged and any other required documentation, to the exchange agent at the address set forth in this prospectus and in the letter of transmittal.

By executing the letter of transmittal, you will represent to the Issuer that, among other things:

● you or the person or entity receiving the exchange notes is acquiring them in the ordinary course of business;

	●	you have no arrangement or understanding with any person to participate in the distribution of the exchange notes;

	●	you are not an “affiliate” of the Issuer as defined in Rule 405 of the Securities Act;

	●	if you are not a broker-dealer, you are not engaged in and do not intend to engage in, a distribution of the exchange notes within the meaning of the federal securities laws; and

	●	if you are a broker-dealer, you will receive the exchange notes for your own account in exchange for original notes acquired as the result of market making activities or other trading activities and that you will deliver a prospectus in connection with any resale of the exchange notes. See “Plan of Distribution”; and

	●	you are not acting on behalf of any person or entity that could not truthfully make these statements.

Alternatively, you may tender your original notes by following the procedures for book-entry delivery or by complying with the guaranteed delivery procedures each described in this prospectus. See “The Exchange Offer—Procedures for Tendering Original Notes.”

Withdrawal Rights

Tenders of original notes may be withdrawn at any time prior to 11:59 p.m., New York City time, on the expiration date by complying with the withdrawal procedures described in this prospectus. See “The Exchange Offer—Withdrawal Rights.”

Broker-Dealer

Each broker-dealer that receives exchange notes for its own account in exchange for original notes, where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it shall deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

Material United States Federal Income Tax Considerations

An exchange of original notes for exchange notes pursuant to the Exchange Offer will not be a taxable transaction for United States federal income tax purposes. See “Material United States Federal Income Tax Considerations” for more information regarding the United States federal income tax consequences to you of exchanging original notes pursuant to the exchange offer.

Use of Proceeds	We will not receive any proceeds from the issuance of the exchange notes in the exchange offer.

Consequences of Failure to Tender Your Original Notes

Original notes not exchanged in the exchange offer will continue to be subject to the restrictions on transfer that are described in the legend on the original notes. In general, you may offer or sell your original notes only if they are registered under, or offered or sold under an exemption from, the Securities Act and applicable state securities laws.

Acceptance of Original Notes and Delivery of Exchange Notes

Subject to the satisfaction or waiver of the conditions to the exchange offer, we will accept for exchange any and all original notes properly tendered prior to the expiration of the exchange notes offer. We will complete the exchange offer and issue the exchange notes promptly after the expiration of the exchange offer.

Exchange Agent

The Bank of New York Mellon, is serving as exchange agent in connection with the exchange offer. The address and telephone number of the exchange agent are set forth under the heading “The Exchange Offer—The Exchange Agent.”

Terms of the Exchange Notes

The summary below describes the principal terms of the exchange notes and is not intended to be complete. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Exchange Notes” section of this prospectus contains a more detailed description of the terms and conditions of the exchange notes.

Issuer	LIN Television Corporation.

Notes Offered	$400,000,000 in aggregate principal amount of 5.875% Senior Notes due 2022.

Maturity Date	The exchange notes will mature on November 15, 2022.

Interest	Interest on the exchange notes will be payable in cash semi-annually, in arrears, at an annual interest rate of 5.875% on May 15 and November 15 of each year, beginning on May 15, 2015.

Guarantees

The exchange notes will be fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by Parent and all of the Issuer’s existing and future wholly-owned domestic subsidiaries that guarantee our senior secured credit facilities, which consist of our revolving credit facility and our term loan credit facility (the “Senior Secured Credit Facilities”). See “Description of the Exchange Notes—Guarantees.”

Ranking	The exchange notes and the guarantees will be the Issuer’s and the guarantors’ senior unsecured obligations and will:

● rank equally in right of payment with all of the Issuer’s and the guarantors’ existing and future senior indebtedness, including the Issuer’s 6.375% Senior Notes due 2021 (the “2021 Notes”);

● rank senior in right of payment to all of the Issuer’s and the guarantors’ existing and future subordinated indebtedness and other obligations that expressly provide for their subordination to the exchange notes and the guarantees;

● be effectively subordinated to all of the Issuer’s and the guarantors’ existing and future secured indebtedness, including debt under the Senior Secured Credit Facilities, to the extent of the value of the collateral securing such indebtedness; and

● be structurally subordinated to the existing and future liabilities (including trade payables) of each of our subsidiaries that do not guarantee the exchange notes.

As of June 30, 2015, the Issuer and the guarantors had approximately $2.3 billion of indebtedness, of which approximately $1.6 billion was outstanding under the Senior Secured Credit Facilities. As of June 30, 2015, our non-guarantor subsidiaries had in the aggregate approximately $30.0 million of indebtedness. As of June 30, 2015, our non-guarantor subsidiaries held approximately 5.2% of our consolidated assets, and generated approximately 5.0% of our consolidated revenues for the six-months ended June 30, 2015.

Optional Redemption

On or after November 15, 2017, the Issuer may redeem some or all of the exchange notes at a premium that will decrease over time as set forth in this prospectus, plus accrued and unpaid interest to the date of redemption. On or prior to November 15, 2017, the Issuer may redeem exchange notes at the premium set forth in this prospectus, plus accrued and unpaid interest, if any, to the date of redemption with the proceeds of certain equity offerings as long as at least $200 million in aggregate principal amount of notes remains outstanding after the redemption. In addition, the Issuer may redeem some or all of the exchange notes at any time prior to November 15, 2017, by paying a “make whole” premium, plus accrued and unpaid interest, if any, to the date of redemption. See “Description of the Exchange Notes—Optional Redemption.”

Change of Control Offer

If a change of control occurs, the holders of the exchange notes will have the right to require the Issuer to purchase their exchange notes at a price in cash equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase. See the sections entitled “Description of the Exchange Notes—Change of Control” and “Risk Factors—Risks Related to our Indebtedness and the Exchange Notes—The Issuer may not be able to repurchase the exchange notes upon a change of control.”

Asset Sale Offer

Upon certain asset sales, the Issuer may be required to offer to use the net proceeds of the asset sale to purchase some of the exchange notes at 100% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase. See the section entitled “Description of the Exchange Notes—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock.”

Certain Covenants	The indenture contains certain covenants that, among other things, limit the Issuer’s and each of its restricted subsidiaries’ ability to:

	●	incur additional debt and issue disqualified stock;

	●	pay dividends or make other restricted payments;

	●	prepay, redeem or repurchase capital stock or subordinated debt;

	●	transfer or sell assets;

	●	make investments;

	●	enter into transactions with affiliates;

	●	create or incur liens; and

	●	merge or consolidate with any other person.

These covenants are subject to a number of important exceptions and qualifications. See “Description of the Exchange Notes—Certain Covenants.” Many of the covenants in the indenture will be suspended if the exchange notes are rated investment grade by both Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investor Services, Inc. (“Moody’s”) and no default or event of default has occurred and is continuing.

No Public Trading

The exchange notes will be new securities for which there is currently no market. We cannot provide any assurances as to the liquidity of markets that may develop for the exchange notes, your ability to sell the exchange notes or the price at which you would be able to sell the exchange notes. See “Risk Factors—Risks Related to the Exchange Notes—There is no public market for the exchange notes and an active trading market may not develop for the exchange notes.”

Risk Factors	See “Risk Factors” and the other information contained or incorporated by reference into this prospectus for a discussion of factors you should carefully consider before deciding to participate in this exchange offer.

RISK FACTORS

An investment in the exchange notes involves a significant degree of risk. You should carefully consider the following risk factors, together with all of the other information included or incorporated by reference in this prospectus, before you decide whether to participate in the exchange offer. The risks and uncertainties described below and in such incorporated documents are not the only risks and uncertainties that we face. Additional risks and uncertainties not currently known to us or that we currently deem immaterial also may impair our financial condition and business operations. If any of the following risks actually occurs, our business’s financial condition and operating results would suffer. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in those forward-looking statements. See “Cautionary Note Regarding Forward-Looking Information.”

Risks Related to the Exchange Offer

You must comply with the exchange offer procedures in order to receive new, freely tradable exchange notes.

The Issuer will not accept your original notes for exchange if you do not follow the exchange offer procedures. The Issuer will issue exchange notes as part of this exchange offer only after timely receipt of your original notes, a properly completed and duly executed letter of transmittal and all other required documents or if you comply with the guaranteed delivery procedures for tendering your original notes. Therefore, if you want to tender your original notes, please allow sufficient time to ensure timely delivery. If the Issuer does not receive your original notes, letter of transmittal, and all other required documents by the expiration date of the exchange offer, or you do not otherwise comply with the guaranteed delivery procedures for tendering your original notes, the Issuer will not accept your original notes for exchange. Neither the Issuer nor the exchange agent is required to notify you of defects or irregularities with respect to the tenders of original notes for exchange. If there are defects or irregularities with respect to your tender of original notes, the Issuer will not accept your original notes for exchange unless it decides in its sole discretion to waive such defects or irregularities.

You may have difficulty selling the original notes that you do not exchange.

If you do not exchange your original notes for exchange notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your original notes described in the legend on your original notes. The restrictions on transfer of your original notes arise because the Issuer issued the original notes under exemptions from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the original notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. Except as required by the registration rights agreement, the Issuer and the guarantors do not intend to register the original notes under the Securities Act. The tender of original notes under the exchange offer will reduce the principal amount of the currently outstanding original notes. Due to the corresponding reduction in liquidity, this may have an adverse effect upon, and increase the volatility of, the market price of any original notes that you continue to hold following completion of the exchange offer. Additionally, if a large number of original notes are exchanged for exchange notes issued in the exchange offer, it may be more difficult for you to sell your unexchanged original notes because there will be fewer original notes outstanding. See “The Exchange Offer—Consequences of Failure to Exchange Original Notes.”

Risks Relating to our Indebtedness and the Notes

Our substantial indebtedness could impair our financial condition and our ability to fulfill our debt obligations under the notes.

As of June 30, 2015, we had approximately $2.3 billion of indebtedness, of which approximately $1.6 billion was outstanding under the Senior Secured Credit Facilities. This indebtedness, as well as the indebtedness expected to be incurred in connection with the Meredith Mergers (as described in “Summary—Financings Relating to Proposed Merger with Meredith Corporation”) could have important consequences to the holders of the notes, including the following:

●

making it more difficult for us to satisfy our obligations with respect to the notes and our other indebtedness, which could in turn result in an event of default on our indebtedness and which in some cases could allow some or all of Media General’s indebtedness to be accelerated and the applicable lenders to foreclose on any or all of the collateral securing such indebtedness;

●	impairing our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions and other general corporate purposes;

●

requiring a substantial portion of our cash flows be dedicated to make debt service payments instead of other purposes, thereby reducing the amount of cash flows available for working capital, capital expenditures, acquisitions and other general corporate purposes;

●	exposing us to the risk of increased interest rates as certain of our borrowings, including borrowings under the Senior Secured Credit Facilities, are at variable rates of interest;

●	diminishing our ability to withstand a downturn in our business, the industry in which we operate or the economy generally;

●	limiting flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

●	placing us at a competitive disadvantage compared to certain competitors that may have lower debt leverage.

Despite our level of indebtedness, we may still be able to incur substantial additional indebtedness in the future, which could increase the risks described above.

We may be able to incur substantial additional indebtedness in the future. The terms of the credit agreement governing the Senior Secured Credit Facilities and the indentures governing the notes and the 2021 Notes limit, but do not prohibit, Parent (in the case of the Senior Secured Credit Facilities) and the Issuer and their subsidiaries from incurring additional indebtedness. In addition, as of June 30, 2015, on a combined basis, our revolving credit facility would have provided for unused commitments of $147 million (after giving effect to $3 million of outstanding letters of credit). All of the borrowings under the Senior Secured Credit Facilities constitute secured indebtedness. If any additional indebtedness is secured by our assets or the assets of the guarantors, the indebtedness evidenced by the notes would be effectively subordinated to such secured indebtedness to the extent of the value of the collateral securing such indebtedness. If Parent, the Issuer or any of its subsidiaries incur any additional indebtedness that ranks equally in terms of payment priority with the notes and the guarantees thereof, the holders of that indebtedness will be entitled to share ratably with the holders of the notes and the guarantees thereof in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of Parent, the Issuer or any of its subsidiaries. This may have the effect of reducing the amount of proceeds paid to you in the event Parent, the Issuer or any of its subsidiaries are subject to any insolvency, bankruptcy or similar event. If new indebtedness is added to the debt levels of Parent, the Issuer or any of its subsidiaries, the related risks that we now face could increase.

Covenants in our debt agreements restrict our or the Issuer’s business in many ways.

 The indentures governing the notes and the 2021 Notes contain, the credit agreement governing the Senior Secured Credit Facilities (the "Credit Agreement") contains, and the indebtedness expected to be incurred in connection with the Meredith Mergers will contain, restrictive covenants that limit the ability of Parent (in the case of the Senior Secured Credit Facilities) and the Issuer and their subsidiaries to engage in activities that may be in our long-term best interest, including restrictions on our ability to, among other things:

●	incur or assume liens or additional debt or guarantee debt or other obligations;

●	issue certain preferred stock or similar equity securities;

●	pay dividends or distributions or redeem or repurchase capital stock;

●	prepay, redeem or repurchase debt;

●	make loans, investments and capital expenditures;

●	enter into agreements that restrict distributions from subsidiaries;

●	sell assets and capital stock;

●	enter into transactions with affiliates; and

●	consolidate or merge with or sell substantially all of our assets or the Issuer’s to another person.

A breach of any of the covenants or restrictions under the indentures governing the notes or the 2021 Notes, or the credit agreement governing the Senior Secured Credit Facilities, could result in a default under the applicable indebtedness and could cross default to other indebtedness. Such a default may allow the creditors to accelerate the related debt and may result in the acceleration of any other debt to which a cross-acceleration or cross-default provision applies. Upon the occurrence of an event of default under the credit agreement governing the Senior Secured Credit Facilities, the lenders could elect to declare all amounts outstanding under the Senior Secured Credit Facilities to be immediately due and payable and terminate all commitments to extend further credit under those facilities. If we were unable to repay the amounts due and payable under the Senior Secured Credit Facilities, the lenders thereunder could proceed against the collateral granted to them to secure that indebtedness. We have pledged a significant portion of our assets as collateral under the Senior Secured Credit Facilities. If the lenders under the Senior Secured Credit Facilities or note holders under indentures accelerate the repayment of our borrowings, we may not have sufficient liquidity to repay our indebtedness and could be forced into bankruptcy or liquidation.

As a result of these restrictions, we or the Issuer may be:

●	limited in conducting business;

●	unable to raise additional debt or equity financing to operate during general economic or business downturns;

●	unable to compete effectively or to take advantage of new business opportunities.

These restrictions may affect our ability to grow in accordance with our strategy. In addition, our financial results, substantial indebtedness and credit ratings could materially adversely affect the availability and terms of our financing.

We require a significant amount of cash to service our indebtedness. This cash may not be readily available to us.

Our ability to make payments on, or repay or refinance, our indebtedness, including the ability of the Issuer to service its obligations under the notes, and fund our ongoing operations and planned capital expenditures depends largely upon the financial condition and operating performance of the Issuer and its subsidiaries. The Issuer’s and its subsidiaries’ future performance, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. We cannot be certain that sufficient cash flow from operations will be generated or that future sources of capital will be available in amounts sufficient to enable us to pay the principal, premium, if any, and interest on our indebtedness, including the ability of the Issuer to make payments on the notes, or to fund our other liquidity needs.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we could face substantial liquidity problems and could be forced to reduce or delay investments and capital expenditures or to dispose of material assets or operations, seek additional debt or equity capital or restructure or refinance our indebtedness, including the notes. We may not be able to effect any such alternative measures, if necessary, on commercially reasonable terms or at all and, even if successful, those alternative actions may not allow us to meet our scheduled debt service obligations. Our ability to restructure or refinance our indebtedness will depend on the condition of the capital markets and our financial condition at that time. Any refinancing of our indebtedness could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. The credit agreement governing the Senior Secured Credit Facilities, the indenture governing the Issuer’s 2021 Notes and the indenture governing the notes restrict, the ability of Parent (in the case of the Senior Secured Credit Facilities) and the Issuer and its subsidiaries to dispose of assets and use the proceeds from those dispositions and may also restrict the ability of Parent and the Issuer and its subsidiaries to raise debt or equity capital to be used to repay other indebtedness when it becomes due. We may not be able to consummate those dispositions or to obtain proceeds in an amount sufficient to meet any debt service obligations then due. Our inability to generate sufficient cash flows to satisfy our debt obligations, or to refinance our indebtedness on commercially reasonable terms or at all, would materially adversely affect our financial position and results of operations and may restrict our current and future operations as well as the Issuer’s ability to satisfy its obligations under the notes.

We conduct substantially all of our operations through subsidiaries of the Issuer. Accordingly, repayment of indebtedness of Parent and the Issuer, including the notes, is dependent on the generation of cash flow by the Issuer’s subsidiaries and their ability to make such cash available to us, by dividend, debt repayment or otherwise. Unless they are guarantors of the notes or our other indebtedness, they do not have any obligation to pay amounts due on the notes or our other indebtedness or to make funds available for that purpose. The subsidiaries of the Issuer may not be able to, or may not be permitted to, make distributions or other payments to enable Parent (in the case of the Senior Secured Credit Facility) and the Issuer to make payments in respect of our indebtedness, including the notes. Each subsidiary is a distinct legal entity, and under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from them. While the Credit Agreement, the indenture governing the Issuer’s 2021 Notes and the indenture governing the notes limit the ability of the subsidiaries of the Issuer (and Parent in the case of the Senior Secured Credit Facilities) to incur consensual restrictions on their ability to pay dividends or make other intercompany payments to us, these limitations are subject to qualifications and exceptions. In the event that we do not receive distributions or payments from the subsidiaries, we may be unable to make required principal and interest payments on our indebtedness, including the ability of the Issuer to make payments on the notes.

If we cannot make scheduled payments on our debt, we will be in default and holders of the notes and the Issuer’s 2021 Notes could declare all outstanding principal and interest to be due and payable, the lenders under the Senior Secured Credit Facilities could terminate their commitments to loan money and declare all outstanding principal, interest and other amounts owing to be due and payable, require that certain obligations be cash collateralized and foreclose against the assets securing their borrowings and we could be forced into bankruptcy or liquidation. All of these events could result in your losing your investment in the notes.

The Issuer may be unable to repay or repurchase the notes at maturity.

At maturity, the entire outstanding principal amount of the notes, together with any accrued and unpaid interest, will become due and payable. The Issuer may not have the funds to fulfill these obligations or the ability to renegotiate these obligations. If upon the maturity date other arrangements prohibit the Issuer from repaying the notes, it could try to obtain waivers of such prohibitions from the lenders and holders under those arrangements, or it could attempt to refinance the borrowings that contain the restrictions. In such circumstances, if the Issuer was not able to obtain such waivers or refinance these borrowings, it would be unable to repay the notes.

The notes and the guarantees will be unsecured and effectively subordinated to the Issuer’s and the guarantors’ indebtedness under the Senior Secured Credit Facilities and any of their other secured indebtedness, to the extent of the value of the collateral securing such indebtedness.

The notes and the guarantees will be general unsecured obligations and as a result will be effectively subordinated to all of the Issuer’s existing and future secured indebtedness and that of each guarantor, including indebtedness under the Senior Secured Credit Facilities to the extent of the value of the assets securing such debt. Additionally, the indenture permits the Issuer and its subsidiaries to incur additional secured indebtedness in the future, subject to the limitations described under “Description of the Exchange Notes—Certain covenants—Limitation on incurrence of additional indebtedness and issuance of capital stock.” In the event that the Issuer or a guarantor is declared bankrupt, becomes insolvent or is liquidated or reorganized, any indebtedness that is secured and therefore effectively senior to the notes and the guarantees will be entitled to be paid in full from our assets or the assets of the guarantor, as applicable, securing such indebtedness before any payment may be made with respect to the notes or the affected guarantees. As a result, the holder of the exchange notes may receive less, ratably, than the holders of secured debt in the event of our or the guarantors’ bankruptcy, insolvency, liquidation or reorganization. Holders of the notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the exchange notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our and the guarantors’ remaining assets.

As of June 30, 2015, the notes and the guarantees were effectively subordinated to approximately $1.6 billion of senior secured indebtedness under the Senior Secured Credit Facilities and $28.4 million of senior secured indebtedness under the Shield Media Term Loan, and we had $147 million of revolving borrowing capacity under our revolving credit facility (after giving effect to $3 million of outstanding letters of credit), subject to compliance with financial covenants in the facility, all of which would have been effectively senior to the notes and the guarantees.

Our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

Borrowings under the Senior Secured Credit Facilities are at variable rates of interest and expose us to interest rate risk. If interest rates were to increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income and cash flows, including cash available for servicing our indebtedness, will correspondingly decrease.

Claims of holders of notes will be structurally subordinate to claims of creditors of the Issuer’s subsidiaries that do not guarantee the notes.

The original notes are, and the exchange notes will be, guaranteed on a senior unsecured basis by Parent and each of the Issuer’s existing and future material wholly owned domestic subsidiaries that guarantee the Senior Secured Credit Facilities. The notes will not be guaranteed by the Issuer’s non-wholly owned subsidiaries, foreign subsidiaries, immaterial subsidiaries and certain future subsidiaries that are designated as “unrestricted” in accordance with the terms of the indenture. These subsidiaries that do not guarantee the notes will have no obligation, contingent or otherwise, to pay amounts due under the notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payment. Accordingly, claims of holders of the notes will be structurally subordinated to the claims of creditors of the Issuer’s non-guarantor subsidiaries, including trade creditors. In the event of the liquidation, dissolution, reorganization, bankruptcy or similar proceeding of the business of one of the Issuer’s subsidiaries that is not a guarantor, creditors of that subsidiary would generally have the right to be paid in full before any distribution is made to the Issuer, a guarantor or the holders of the notes. In any of these events, the Issuer may not have sufficient assets to pay amounts due on the notes with respect to the assets of that subsidiary. As of June 30, 2015, approximately $30.0 million of the Issuer’s consolidated indebtedness was comprised of indebtedness of non-guarantor subsidiaries.

In addition, the indenture governing the notes, subject to some limitations, permits these non-guarantor subsidiaries to incur additional indebtedness and does not contain any limitation on the amount of other liabilities, such as trade payables, that may be incurred by these subsidiaries.

Furthermore, the Issuer’s subsidiaries that provide, or will provide, guarantees of notes will be automatically and unconditionally released from those guarantees upon the occurrence of certain events. If any guarantee is released, no holder of the notes will have a claim as a creditor against that subsidiary, and the indebtedness and other liabilities, including trade payables and preferred stock, if any, whether secured or unsecured, of that subsidiary will be effectively senior to the claim of any holders of the exchange notes. See “Description of the Exchange Notes—Guarantees.”

Federal and state law may allow courts, under specific circumstances, to void the exchange notes and the guarantees, subordinate claims in respect of the exchange notes and the guarantees and/or require holders of the exchange notes to return payments received from the Issuer.

Under the federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, the exchange notes and the guarantees could be voided, or claims in respect of the exchange notes and a guarantee could be subordinated to all of the Issuer’s and a guarantor’s other respective debt, if the issuance of the exchange notes or a guarantee was found to have been made for less than their reasonable equivalent value or fair consideration, and the Issuer, at the time it incurred the indebtedness evidenced by the exchange notes, or a guarantor, at the time it incurred the indebtedness evidenced by the guarantee:

●	was insolvent or rendered insolvent by reason of such indebtedness;

●	was engaged in, or about to engage in, a business or transaction for which its remaining assets constituted unreasonably small capital;

●	was a defendant in an action for money damages, or had a judgment for money damages docketed against it, if in either case, after final judgment, the judgment is unsatisfied; or

●

intended to incur, or believed that it would incur, debts beyond its ability to pay as such debts matured (as all of the foregoing terms are defined in or interpreted under the relevant fraudulent transfer statutes).

A court might also void the issuance of the exchange notes or a guarantee, without regard to the above factors, if the court found that the Issuer issued the exchange notes or the guarantors entered into their respective guarantees with actual intent to hinder, delay or defraud its or their respective creditors.

A court would likely find that the Issuer or a guarantor did not receive reasonably equivalent value or fair consideration for the exchange notes or the guarantees, respectively, if the Issuer or a guarantor did not substantially benefit directly or indirectly from the issuance of the exchange notes. If a court were to void the issuance of the notes or the guarantees, you would no longer have a claim against the Issuer or the guarantors. Sufficient funds to repay the notes may not be available from other sources, including the remaining guarantors, if any. In addition, the court might direct you to repay any amounts that you already received from the Issuer or the guarantors.

In addition, any payment by the Issuer pursuant to the exchange notes made at a time it was found to be insolvent could be voided and required to be returned to the Issuer or to a fund for the benefit of its creditors if such payment is made to an insider within a one-year period prior to a bankruptcy filing or within 90 days for any outside party and such payment would give the creditors more than such creditors would have received in a distribution under Chapter 7 of Title 11 of the United States Code, as amended (the “Bankruptcy Code”).

The measure of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law of the jurisdiction that is being applied in any such proceeding. Generally, however, an entity is considered insolvent if:

●	the sum of its debts, including contingent liabilities, is greater than the fair saleable value of all its assets;

●

the present fair saleable value of its assets is less than the amount that would be required to pay its probable liability on existing debts, including contingent liabilities, as they become absolute and mature; or

●	it cannot pay its debts as they become due.

There can be no assurance, however, as to what standard a court would apply in making such determinations or that a court would agree with our conclusions in this regard.

In addition, although each guarantee contains or will contain a provision intended to limit that guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer, this provision may not be effective to protect those guarantees from being voided under fraudulent transfer laws, or may reduce that guarantor’s obligation to an amount that effectively makes its guarantee of limited value or worthless. There is no way to predict with certainty what standards a court would apply to determine whether a guarantor was solvent at the relevant time. It is possible that a court could view the issuance of guarantees as a fraudulent transfer. To the extent that a guarantee were to be voided as a fraudulent transfer or were to be held unenforceable for any other reason, holders of the exchange notes would cease to have any claim in respect of the guarantor and would be creditors solely of the Issuer and of the guarantors whose guarantees had not been voided or held unenforceable. In this event, the claims of the holders of the exchange notes against the issuer of an invalid guarantee would be subject to the prior payment in full of all other liabilities of the guarantor thereunder. After providing for all prior claims, there may not be sufficient assets to satisfy the claims of the holders of the exchange notes relating to the voided guarantees. Some case law has found that a provision limiting the amount of a guaranty to the amount that would not make the guarantor insolvent is unenforceable and, as a result, the guarantees in that case were found to be fraudulent transfers. We do not know if that case will be followed if there is litigation on this point under the indenture. However, if it is followed, the risk that the guarantees will be found to be fraudulent transfers will be significantly increased.

Finally, the bankruptcy court may subordinate the claims in respect of the exchange notes to the claims of other creditors under the principle of equitable subordination if the court determines that: (i) the holder of the exchange notes engaged in some type of inequitable conduct to the detriment of other creditors; (ii) such inequitable conduct resulted in injury to the Issuer’s other creditors or conferred an unfair advantage upon the holder of the exchange notes; and (iii) equitable subordination is not inconsistent with the provisions of the Bankruptcy Code.

The Issuer may not be able to repurchase the notes upon a change of control.

Upon the occurrence of specific kinds of change of control events, the Issuer will be required to offer to repurchase all outstanding notes, including the exchange notes, at 101% of their principal amount, plus accrued interest to the purchase date. Additionally, under the Senior Secured Credit Facilities, a change of control (as defined therein) constitutes an event of default that permits the lenders to terminate their commitments to loan money, declare all outstanding principal, interest and other amounts owning to be due and payable, require that certain obligations be cash collateralized and foreclose against the assets securing their borrowings, and we could be forced into bankruptcy or liquidation. Also, the Issuer’s 2021 Notes have substantially identical change of control provisions to the notes, which would also require the Issuer to make an offer to repurchase such debt securities at 101% of their principal amount upon a change of control. The source of funds for any repurchase of the notes, including the exchange notes, and the Issuer’s 2021 Notes and repayment of borrowings under the Senior Secured Credit Facilities will be available cash or cash generated from Parent (in the case of the Senior Secured Credit Facility) and the operations of the Issuer and its subsidiaries or other sources, including borrowings, sales of assets or sales of equity. The Issuer may not be able to repurchase the notes upon a change of control because it may not have sufficient financial resources to purchase all of the debt securities that are tendered upon a change of control and repay its other indebtedness that will become due. If the Issuer fails in such circumstances to repurchase the notes, it will be in default under the indenture. It may require additional financing from third parties to fund any such purchases, and it may be unable to obtain financing on satisfactory terms or at all. Further, the Issuer’s ability to repurchase the notes may be limited by law. In order to avoid the obligations to repurchase the notes and events of default and potential breaches of the credit agreement governing the Senior Secured Credit Facilities, we may have to avoid certain change of control transactions that would otherwise be beneficial to us.

In addition, certain important corporate events, such as leveraged recapitalizations, may not, under the indenture, constitute a “change of control” that would require the Issuer to repurchase the notes, even though those corporate events could increase the level of our indebtedness or otherwise adversely affect our capital structure, credit ratings or the value of such notes. See “Description of the Exchange Notes—Repurchase at the option of holders—Change of control.”

The exercise by the holders of notes of their right to require the Issuer to repurchase the notes pursuant to a change of control offer could cause a default under the agreements governing our other indebtedness, including future agreements, even if the change of control itself does not, due to the financial effect of such repurchases on us. In the event a change of control offer is required to be made at a time when the Issuer is prohibited from purchasing notes, we could attempt to refinance the borrowings that contain such prohibitions. If we do not obtain consent or repay those borrowings, the Issuer will remain prohibited from repurchasing notes. In that case, the Issuer’s failure to repurchase tendered exchange notes would constitute an event of default under the indenture which could, in turn, constitute a default under our other indebtedness. Finally, the Issuer’s ability to pay cash to the holders of notes upon a repurchase may be limited by its then existing financial resources.

Holders of the exchange notes offered hereby may not be able to determine when a change of control giving rise to their right to have the exchange notes repurchased has occurred following a sale of “substantially all” of the Issuer’s assets.

One of the circumstances under which a change of control may occur is upon the sale or disposition of all or “substantially all” of the Issuer’s assets. There is no precise established definition of the phrase “substantially all” under applicable law, and the interpretation of that phrase will likely depend upon particular facts and circumstances. Accordingly, the ability of a holder of exchange notes to require the Issuer to repurchase its notes as a result of a sale of less than all its assets to another person may be uncertain.

Your ability to sell the exchange notes may be limited by the absence of an active trading market and an active trading market may not develop for the exchange notes.

The exchange notes will constitute a new issue of securities with no established trading market, and the Issuer does not intend to apply for the listing or quotation of the exchange notes on any securities exchange or trading market. Accordingly:

●	a trading market for the exchange notes may not develop;

●	any trading market that does develop may not offer sufficient liquidity for you to sell your exchange notes;

●	you may not otherwise be able to sell your exchange notes; and

●

the price at which you may be able to sell your exchange notes, if any, may be substantially less than the price you paid for the exchange notes, depending on prevailing interest rates, the market for similar notes, our performance and other factors.

In addition, the liquidity of any market for the exchange notes will depend on a number of factors, including:

●	the number of holders of exchange notes;

●	our operating performance and financial condition;

●	our ability to complete the exchange offer to exchange the original notes for the exchange notes;

●	the market for similar securities;

●	the interest of securities dealers in making a market in the exchange notes; and

●	prevailing interest rates.

Even if an active trading market for the exchange notes does develop, there can be no assurances that it will continue. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the exchange notes. We cannot assure you that the market for the exchange notes will be free from similar disruptions. Any such disruptions could have an adverse effect on holders of the exchange notes.

A lowering or withdrawal of the ratings assigned to our debt securities by rating agencies may increase our future borrowing costs and reduce our access to capital.

Our debt has a non-investment grade rating, and there can be no assurance that any rating assigned will remain for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency if, in that rating agency’s judgment, future circumstances relating to the basis of the rating, such as adverse changes, so warrant. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the notes. Credit ratings are not recommendations to purchase, hold or sell the notes. Additionally, credit ratings may not reflect the potential effect of risks relating to the structure or marketing of the notes. Any future lowering of our ratings likely would make it more difficult or more expensive for us to obtain additional debt financing. If any credit rating initially assigned to the exchange notes is subsequently lowered or withdrawn for any reason, you may not be able to resell your notes without a substantial discount.

Many of the covenants in the indenture will not apply during any period in which the notes are rated investment grade by both S&P and Moody’s.

Many of the covenants in the indenture will not apply during any period in which the notes are rated investment grade by both S&P and Moody’s, provided at such time no default or event of default has occurred and is continuing. Such covenants restrict, among other things, the Issuer’s ability to pay distributions, incur debt and enter into certain other transactions. There can be no assurance that the notes will ever be rated investment grade, or that if they are rated investment grade, that the notes will maintain these ratings. However, suspension of these covenants would allow us to engage in certain transactions that would not be permitted while these covenants were in force. To the extent the covenants are subsequently reinstated, any such actions taken while the covenants were suspended would not result in an event of default under the indenture. See “Description of the Exchange Notes—Certain Covenants—Effectiveness of covenants upon an investment grade rating event.”

RATIO OF EARNINGS TO FIXED CHARGES

The following table shows our ratio of earnings to fixed charges for the periods indicated:

Successor							Predecessor
	Six months ended June 30, 2015	Year ended December 31, 2014	Year ended December 31, 2013	Year ended December 31, 2012	Year ended December 31, 2011	Six months ended, December 31, 2010	Six months ended, June 30, 2010

Ratio of Earnings to Fixed Charges	1.01	4.29	2.25	7.83	2.63	6.55	1.10

USE OF PROCEEDS

We will not receive any proceeds from the issuance of the exchange notes in the exchange offer. The exchange offer is intended to satisfy certain obligations under the registration rights agreement that the Issuer entered into in connection with the issuance of the original notes. In exchange for each of the exchange notes, we will receive original notes in like principal amount. We will retire or cancel all of the original notes tendered in the exchange offer. Accordingly, issuance of the exchange notes will not result in any increase in our outstanding indebtedness or any change in our capitalization.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

In connection with the sale of the original notes, the Issuer and the guarantors entered into a registration rights agreeement, which the Issuer and the guarantors joined as parties pursuant to a joinder agreement upon consummation of the LIN Merger. Pursuant to the registration rights agreement, the Issuer and the guarantors agreed to file with the SEC a registration statement on the appropriate form under the Securities Act with respect to a registered offer to exchange the original notes for the exchange notes, which exchange notes will have terms substantially identical in all material respects to the original notes (other than the transfer restrictions, registration rights and provisions for additional interest that only apply to the original notes). Upon the effectiveness of the exchange offer registration statement, the Issuer will, pursuant to the exchange offer, offer to the holders of the original notes who are able to make certain representations the opportunity to exchange their notes for the exchange notes. The Issuer and the guarantors also agreed to file a shelf registration statement under certain circumstances.

If the Issuer and the guarantors fail to consummate the exchange offer on or prior to the date that is 365 days after the Effective Date or, if applicable, a shelf registration statement is declared effective but thereafter ceases to be effective or usable in connection with resales of the notes during the periods specified in the registration rights agreement (each such event, a “Registration Default”), then the Issuer and the guarantors will pay additional interest to each holder of the original notes, with respect to the first 90-day period immediately following the occurrence of the first Registration Default in an amount equal to one-quarter of one percent (0.25%) per annum on the principal amount of the original notes held by such holder. The amount of the additional interest will increase by an additional one-quarter of one percent (0.25%) per annum on the principal amount of original notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of additional interest for all Registration Defaults of 1.0% per annum. Immediately upon the cure of all Registration Defaults, the accrual of additional interest will cease and the interest rate on the original notes shall revert to the original rate.

Each broker-dealer that receives exchange notes for its own account in exchange for original notes, where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

A copy of each of the registration rights agreement and the joinder agreement to the registration rights agreement is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

Terms of the Exchange Offer

The Issuer and the guarantors are offering to exchange an aggregate principal amount of up to $400 million of original notes and guarantees thereof for a like aggregate principal amount of exchange notes and guarantees thereof.

The exchange notes evidence the same debt as the original notes exchanged for the new notes and will be entitled to the benefits of the same indenture under which the original notes were issued, which is governed by New York law. For a complete description of the terms of the exchange notes, see “Description of the Exchange Notes.” We will not receive any proceeds from the issuance of the exchange notes in the exchange offer.

The exchange offer is not extended to holders of original notes in any jurisdiction where the exchange offer would not comply with the securities or blue sky laws of that jurisdiction.

As of the date of this prospectus, $400 million aggregate principal amount of original notes is outstanding and registered in the name of Cede & Co., as nominee for DTC. Only registered holders of the original notes, or their legal representatives and attorneys-in-fact, as reflected on the records of the trustee under the indenture, may participate in the exchange offer. The Issuer and the guarantors will not set a fixed record date for determining registered holders of the original notes entitled to participate in the exchange offer. This prospectus, together with the letter of transmittal, is being sent to all registered holders of original notes and to others believed to have beneficial interests in the original notes.

This prospectus and the accompanying letter of transmittal together constitute the exchange offer. Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, the Issuer will accept for exchange original notes, which are properly tendered on or before the expiration date and are not withdrawn as permitted below, for exchange notes. The expiration date for this exchange offer is 11:59 p.m., New York City time,           , or such later date and time to which the Issuer, in its sole discretion, extends the exchange offer.

Notes tendered in the exchange offer must be in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Neither the Issuer or any of the guarantors, or any of their respective boards of directors or management recommends that you tender or not tender original notes in the exchange offer or has authorized anyone to make any recommendation. You must decide whether to tender original notes in the exchange offer and, if you decide to tender, the aggregate amount of original notes to tender.

The Issuer expressly reserves the right, in its sole discretion:

●	to extend the expiration date;

●	to delay accepting any original notes due to an extension of the exchange offer;

●	if any condition set forth below under “—Conditions to the Exchange Offer” has not been satisfied, to terminate the exchange offer and not accept any original notes for exchange; or

●	to amend the exchange offer in any manner.

The Issuer will give written notice of any extension, delay, non-acceptance, termination or amendment as promptly as practicable by a public announcement, and in the case of an extension, no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. The notice of extension will disclose the aggregate principal amount of the original notes that have been tendered as of the date of such notice. Without limiting the manner in which the Issuer may choose to make a public announcement of any extension, delay, non-acceptance, termination or amendment, the Issuer shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency, which may be an agency controlled by us. Notwithstanding the foregoing, in the event of a material change in the exchange offer, including the waiver of a material condition, the Issuer will extend the exchange offer period if necessary so that at least five business days remain in the exchange offer following notice of the material change.

During an extension, all original notes previously tendered will remain subject to the exchange offer and may be accepted for exchange. Any original notes not accepted for exchange for any reason will be returned without cost to the holder that tendered them promptly after the expiration or termination of the exchange offer.

How to Tender Original Notes for Exchange

When the holder of original notes tenders, and the Issuer accepts such notes for exchange pursuant to that tender, a binding agreement between the Issuer and the tendering holder is created, subject to the terms and conditions set forth in this prospectus and the accompanying letter of transmittal. Except as set forth below, a holder of original notes who wishes to tender such notes for exchange must, on or prior to the expiration date:

●

 transmit a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal, to The Bank of New York Mellon, which will act as the exchange agent, at the address set forth below under the heading “—The Exchange Agent”;

●	comply with DTC’s Automated Tender Offer Program, or ATOP, procedures described below; or

●

if original notes are tendered pursuant to the book-entry procedures set forth below, the tendering holder must transmit an agent’s message to the exchange agent as per DTC, Euroclear Bank S.A./N.V., as operator of the Euroclear system, or Euroclear, or Clearstream Banking S.A., or Clearstream, (as appropriate) procedures.

In addition, either:

●	the exchange agent must receive the certificates for the original notes and the letter of transmittal;

●

the exchange agent must receive, prior to the expiration date, a timely confirmation of the book-entry transfer of the original notes being tendered, along with the letter of transmittal or an agent’s message; or

●	the holder must comply with the guaranteed delivery procedures described below.

The term “agent’s message” means a message, transmitted to DTC, Euroclear or Clearstream, as appropriate, and received by the exchange agent and forming a part of a book-entry transfer, or “book-entry confirmation,” which states that DTC, Euroclear or Clearstream, as appropriate, has received an express acknowledgement that the tendering holder agrees to be bound by the letter of transmittal and that the Issuer may enforce the letter of transmittal against such holder.

The Issuer will not accept any alternative, conditional or contingent tenders. Each tendering holder, by execution of a letter of transmittal or by causing the transmission of an agent’s message, waives any right to receive any notice of the acceptance of such tender.

Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible institution unless the original notes surrendered for exchange are tendered:

●	by a registered holder of the original notes; or

●	for the account of an eligible institution.

An “eligible institution” is a firm which is a member of a registered national securities exchange or a member of the Financial Industry Regulatory Authority or a commercial bank or trust company having an office or correspondent in the United States.

If original notes are registered in the name of a person other than the signer of the letter of transmittal, the original notes surrendered for exchange must be endorsed by, or accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by the Issuer in its sole discretion, duly executed by the registered holder with the holder’s signature guaranteed by an eligible institution.

The Issuer will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance of original notes tendered for exchange in its sole discretion. The Issuer’s determination will be final and binding. The Issuer reserves the absolute right to:

●	reject any and all tenders of any original note improperly tendered;

●	refuse to accept any original note if, in its judgment or the judgment of its counsel, acceptance of the original note may be deemed to be unlawful; and

●

waive any defects or irregularities or conditions of the exchange offer as to any particular original note based on the specific facts or circumstance presented either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender original notes in the exchange offer.

 Notwithstanding the foregoing, the Issuer does not expect to treat any holder of original notes differently from other holders to the extent they present the same facts or circumstances.

The Issuer’s interpretation of the terms and conditions of the exchange offer as to any particular original notes either before or after the expiration date, including the letter of transmittal and the instructions to it, will be final and binding on all parties. Holders must cure any defects and irregularities in connection with tenders of notes for exchange within such reasonable period of time as the Issuer will determine, unless it waives such defects or irregularities. None of the Issuer, the exchange agent or any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of original notes for exchange, nor shall any such person incur any liability for failure to give such notification.

If a person or persons other than the registered holder or holders of the original notes tendered for exchange signs the letter of transmittal, the tendered original notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the original notes.

If trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity sign the letter of transmittal or any original notes or any power of attorney, these persons should so indicate when signing, and you must submit proper evidence satisfactory to the Issuer of those persons’ authority to so act unless the Issuer waives this requirement.

By tendering, each holder will represent that:

●	any exchange notes to be received by such holder shall be acquired in the ordinary course of its business;

●

such holder shall have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange securities in violation of the provisions of the Securities Act or SEC policy;

●	such holder is not an “affiliate” (as defined under Rule 405 of the Securities Act) of the Issuer or any guarantor;

●	if such holder is not a broker-dealer, it is not engaged in, and does not intend to engage in, a distribution of exchange notes;

●	if such holder is a broker-dealer, it will deliver a prospectus in connection with any resale of such exchange notes; and

●

such holder has the full power and authority to transfer the original notes in exchange for the exchange notes and that the Issuer will acquire good and unencumbered title thereto free and clear of any liens, restrictions, charges or encumbrances and not subject to any adverse claims.

If any holder or any other person receiving exchange notes from such holder is an “affiliate,” as defined under Rule 405 of the Securities Act, of the Issuer or any guarantor, or is engaged in or intends to engage in or has an arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the notes in violation of the provisions of the Securities Act to be acquired in the exchange offer, the holder or any other person:

●	may not rely on applicable interpretations of the staff of the SEC; and

●	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Each broker-dealer who acquired its original notes as a result of market-making activities or other trading activities, and thereafter receives exchange notes issued for its own account in the exchange offer, must represent and acknowledge to the Issuer that it will provide information reasonably requested by it and comply with the applicable provisions of the Securities Act (including, but not limited to, delivering this prospectus in connection with any resale of such exchange notes issued in the exchange offer). The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution” for a discussion of the exchange and resale obligations of broker-dealers.

Acceptance of Original Notes for Exchange; Delivery of Exchange Notes Issued in the Exchange Offer

Upon satisfaction or waiver of all the conditions to the exchange offer, the Issuer will accept, promptly after the expiration date, all original notes properly tendered and will issue exchange notes registered under the Securities Act in exchange for the tendered original notes. For purposes of the exchange offer, the Issuer shall be deemed to have accepted properly tendered original notes for exchange when, as and if the Issuer has given oral or written notice to the exchange agent, with written confirmation of any oral notice to be given promptly thereafter, and complied with the applicable provisions of the registration rights agreement. See “—Conditions to the Exchange Offer” for a discussion of the conditions that must be satisfied before the Issuer accepts any original notes for exchange.

For each original note accepted for exchange, the holder will receive an exchange note registered under the Securities Act having a principal amount equal to that of the surrendered original note. Registered holders of exchange notes issued in the exchange offer on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent interest payment date on which interest was paid on the original notes. Under the registration rights agreement, the Issuer may be required to make payments of additional interest to the holders of the original notes under circumstances relating to the timing of the exchange offer.

In all cases, the Issuer will issue exchange notes for original notes that are accepted for exchange only after the exchange agent timely receives:

●	certificates for such original notes or a timely book-entry confirmation of such original notes into the exchange agent’s account at DTC, Euroclear or Clearstream, as appropriate;

●	a properly completed and duly executed letter of transmittal or an agent’s message; and

●	all other required documents.

If for any reason set forth in the terms and conditions of the exchange offer the Issuer does not accept any tendered original notes, or if a holder submits original notes for a greater principal amount than the holder desires to exchange, the Issuer will return such unaccepted or nonexchanged notes without cost to the tendering holder. In the case of original notes tendered by book-entry transfer into the exchange agent’s account at DTC, Euroclear or Clearstream, the nonexchanged notes will be credited to an account maintained with DTC, Euroclear or Clearstream. The Issuer will return the original notes or have them credited to DTC, Euroclear or Clearstream accounts, as appropriate, promptly after the expiration or termination of the exchange offer.

Book-Entry Transfer

The participant should transmit its acceptance to DTC, Euroclear or Clearstream, as the case may be, on or prior to the expiration date or comply with the guaranteed delivery procedures described below. DTC, Euroclear or Clearstream, as the case may be, will verify the acceptance and then send to the exchange agent confirmation of the book-entry transfer. The confirmation of the book-entry transfer will include an agent’s message confirming that DTC, Euroclear or Clearstream, as the case may be, has received an express acknowledgement from the participant that the participant has received and agrees to be bound by the letter of transmittal and that the Issuer may enforce the letter of transmittal against such participant. Delivery of exchange notes issued in the exchange offer may be effected through book-entry transfer at DTC, Euroclear or Clearstream, as the case may be. However, the letter of transmittal or facsimile thereof or an agent’s message, with any required signature guarantees and any other required documents, must:

●	be transmitted to and received by the exchange agent at the address set forth below under ““—The Exchange Agent” on or prior to the expiration date; or

●	comply with the guaranteed delivery procedures described below.

DTC’s ATOP program is the only method of processing exchange offers through DTC. To accept an exchange offer through ATOP, participants in DTC must send electronic instructions to DTC through DTC’s communication system. In addition, such tendering participants should deliver a copy of the letter of transmittal to the exchange agent unless an agent’s message is transmitted in lieu thereof. DTC is obligated to communicate those electronic instructions to the exchange agent through an agent’s message. To tender original notes through ATOP, the electronic instructions sent to DTC and transmitted by DTC to the exchange agent must contain the character by which the participant acknowledges its receipt of and agrees to be bound by the letter of transmittal. Any instruction through ATOP is at your risk and such instruction will be deemed made only when actually received by the exchange agent.

In order for an acceptance of an exchange offer through ATOP to be valid, an agent’s message must be transmitted to and received by the exchange agent prior to the expiration date, or the guaranteed delivery procedures described below must be complied with. Delivery of instructions to DTC does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedures

If a holder of original notes desires to tender such notes and the holder’s original notes are not immediately available, or time will not permit the holder’s original notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

●	the holder tenders the original notes through an eligible institution;

●

prior to the expiration date, the exchange agent receives from such eligible institution a properly completed and duly executed notice of guaranteed delivery, acceptable to the Issuer, by mail, hand delivery, overnight courier or facsimile transmission, setting forth the name and address of the holder of the original notes tendered, the certificate number or numbers of such original notes and the amount of the original notes being tendered. The notice of guaranteed delivery shall state that the tender is being made and guarantee that within three New York Stock Exchange trading days after the expiration date, the certificates for all physically tendered original notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal or agent’s message with any required signature guarantees and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

●

the exchange agent receives the certificates for all physically tendered original notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal or agent’s message with any required signature guarantees and any other documents required by the letter of transmittal, within three New York Stock Exchange trading days after the expiration date.

 Withdrawal Rights

You may withdraw tenders of your original notes at any time prior to the expiration of the offer.

For a withdrawal to be effective, you must send a written notice of withdrawal to the exchange agent at the address set forth below under “—The Exchange Agent.” Any such notice of withdrawal must:

●	specify the name of the person that has tendered the original notes to be withdrawn;

●	identify the original notes to be withdrawn, including the principal amount of such original notes; and

●	where certificates for original notes are transmitted, specify the name in which original notes are registered, if different from that of the withdrawing holder.

If certificates for original notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and signed notice of withdrawal with signatures guaranteed by an eligible institution unless such holder is an eligible institution. If original notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC, Euroclear or Clearstream, as applicable, to be credited with the withdrawn notes and otherwise comply with the procedures of such facility. The Issuer will determine all questions as to the validity, form and eligibility (including time of receipt) of notices of withdrawal and our determination will be final and binding on all parties. Any tendered notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any original notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder. In the case of original notes tendered by book-entry transfer into the exchange agent’s account at DTC, Euroclear or Clearstream, as applicable, the original notes withdrawn will be unlocked with DTC, Euroclear or Clearstream, as applicable, for the original notes. The original notes will be returned promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn original notes may be re-tendered by following one of the procedures described under “—How to Tender Original Notes for Exchange” above at any time on or prior to 11:59 p.m., New York City time, on the expiration date.

Conditions to the Exchange Offer

Notwithstanding any other provisions of the exchange offer, the Issuer is not required to accept the original notes in the exchange offer or to issue the exchange notes, and the Issuer may terminate or amend the exchange offer, if at any time before the expiration of the exchange offer (x) such acceptance or issuance would violate any applicable law or any interpretations of the staff of the SEC, (y) there is an action or proceeding instituted or threatened in any court or by any governmental agency that would reasonably be expected to impair the ability of the Issuer and the guarantors from proceeding with the exchange offer or there is a material adverse development in any existing action or proceeding with respect to the Issuer or any guarantor, or (z) the governmental approvals necessary for the consummation of the exchange offer are not obtained.

The preceding conditions are for the sole benefit of the Issuer and the guarantors, and the Issuer may assert any of them regardless of the circumstances giving rise to such condition. The Issuer may waive the preceding conditions in whole or in part at any time and from time to time in our sole discretion. The Issuer’s failure at any time to exercise the foregoing rights shall not be deemed a waiver of such rights, and each right shall be deemed an ongoing right which the Issuer may assert at any time and from time to time.

The exchange offer is not conditioned upon any minimum aggregate principal amount of original notes being tendered in the exchange.

The Exchange Agent

The Bank of New York Mellon has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

By Registered Certified or Regular Mail or Overnight Courier or Hand Delivery:

The Bank of New York Mellon, as Exchange Agent

c/o The Bank of New York Mellon Corporation

Corporate Trust Operations - Reorganization Unit

111 Sanders Creek Corporate Center

East Syracuse, NY 13057

Attn: Pamela Adamo

Tel: (315) 414-3317

Fax: (732) 667-9408

Originals of all documents sent by facsimile should be promptly sent to the exchange agent by mail, by hand or by overnight delivery service.

The method of delivery of the original notes, the letters of transmittal and all other required documents is at the election and risk of the holders. If such delivery is by mail, we recommend registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. No letters of transmittal or original notes should be sent directly to us or the Issuer.

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF SUCH LETTER OF TRANSMITTAL VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF SUCH LETTER OF TRANSMITTAL.

Fees and Expenses

We will not make any payment to brokers, dealers or others soliciting acceptance of the exchange offer except for reimbursement of mailing expenses.

The cash expenses to be incurred in connection with the exchange offer will be paid by us.

Transfer Taxes

You will not be obligated to pay any transfer taxes in connection with the tender of original notes in the exchange offer unless you instruct us to register exchange notes in the name of, or request that original notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder. In those cases, you will be responsible for the payment of any potentially applicable transfer tax.

Consequences of Failure to Exchange Original Notes

Holders who desire to tender their original notes in exchange for exchange notes registered under the Securities Act should allow sufficient time to ensure timely delivery. Neither the exchange agent nor the Issuer is under any duty to give notification of defects or irregularities with respect to the tenders of original notes for exchange.

Original notes that are not tendered or are tendered but not accepted will, following the consummation of the exchange offer, continue to accrue interest and to be subject to the provisions in the indenture regarding the transfer and exchange of the original notes and the existing restrictions on transfer set forth in the legend on the original notes and in the offering memorandum dated October 31, 2014, relating to the original notes. After completion of this exchange offer, the Issuer and the guarantors will have no further obligation to provide for the registration under the Securities Act of those original notes except in limited circumstances with respect to specific types of holders of original notes, and the Issuer and the guarantors do not intend to register the original notes under the Securities Act. In general, original notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

Upon completion of the exchange offer, holders of any remaining original notes will not be entitled to any further registration rights under the registration rights agreement, except under limited circumstances. See “Risk Factors—Risks Related to the Exchange Offer—You may have difficulty selling the original notes that you do not exchange.”

Exchanging Original Notes

Based on interpretations of the staff of the SEC, as set forth in no-action letters to third parties, we believe that the exchange notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by holders of such notes, other than by any holder that is a broker-dealer who acquired original notes for its own account as a result of market-making or other trading activities or by any holder which is an “affiliate” of us within the meaning of Rule 405 under the Securities Act. The exchange notes may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

●	the holder is not a broker-dealer tendering notes acquired directly from the Issuer;

●	the person acquiring the exchange notes in the exchange offer, whether or not that person is a holder, is acquiring them in the ordinary course of business;

●	neither the holder nor that other person has any arrangement or understanding with any person to participate in the distribution of the exchange notes issued in the exchange offer; and

●	the holder is not an affiliate of the Issuer or any guarantor.

However, the SEC has not considered the exchange offer in the context of a no-action letter, and we cannot guarantee that the staff of the SEC would make a similar determination with respect to the exchange offer as in these other circumstances.

Each holder must furnish a written representation, at the Issuer’s request, that:

●	any exchange notes to be received by such holder shall be acquired in the ordinary course of its business;

●

such holder shall have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange securities in violation of the provisions of the Securities Act or SEC policy;

●	such holder is not an “affiliate” (as defined under Rule 405 of the Securities Act) of the Issuer or any guarantor;

●	if such holder is not a broker-dealer, it is not engaged in, and does not intend to engage in, a distribution of exchange notes;

●	if such holder is a broker-dealer, it will deliver a prospectus in connection with any resale of such exchange notes; and

●

such holder has the full power and authority to transfer the original notes in exchange for the exchange notes and that the Issuer will acquire good and unencumbered title thereto free and clear of any liens, restrictions, charges or encumbrances and not subject to any adverse claims.

Each holder who cannot make such representations:

●	will not be able to rely on the interpretations of the staff of the SEC in the above-mentioned interpretive letters;

●	will not be permitted or entitled to tender original notes in the exchange offer; and

●

must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of original notes, unless the sale is made under an exemption from such requirements.

In addition, each broker-dealer that receives exchange notes for its own account in exchange for original notes, where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it shall deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

In addition, to comply with state securities laws of certain jurisdictions, the exchange notes may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with by the holders selling the exchange notes. The Issuer has not agreed to register or qualify the exchange notes for offer or sale under state securities laws.

DESCRIPTION OF THE EXCHANGE NOTES

The original notes were issued by Media General Financing Sub, Inc. (the “Escrow Sub”) pursuant to an Indenture dated as of November 5, 2014 (the “Original Indenture”), between Escrow Sub and The Bank of New York Mellon, as trustee (the “Trustee”), in connection with the business combination (the “LIN Merger”) between LIN Media, LLC, a Delaware limited liability company, and Media General, Inc., a Virginia corporation, pursuant to the LIN Merger Agreement.

Following the LIN Merger, the Escrow Sub, merged with and into LIN Television (the “Escrow Merger”). In connection with the Escrow Merger, LIN Television (as survivor of the Escrow Merger), Parent and the subsidiaries of Parent that were either borrowers or guarantors under the Credit Agreement entered into a supplemental indenture on December 19, 2014 (the “Supplemental Indenture”) with the Trustee pursuant to which LIN Television assumed the rights and obligations of the Escrow Sub under the Indenture as the issuer of the Notes effective as of and from the effective time of the Escrow Merger and Parent and the subsidiaries of LIN Television party thereto guaranteed the Notes under the Indenture. For purposes of this description, the term “Indenture” shall mean the Original Indenture, as supplemented by the Supplemental Indenture. A copy of the Indenture has been filed with the SEC and is incorporated by reference into this registration statement of which this prospectus forms a part. The exchange notes will be issued by the Issuer.

The following summary of the material provisions of the Indenture does not purport to be complete, and where reference is made to particular provisions of the Indenture, such provisions, including the definitions of certain terms, are qualified in their entirety by reference to all of the provisions of the Indenture and those terms made a part of the Indenture by reference to the Trust Indenture Act. For definitions of certain capitalized terms used in the following summary, see “—Certain Definitions.” References in this section to “Parent” mean Media General, Inc. (formerly known as Mercury New Holdco, Inc.), a Virginia corporation, and do not include any of its subsidiaries, and references to the “Issuer” refer to (a) prior to the consummation of the Escrow Merger, Escrow Sub, and do not include any of its subsidiaries, and (b) upon consummation of the Escrow Merger, LIN Television and do not include any of its subsidiaries, unless the context otherwise requires.

For purposes of this description, the defined term “Notes” refers to the original notes and the exchange notes. Any original notes that remain outstanding after completion of the exchange offer will, together with the exchange notes issued in the exchange offer, be treated as a single class of securities under the Indenture and will vote together as one class, including for purposes of amending the Indenture. The terms of the exchange notes are substantially identical in all material respects to the terms of the original notes, except that the transfer restrictions, registration rights and provisions for additional interest relating to the original notes do not apply to the exchange notes.

General

The Notes will mature on November 15, 2022 and are general unsecured senior obligations of the Issuer. Each Note bears interest at 5.875% per annum from November 5, 2014 or from the most recent interest payment date to which interest has been paid, payable semiannually on May 15 and November 15 of each year, commencing May 15, 2015, to the Person in whose name the Note (or any predecessor Note) is registered at the close of business on the May 1 or November 1 immediately preceding such interest payment date.

Payment of the Notes is guaranteed by the Guarantors, jointly and severally, on a senior unsecured basis. The Guarantors currently consist of Parent and each of the Issuer’s existing domestic wholly-owned Restricted Subsidiaries that are either co-borrowers or guarantors under the Credit Agreement. See “—Guarantees.”

Principal of, premium, if any, and interest and Additional Interest, if any, on the Notes will be payable, and the Notes will be exchangeable and transferable, at our office or agency maintained for such purposes (which initially will be the designated corporate trust office or agency of the trustee under the Indenture); provided, however, that payment of interest and Additional Interest, if any, may be made at our option by check mailed to the Person entitled to such interest as shown on the security register.

The Notes will be issued only in fully registered form without coupons, in denominations of $2,000 and any integral multiple of $1,000 in excess thereof. See “Book Entry; Delivery and Form.” No service charge will be made for any registration of transfer, exchange or redemption of Notes, except in certain circumstances for any tax or other governmental charge that may be imposed.

The Issuer may from time to time, without notice to or the consent of the holders of Notes, create and issue further Notes (the “Additional Notes”) ranking equally with the Notes in all respects, subject to the limitations described under “—Certain Covenants—Limitations on indebtedness.” Such Additional Notes may be consolidated and form a single series with the Notes, vote together with the Notes and have the same terms as to status, redemption or otherwise as the Notes. References to Notes in this “Description of Notes” include these Additional Notes if they are in the same series, unless the context requires otherwise. Such Additional Notes may not be fungible with the Notes for U.S. federal income tax purposes.

Optional redemption

Except as described below, the Notes are not redeemable until November 15, 2017. The Notes will be subject to redemption at any time on or after November 15, 2017, at the Issuer’s option, in whole or in part, on not less than 10 nor more than 60 days’ prior notice in amounts of $2,000 or an integral multiple of $1,000 in excess thereof at the following redemption prices (expressed as percentages of the principal amount), if redeemed during the 12-month period beginning November 15 of the years indicated below:

Year	Redemption price
2017	104.406%
2018	102.938%
2019	101.469%
2020 and thereafter	100.000%

in each case together with accrued and unpaid interest and Additional Interest, if any, to the redemption date (subject to the right of holders of record on relevant record dates to receive interest due on an interest payment date).

In addition, at any time and from time to time on or prior to November 15, 2017, the Issuer may redeem Notes with funds in an amount not exceeding the net proceeds of one or more Equity Offerings by the Issuer or any direct or indirect parent of the Issuer, to the extent such proceeds are contributed to the equity capital (other than Disqualified Equity Interests) of the Issuer or used to purchase Equity Interests (other than Disqualified Equity Interests) of the Issuer from it, at 105.875% of the aggregate principal amount, together with accrued and unpaid interest and Additional Interest, if any, to the redemption date (subject to the right of holders of record on relevant record dates to receive interest due on an interest payment date); provided that:

(1)

at least $200,000,000 aggregate principal amount of Notes (calculated after giving effect to any issuance of Additional Notes) issued under the Indenture remains outstanding after any such redemption; and

(2)	the redemption occurs within 90 days after the closing of such Equity Offering.

If the optional redemption date is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest and Additional Interest, if any, will be paid to the Person in whose name the Note is registered at the close of business on such record date, and no additional interest will be payable to holders whose Notes will be subject to redemption by the Issuer.

If less than all of the Notes are to be redeemed, the Notes or portions thereof to be redeemed shall be selected in accordance with the procedures of DTC.

Notices of redemption may be given prior to the completion of any event or transaction related to such redemption, and any redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of an Equity Offering. In addition, if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Issuer’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date so delayed.

In addition, at any time prior to November 15, 2017, upon not less than 10 nor more than 60 days’ prior notice, the Issuer may redeem the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium plus accrued and unpaid interest and Additional Interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Mandatory redemption; offers to purchase; open market purchases

The Issuer is not required to make mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Issuer may be required to offer to purchase the Notes as described under the captions “—Certain Covenants—Purchase of notes upon a change of control” and “Certain Covenants—Limitation on sale of assets.” The Issuer and its subsidiaries may at any time and from time to time purchase Notes in the open market, in a privately negotiated transaction, through tender or exchange offers or otherwise.

Ranking

The Notes are general senior unsecured obligations of the Issuer that rank senior in right of payment to all of the Issuer’s existing and future Indebtedness that is expressly subordinated in right of payment to the Notes. The Notes rank equally in right of payment with all of the Issuer’s existing and future Indebtedness that is not so subordinated, including the Existing Notes. The Notes are effectively subordinated to any obligations of the Issuer that are secured by assets of the Issuer to the extent of the value of the assets securing such obligations. In the event of bankruptcy, liquidation, reorganization or other winding up of the Issuer or the Guarantors or upon a default in payment with respect to, or the acceleration of any secured Indebtedness, including under the Credit Agreement, the assets of the Issuer and the Guarantors that secure such Indebtedness will be available to pay obligations on the Notes and the Guarantees only after all secured Indebtedness, including under the Credit Agreement, has been repaid in full from such assets and there may not be sufficient assets remaining to pay amounts due on any or all of the Notes and the Guarantees then outstanding.

As of June 30, 2015, the notes and the guarantees were effectively subordinated to approximately $1.6 billion of senior secured indebtedness under the Senior Secured Credit Facilities and $28.4 million of senior secured indebtedness under the Shield Media Term Loan, and we had $147 million of revolving borrowing capacity under our revolving credit facility (after giving effect to $3 million of outstanding letters of credit), subject to compliance with financial covenants in the facility, all of which would have been effectively senior to the notes and the guarantees.

Guarantees

The Guarantors, jointly and severally, fully and unconditionally guarantee on a senior unsecured basis the due and punctual payment of principal of, premium, if any, and interest on, the Notes.

Under certain circumstances described under “—Certain Covenants—Future guarantors,” the Issuer is required to cause the execution and delivery of additional Guarantees by certain domestic wholly-owned Restricted Subsidiaries.

A Guarantee of a Guarantor will be automatically and unconditionally released and discharged upon:

(a)

the sale, disposition or other transfer (including through merger or consolidation) of the Equity Interests of such Guarantor to a Person other than Parent, the Issuer or a Restricted Subsidiary if after such sale, disposition or other transfer, such Guarantor is no longer a Restricted Subsidiary, or the sale, disposition or other transfer of all or substantially all the assets of such Guarantor, in each case if such sale, disposition or other transfer is made in compliance with the Indenture,

(b)

(i) the Issuer designating such Guarantor to be (A) an Unrestricted Subsidiary in accordance with the provisions set forth under “—Certain Covenants—Limitation on restricted payments” and the definition of “Unrestricted Subsidiary,” or (B) an Immaterial Subsidiary in accordance with the definition of “Immaterial Subsidiary,” or (ii) such Guarantor becoming a Foreign Subsidiary in accordance with the definition of “Foreign Subsidiary,”

(c)

in the case of any Restricted Subsidiary that is required to guarantee the Notes pursuant to the covenant described under “—Certain Covenants—Future guarantors,” the release or discharge of the guarantee by such Restricted Subsidiary of all Indebtedness of the Issuer or any Restricted Subsidiary or the repayment of all Indebtedness or Disqualified Equity Interests, in each case, which resulted in the obligation of such Restricted Subsidiary to guarantee the Notes, except if a release or discharge is by or as a result of payment under such other guarantee and a Default or Event of Default would occur thereby,

(d)

the Issuer’s exercise of its legal defeasance option or covenant defeasance option as described under “—Defeasance or covenant defeasance of the Indenture,” or if the Issuer’s obligations under the Indenture are satisfied and discharged in accordance with the terms of the Indenture, or

(e)

the merger or consolidation of such Guarantor with and into the Issuer or another Guarantor that is the surviving Person in such merger or consolidation, or upon the liquidation or dissolution of such Guarantor following the transfer of all or substantially all of its assets to the Issuer or another Guarantor.

The Guarantors currently consist of Parent and each of the Issuer’s existing domestic wholly-owned Restricted Subsidiaries that are either co-borrowers or guarantors under the Credit Agreement.

Certain Covenants

The Indenture contains, among others, the following covenants:

Limitation on indebtedness

The Issuer will not, and will not permit any Restricted Subsidiary to, create, incur, assume or guarantee (“incur”) any Indebtedness (including Acquired Indebtedness), provided, that the Issuer and any of its Restricted Subsidiaries may incur Indebtedness (including Acquired Indebtedness) if, in each case, the Debt to Operating Cash Flow Ratio at the time of the incurrence of such Indebtedness, after giving pro forma effect thereto, is 7.0:1.0 or less, provided, further, that Restricted Subsidiaries that are not Guarantors may not incur Indebtedness if, after giving pro forma effect to such incurrence or issuance (including a pro forma application of the net proceeds therefrom), more than an aggregate of $50,000,000 of Indebtedness of Restricted Subsidiaries that are not Guarantors would be outstanding pursuant to this paragraph at such time.

The foregoing limitation will not apply to the incurrence of any of the following (collectively, “Permitted Indebtedness”):

(1)

Indebtedness incurred pursuant to (and guarantees in respect of) one or more Credit Facilities not to exceed an aggregate principal amount equal to the sum of (a) the term loans outstanding under the Credit Agreement as of the Issue Date, plus (b) the amount of new term loans to be incurred in connection with the Transactions as disclosed in “Use of Proceeds” in the Offering Memorandum, plus (c) amounts committed as of the Issue Date under any revolving credit facility thereunder, plus (d) incremental revolving commitments under the Credit Agreement that will become effective on the Effective Date as disclosed in the Offering Memorandum, plus (e) additional borrowings the borrower thereunder may request under the Credit Agreement under the “accordion” feature thereof (i) as of the Issue Date and (ii) as of the Effective Date, in each case as disclosed in the Offering Memorandum;

(2)

Indebtedness of the Issuer pursuant to the Notes (other than any Additional Notes) and Indebtedness of any Guarantor pursuant to a Guarantee and any Series B Notes or private notes issued in exchange for such Notes, including any Guarantee thereof;

(3)	Indebtedness of the Issuer pursuant to the Existing Notes and of any Guarantor consisting of a guarantee of the Existing Notes;

(4)	Indebtedness of the Issuer or any Restricted Subsidiary outstanding on the Effective Date (other than any Indebtedness incurred pursuant to clause (1));

(5)

Indebtedness of the Issuer owing to a Restricted Subsidiary; provided that any Indebtedness of the Issuer owing to a Restricted Subsidiary that is not a Guarantor is subordinated in right of payment from and after such time as the Notes shall become due and payable (whether at Stated Maturity, acceleration or otherwise) to the payment and performance of the Issuer’s obligations under the Notes; provided, further, that any disposition, pledge or transfer of any such Indebtedness to a Person (other than a disposition, pledge or transfer to a Restricted Subsidiary or a pledge to or for the benefit of lenders of Indebtedness that is permitted to be secured) shall be deemed to be an incurrence of such Indebtedness by the obligor not permitted by this clause (5);

(6)

Indebtedness of a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary; provided that, with respect to Indebtedness owing to a Restricted Subsidiary that is not a Guarantor, any such Indebtedness is subordinated in right of payment from and after such time as the obligations under the Guarantee by any such other Restricted Subsidiary shall become due and payable to the payment and performance of such Restricted Subsidiary’s obligations under its Guarantee; provided, further, that (a) any disposition, pledge or transfer of any such Indebtedness to a Person (other than a disposition, pledge or transfer to the Issuer or a Restricted Subsidiary or pledge to or for the benefit of lenders of Indebtedness that is permitted to be secured) shall be deemed to be an incurrence of such Indebtedness by the obligor not permitted by this clause (6) and (b) any transaction pursuant to which any Restricted Subsidiary, which has Indebtedness owing to the Issuer or any other Restricted Subsidiary, ceases to be a Restricted Subsidiary shall be deemed to be the incurrence of Indebtedness by such Restricted Subsidiary that is not permitted by this clause (6);

(7)

guarantees by the Issuer or any Restricted Subsidiary of Indebtedness of third parties substantially all of the operations of which are pursuant to one or more Local Marketing Agreements with one or more of the Issuer or any Restricted Subsidiary;

(8)

obligations under Interest Rate Agreements of the Issuer or any Restricted Subsidiary not entered into for speculative purposes and designed to protect the Issuer or such Restricted Subsidiary against fluctuations in interest rates in respect of Indebtedness of the Issuer or such Restricted Subsidiary;

(9)

any renewals, extensions, substitutions, refundings, refinancings or replacements (collectively, a “refinancing”) of any Indebtedness described in the first paragraph of this covenant or clauses (2), (3), (4) and (15) of the second paragraph of this covenant, including any successive refinancings in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) not in excess of the aggregate principal amount of such Indebtedness so refinanced, plus the amount of premium (including without limitation tender premiums), interest or other payment actually paid at such time to refinance the Indebtedness, plus, in either case, the amount of expenses incurred in connection with such refinancing and (A) in the case of Subordinated Indebtedness such new Indebtedness is expressly subordinated in right of payment to the Notes or the Guarantees, as the case may be, at least to the same extent as the Subordinated Indebtedness to be refinanced and (B) in the case of Pari Passu Indebtedness or Subordinated Indebtedness, such refinancing (I) does not reduce the Average Life to Stated Maturity or the Stated Maturity of such Indebtedness or (II) has an Average Life to Stated Maturity which is not less than the Notes or a Stated Maturity which is no earlier than the Stated Maturity of the Notes; provided, that Indebtedness under this clause (9) shall not include (a) Indebtedness of a Subsidiary of the Issuer that is not a Guarantor that refinances Indebtedness of the Issuer or a Guarantor or (b) Indebtedness of the Issuer or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary;

(10)

Indebtedness created due to a change in generally accepted accounting principles of the United States, as applied to the Issuer and the Restricted Subsidiaries, or international financial reporting standards should such standards become applicable to the Issuer and the Restricted Subsidiaries;

(11)

Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred or assumed for the purpose of financing all or any part of the purchase price, or cost of construction or improvement, of property (real or personal), plant or equipment used in the business of the Issuer or any of the Restricted Subsidiaries, and any renewals, extensions, substitutions, refinancings, or replacements of such Indebtedness, in an aggregate principal amount not to exceed $100,000,000 at any time outstanding;

(12)

Indebtedness in respect of performance bonds, bankers’ acceptances, standby letters of credit, completion guarantees, and surety, bid, appeal or similar bonds and similar instruments provided by the Issuer or any of its Restricted Subsidiaries in the ordinary course of their business; provided, however, that such Indebtedness is not in connection with the borrowing of money or obtaining of credit;

(13)

Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guarantees, letters of credit, surety bonds or performance bonds securing any obligations of the Issuer or any of its Restricted Subsidiaries pursuant to such agreements, guarantees, letters of credit, surety bonds or performance bonds, in each case incurred in connection with the disposition of any business, assets or Restricted Subsidiaries (other than guarantees of Indebtedness or other obligations incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiaries for the purpose of financing such acquisition or disposition); provided that the maximum liability of the Issuer and the Restricted Subsidiaries in respect of all such Indebtedness in connection with a disposition shall at no time exceed the gross proceeds, including the fair market value of non-cash proceeds (measured at the time received and without giving effect to any subsequent changes in value), actually received by the Issuer and the Restricted Subsidiaries in connection with such disposition;

(14)

Indebtedness resulting from the endorsement of negotiable instruments in the ordinary course of business or arising from the honoring of a check, draft or similar instruments presented by the Issuer or a Restricted Subsidiary in the ordinary course of business against insufficient funds;

(15)	(x) Indebtedness incurred to finance an acquisition or (y) Acquired Indebtedness; provided, however, that after giving effect to such acquisition and the incurrence of such Indebtedness either:

(a)

the Issuer would be permitted to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the first proviso in the first paragraph of the “—Limitation on indebtedness” covenant; or

(b)	the Debt to Operating Cash Flow Ratio would be no greater than such ratio immediately prior to such acquisition;

(16)

Indebtedness supported by a letter of credit or bank guarantee issued pursuant to any Credit Facility, in a principal amount not in excess of the stated amount of such letter of credit or bank guarantee;

(17)	Indebtedness incurred to the extent that the net proceeds thereof are promptly deposited to defease or to satisfy and discharge the Notes;

(18)

Indebtedness owed on a short-term basis (including overdrafts) of no longer than 30 days to banks and other financial institutions incurred in the ordinary course of business with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of the Issuer and its Restricted Subsidiaries;

(19)	Indebtedness incurred by non-Guarantor Restricted Subsidiaries in an amount not to exceed $20,000,000 at any one time outstanding;

(20)	Indebtedness incurred by joint ventures in an amount not to exceed $15,000,000 at any one time outstanding;

(21)	customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business; and

(22)

Indebtedness of the Issuer or any Restricted Subsidiary that is a Guarantor in addition to that described in clauses (1) through (21) above, and any renewals, extensions, substitutions, refinancings, or replacements of such Indebtedness, so long as the aggregate principal amount of all such Indebtedness shall not exceed $200,000,000 at any time outstanding.

In the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in the first and second paragraphs of this covenant, the Issuer, in its sole discretion, will on the date of incurrence divide and classify and/or at a later time re-divide and/or re-classify such item of Indebtedness (or any portion thereof) in any manner that complies with this covenant; provided that all Indebtedness outstanding on the Effective Date under the Credit Agreement shall be deemed incurred under clause (1) of the second paragraph of this covenant and not the first paragraph or clause (4) of the second paragraph of this covenant and may not later be reclassified.

Limitation on restricted payments

(a)	The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

(i)

declare or pay any dividend on, or make any distribution to holders of, any of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests (other than dividends or distributions (A) payable solely in its Qualified Equity Interests or (B) by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary that is not a wholly-owned Subsidiary, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(ii)

purchase, redeem or otherwise acquire or retire for value, directly or indirectly, any Equity Interest of the Issuer or any direct or indirect parent of the Issuer (except Equity Interests held by the Issuer or a Restricted Subsidiary);

(iii)

make any principal payment on, or repurchase, redeem, defease, retire or otherwise acquire for value, prior to any scheduled principal payment, sinking fund or maturity, any Subordinated Indebtedness (except payments, repurchases, redemptions, defeasements, acquisitions or retirements of (A) Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, repurchase, redemption, defeasement, acquisition or retirement and (B) Indebtedness permitted under clauses (5) and (6) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on indebtedness”); or

(iv)	make any Restricted Investment;

(any of the foregoing payments described in clauses (i) through (iv), other than any such action that is a Permitted Payment, collectively, “Restricted Payments”) unless after giving effect to the proposed Restricted Payment (the amount of any such Restricted Payment, if other than cash, as determined by the Board of Directors of the Issuer, whose determination shall be conclusive and evidenced by a Board resolution):

(1)

no Default or Event of Default shall have occurred and be continuing and such Restricted Payment shall not be an event which is, or after notice or lapse of time or both, would be, an “event of default” under the terms of any Indebtedness of the Issuer or the Restricted Subsidiaries;

(2)

immediately after giving effect to such transaction on a pro forma basis, the Issuer could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the first proviso in the first paragraph of the “—Limitation on indebtedness” covenant and

(3)	the aggregate amount of all such Restricted Payments declared or made after the Effective Date does not exceed the sum of (without duplication):

an amount equal to the Cumulative Operating Cash Flow less 1.4 times Cumulative Consolidated Interest Expense, plus;

(A)

100% of the aggregate net proceeds, including cash and the Fair Market Value of assets other than cash, received by the Issuer after the Effective Date from the issue or sale of Equity Interests of the Issuer or any direct or indirect parent of the Issuer (excluding (without duplication) Qualified Equity Interests issued pursuant to clauses (3) and (4) of paragraph (b) of this covenant, Designated Preferred Equity Interests and Disqualified Equity Interests), including Equity Interests issued upon conversion of Indebtedness or upon exercise of warrants or options (other than an issuance or sale to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Issuer or any Subsidiaries), plus

(B)

100% of the aggregate amount of contributions to the equity capital of the Issuer received in cash and the Fair Market Value of property other than cash after the Effective Date (excluding Qualified Equity Interests issued pursuant to clauses (3) and (4) of paragraph (b) of this covenant, Designated Preferred Equity Interests and Disqualified Equity Interests), plus

(C)

the principal amount of any Indebtedness, or the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Equity Interests, of the Issuer or any Restricted Subsidiary issued after the Effective Date (other than Indebtedness or Disqualified Equity Interests issued to the Issuer or another Restricted Subsidiary) that has been converted into or exchanged for Equity Interests in the Issuer or any direct or indirect parent of the Issuer (other than Disqualified Equity Interests) less the amount of any cash or property distributed by the Issuer upon such conversion or exchange, plus

(D)

100% of the aggregate amount received after the Effective Date by the Issuer or any Restricted Subsidiary in cash and the Fair Market Value of property other than cash received by the Issuer or any Restricted Subsidiary from:

(i)

the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) of Restricted Investments made by the Issuer and the Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from the Issuer and the Restricted Subsidiaries by any Person (other than the Issuer or any Subsidiary) and from repayments of loans or advances which constituted Restricted Investments,

(ii)	the sale (other than to the Issuer or a Restricted Subsidiary) of the Equity Interests of an Unrestricted Subsidiary, or

(iii)	any distribution or dividend from an Unrestricted Subsidiary (to the extent such distribution or dividend is not already included in the calculation of Cumulative Operating Cash Flow); plus

(E)

in the event any Unrestricted Subsidiary has been redesignated as a Restricted Subsidiary or has been merged or consolidated with or into, or transfers or conveys its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary, in each case after the Effective Date, the Fair Market Value (as determined in accordance with the second succeeding paragraph below) of the Investment of the Issuer in such Unrestricted Subsidiary at the time of such redesignation, merger, combination or transfer (or of the assets transferred or conveyed, as applicable), after deducting any Indebtedness associated with the Unrestricted Subsidiary so designated, merged, combined or transferred or any Indebtedness associated with the assets so transferred or conveyed other than to the extent of the amount of the Investment in such Unrestricted Subsidiary made by the Issuer or a Restricted Subsidiary to the extent of the amount of the Investment that constituted a Permitted Investment, plus

(F)	$275,000,000.

(b) Notwithstanding the foregoing, the foregoing provisions shall not prohibit the following actions (clauses (1) through (17) being referred to as “Permitted Payments”):

(1)

the payment of any dividend or distribution or consummation of any redemption within 60 days after the date of declaration thereof or the giving of a redemption notice related thereto, if at such date of declaration or notice such payment would be permitted by the provisions of paragraph (a) of this covenant and such payment shall be deemed to have been paid on such date of declaration or notice for purposes of the calculation required by paragraph (a) of this covenant;

(2)

any transaction with an officer or director of the Issuer entered into in the ordinary course of business (including compensation or employee benefit arrangements with any officer or director of the Issuer, including the payment of longevity bonuses in accordance therewith);

(3)

the repurchase, redemption, or other acquisition or retirement of any of the Equity Interests of the Issuer or any direct or indirect parent of the Issuer in exchange for (including any such exchange pursuant to the exercise of a conversion right or privilege where in connection therewith cash is paid in lieu of the issuance of fractional shares or scrip), or out of the net cash proceeds of, a substantially concurrent issue and sale for cash (other than to the Issuer or any Restricted Subsidiary) of the Qualified Equity Interests of the Issuer or any direct or indirect parent of the Issuer to the extent contributed to the equity capital of the Issuer or from substantially concurrent contributions to the equity capital of the Issuer; provided that the net cash proceeds from the issuance of such Qualified Equity Interests are excluded from clause (3)(B) of paragraph (a) of this covenant;

(4)

any repurchase, redemption, defeasance, retirement, refinancing or acquisition for value or payment of principal of any Subordinated Indebtedness in exchange for, or out of the net proceeds of, a substantially concurrent issuance and sale for cash (other than to the Issuer or any Restricted Subsidiary) of any of the Issuer’s Qualified Equity Interests or from substantially concurrent contributions to the equity capital of the Issuer, provided that the net cash proceeds from the issuance of such Qualified Equity Interests are excluded from clause (3)(B) of paragraph (a) of this covenant;

(5)

the repurchase, redemption, defeasance, retirement, refinancing or acquisition for value or payment of principal of any Subordinated Indebtedness (other than Disqualified Equity Interests) (a “refinancing”) through the issuance of new Subordinated Indebtedness of the Issuer, provided that any such new Indebtedness (A) shall be in a principal amount that does not exceed the principal amount so refinanced or, if such Subordinated Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration or acceleration thereof, then such lesser amount as of the date of determination, plus the amount of premium, interest or other payment actually paid at such time to refinance the Indebtedness, plus, in either case, the amount of expenses the Issuer and the Restricted Subsidiaries incurred in connection with such refinancing; (B) has an Average Life to Stated Maturity greater than the remaining Average Life to Stated Maturity of the Notes; (C) has a Stated Maturity for its final scheduled principal payment later than the Stated Maturity for the final scheduled principal payment of the Notes; and (D) is expressly subordinated in right of payment to the Notes and the Guarantees, as the case may be, at least to the same extent as the Subordinated Indebtedness to be refinanced;

(6)

the declaration and payment of dividends to holders of any class or series of Disqualified Equity Interests of the Issuer or any of the Restricted Subsidiaries and any Preferred Equity Interests of any of the Restricted Subsidiaries issued or incurred in accordance with the covenant described under “—Certain Covenants—Limitation on indebtedness” to the extent such dividends are included in the definition of “Consolidated Interest Expense”;

(7)

the repurchase of shares of Equity Interests that may be deemed to occur upon the exercise of stock options or the vesting of restricted stock or restricted stock units to the extent such shares of Equity Interests represent a portion of the exercise price of those stock options or the withholding tax obligations with respect to such exercise or vesting;

(8)

(A) the declaration and payment of dividends to holders of any class or series of Designated Preferred Equity Interests (other than Disqualified Equity Interests) issued after the Effective Date; provided that the amount of dividends paid pursuant to this clause (A) shall not exceed the aggregate amount of net cash proceeds from the sale of such Designated Preferred Equity Interests, or

(B) the declaration and payment of dividends to any direct or indirect parent of the Issuer, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Equity Interests (other than Disqualified Equity Interests) of any direct or indirect parent of the Issuer issued after the Effective Date; provided that the amount of dividends paid pursuant to this clause (B) shall not exceed the aggregate amount of cash actually contributed to such parent from the sale of such Designated Preferred Equity Interests;

(9)

repurchases of Subordinated Indebtedness at a purchase price not greater than (A) 101% of the principal amount of such Subordinated Indebtedness in the event of a Change of Control or (B) 100% of the principal amount of such Subordinated Indebtedness in the event of an Asset Sale, in each case plus accrued interest, in connection with any change of control offer or asset sale offer required by the terms of such Subordinated Indebtedness, as the case may be; provided, however, that (x) in the case of a Change of Control, the Issuer has first complied with and fully satisfied its obligations under the covenant described under “—Certain Covenants—Purchase of notes upon a change of control,” and (y) in the case of an Asset Sale, the Issuer has first complied with and fully satisfied its obligations under the covenant described under “—Certain Covenants—Limitation on sale of assets”;

(10)

the purchase, retirement, redemption or other acquisition (or dividends to the Issuer or any other direct or indirect parent of the Issuer to finance any such purchase, retirement, redemption or other acquisition) for value of Equity Interests of the Issuer or any other direct or indirect parent of the Issuer held by any future, present or former employee, officer, director or consultant of the Issuer or any direct or indirect parent of the Issuer or any Subsidiary or their estates or the beneficiaries of such estates pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other similar agreement or arrangement; provided, however, that the aggregate amounts paid under this clause (10) do not exceed $5,000,000 in any calendar year (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $10,000,000 in any calendar year); provided, further, however, that such amount in any calendar year may be increased by an amount not to exceed:

(A)

the cash proceeds received by the Issuer or any of the Restricted Subsidiaries from the sale of Equity Interests (other than Disqualified Equity Interests) of the Issuer or any other direct or indirect parent of the Issuer (to the extent the cash proceeds are contributed to the equity capital of Issuer) to employees, officers, directors or consultants of the Issuer and the Restricted Subsidiaries or any other direct or indirect parent of the Issuer that occurs after the Effective Date (provided that the amount of such cash proceeds utilized for any such purchase, retirement, redemption, other acquisition or dividend will not increase the amount available for Restricted Payments under clause 3(B) of paragraph (a) of this covenant); plus

(B)

the cash proceeds of key man or corporate owned life insurance policies received by the Issuer or any direct or indirect parent of the Issuer (to the extent the cash proceeds are contributed to the equity capital of the Issuer) and the Restricted Subsidiaries after the Effective Date;

provided that the Issuer may elect to apply all or any portion of the aggregate increase contemplated by clauses (A) and (B) above in any calendar year; in addition, cancellation of Indebtedness owing to the Issuer from any current, former or future officer, director or employee, or any permitted transferees thereof) of the Issuer or any Restricted Subsidiary (or any direct or indirect parent company thereof), in connection with a repurchase of Equity Interests of the Issuer from such Persons will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provisions of the Indenture;

(11)	other Restricted Payments in an aggregate amount not to exceed $25,000,000;

(12)	the distribution, as a dividend or otherwise, of shares of Equity Interests or other securities of, or Indebtedness owed to the Issuer or a Restricted Subsidiary by, Unrestricted Subsidiaries;

(13)

the payment of any dividends or other distributions to any direct or indirect equity holder of the Issuer or a Restricted Subsidiary in amounts required for such equity holder to pay U.S. federal, state, foreign and/or local income taxes (as the case may be) imposed directly on such equity holder to the extent such income taxes are attributable to the income of the Issuer or such Restricted Subsidiary (and, to the extent of the amounts actually received by the Issuer or a Restricted Subsidiary from an Unrestricted Subsidiary, amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiary paid to the Issuer or a Restricted Subsidiary), as the case may be; provided that in each case the amount of such payments in respect of any tax year does not exceed the amount that the Issuer or Restricted Subsidiary, as the case may be, would have been required to pay in respect of U.S., federal, state, foreign and local taxes (as the case may be) for such year had the Issuer or such Restricted Subsidiary paid such taxes as a stand-alone taxpayer (or stand-alone group) (reduced by any such taxes paid directly by the Issuer or such Restricted Subsidiary);

(14)	the payment of dividends, other distributions or other amounts to, or the making of loans to any direct or indirect parent, in the amount required for such entity to, if applicable:

(A)

pay amounts equal to the amounts required for any direct or indirect parent of the Issuer to pay fees and expenses (including franchise or similar taxes) required to maintain its corporate existence, customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, directors, officers and employees of the Issuer or any direct or indirect parent of the Issuer, if applicable, and general corporate operating and overhead expenses of any direct or indirect parent of the Issuer, if applicable, in each case to the extent such fees, expenses, salaries, bonuses, benefits and indemnities are attributable to the ownership or operation of the Issuer, if applicable, and the Restricted Subsidiaries;

(B)

pay, if applicable, amounts equal to amounts required for any direct or indirect parent of the Issuer, if applicable, to pay interest and/or principal on Indebtedness the proceeds of which have been contributed to the Issuer or any of its Restricted Subsidiaries and that has been guaranteed by, or is otherwise considered Indebtedness of, the Issuer or any of its Restricted Subsidiaries incurred in accordance with the covenant described under “—Limitation on indebtedness”; and

(C)

pay fees and expenses incurred by any direct or indirect parent, other than to Affiliates of the Issuer, related to any equity or debt offering of such parent if the proceeds of such equity or debt offering were contributed to the Issuer as equity capital or with respect to an unsuccessful equity or debt offering, were intended to be contributed to the equity capital of the Issuer;

(15)	any Restricted Payments made in connection with the consummation of the Transactions (including dividends to any direct or indirect parent of the Issuer to fund such payment);

(16)	the payment of cash in lieu of the issuance of fractional shares of Equity Interests upon exercise or conversion of securities exercisable or convertible into Equity Interests of the Issuer; and

(17)

payments or distributions, in the nature of satisfaction of dissenters’ rights, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all the property and assets of the Issuer.

The Issuer will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuer and the Restricted Subsidiaries (except to the extent repaid prior to the time of designation) in the Subsidiary so designated will be deemed to be Restricted Payments or Permitted Investments in an amount determined as set forth in the definition of “Investments.” Such designation will only be permitted if a Restricted Payment or Permitted Investment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

For purposes of the covenant described above, if any Investment or Restricted Payment would be permitted pursuant to one or more provisions described above and/or one or more of the exceptions contained in the definition of “Permitted Investments,” the Issuer may divide and classify and/or at a later time re-divide and/or classify such Investment or Restricted Payment (or any portion thereof) in any manner that complies with this covenant.

Limitation on transactions with affiliates

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with any of its Affiliates involving aggregate consideration in excess of $5,000,000 unless:

(1)

such transaction or series of transactions is on terms that are no less favorable to the Issuer or such Restricted Subsidiary, as the case may be, than would be available in a comparable transaction in arm’s-length dealings with an unrelated third party, and

(2)

with respect to any transaction or series of transactions involving aggregate payments in excess of $10,000,000, the Issuer delivers an officer’s certificate to the Trustee certifying that such transaction or series of related transactions complies with clause (1) above and such transaction or series of related transactions has been approved by a majority of the members of the Board of Directors of the Issuer or any direct or indirect parent of the Issuer (and approved by a majority of Disinterested Directors of such board or, in the event there is only one Disinterested Director, by such Disinterested Director of such board).

Notwithstanding the foregoing, this provision will not apply to:

(1)

(a) transactions between or among the Issuer and/or any of the Restricted Subsidiaries (or an entity that becomes a Restricted Subsidiary as a result of such transaction), and (b) any merger or consolidation of the Issuer or any direct parent company of the Issuer, provided that such parent company shall have no material liabilities and no material assets other than cash, Temporary Cash Investments and the Equity Interests of the Issuer and such merger or consolidation is otherwise in compliance with the terms of the Indenture and effected for a bona fide business purpose;

(2)	(a) Restricted Payments permitted by the provisions of the Indenture described above under the covenant “—Certain Covenants—Limitation on restricted payments”) and (b) Permitted Investments;

(3)

the payment of reasonable and customary fees and reimbursements paid to, and indemnity and similar arrangements provided on behalf of, current, former or future officers, directors, employees or consultants of the Issuer or any Restricted Subsidiary or any direct or indirect parent of the Issuer;

(4)

transactions in which the Issuer or any of the Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an independent financial advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (1) of the preceding paragraph;

(5)

payments, loans or advances to employees or consultants or guarantees in respect thereof (or cancellation of loans, advances or guarantees) for bona fide business purposes in the ordinary course of business;

(6)

any agreement, instrument or arrangement as in effect as of the Effective Date or any transaction contemplated thereby, or any amendment thereto (so long as any such amendment is not disadvantageous to the holders of the Notes in any material respect when taken as a whole as compared to the applicable agreement as in effect on the Effective Date as reasonably determined by the Issuer in good faith);

(7)

(a) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture, which are fair to the Issuer and the Restricted Subsidiaries in the reasonable determination of the Issuer, and are on terms at least as favorable as might reasonably have been obtained at such time from a party that is not an Affiliate or (b) transactions with joint ventures or Unrestricted Subsidiaries entered into in the ordinary course of business;

(8)	the sale or issuance of Equity Interests (other than Disqualified Equity Interests) of the Issuer;

(9)	any contribution to the equity capital of the Issuer;

(10)	pledges of Equity Interests of Unrestricted Subsidiaries;

(11)	transactions to effect the Transactions and the payment of all fees and expenses related to the Transactions;

(12)

any employment, consulting, service or termination agreement, or customary indemnification arrangements, entered into by the Issuer or any Restricted Subsidiary with current, former or future officers and employees of the Issuer or any Restricted Subsidiary and the payment of compensation to officers, directors, employees or consultants of the Issuer or any Restricted Subsidiary (including amounts paid pursuant to employee benefit plans, employee stock option or similar plans), in each case in the ordinary course of business;

(13)

transactions with a Person that is an Affiliate of the Issuer solely because the Issuer, directly or indirectly, owns Equity Interests in, or controls, such Person entered into in the ordinary course of business;

(14)

transactions with Affiliates solely in their capacity as holders of Indebtedness or Equity Interests of the Issuer or any Subsidiary, so long as such transaction is with all holders of such class (and there are such non-Affiliate holders) and such Affiliates are treated no more favorably than all other holders of such class generally;

(15)	any agreement that provides customary registration rights to the equity holders of the Issuer or any direct or indirect parent of the Issuer and the performance of such agreements;

(16)

payments to and from and transactions with any joint venture in the ordinary course of business; provided such joint venture is not controlled by an Affiliate (other than a Restricted Subsidiary) of the Issuer; and

(17)

the entering into of any tax sharing agreement or arrangement providing for any payments permitted by clause (13) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on restricted payments.”

Limitation on liens

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or incur any Lien (other than Permitted Liens) that secures any obligations under any Indebtedness upon any of its property or assets, except if the Notes are directly secured equally and ratably with (or prior to in the case of Liens with respect to Subordinated Indebtedness) the obligation or liability secured by such Lien.

Notwithstanding the foregoing, any Lien securing the Notes granted pursuant to this covenant shall be automatically and unconditionally released and discharged upon (a) the release by the holders of the Indebtedness described above of their Lien on the property or assets of the Issuer or any Restricted Subsidiary (including any deemed release upon payment in full of all obligations under such Indebtedness), (b) any sale, exchange or transfer to any person other than the Issuer or any Restricted Subsidiary of all or substantially all the assets of any Restricted Subsidiary creating such Lien in each case in accordance with the terms of the Indenture, (c) payment in full of the principal of, and accrued and unpaid interest and Additional Interest, if any, on the Notes, or (d) a defeasance or satisfaction and discharge of the Notes in accordance with the procedures described below under “—Defeasance or covenant defeasance of the Indenture” or “—Satisfaction and discharge.”

The following, collectively, shall constitute the “Permitted Liens:”

(a)	any Lien existing as of the Effective Date (other than Liens permitted under clause (c) below);

(b)

any Lien arising by reason of (1) any judgment, decree or order of any court not constituting an Event of Default, so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired; (2) taxes not yet delinquent or which are being contested in good faith; (3) security for payment of workers’ compensation or other insurance; (4) good faith deposits in connection with tenders, leases, contracts (other than contracts for the payment of money); (5) zoning restrictions, easements, licenses, reservations, provisions, covenants, conditions, waivers, restrictions on the use of property or minor irregularities of title (and with respect to leasehold interests, mortgages, obligations, liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased property, with or without consent of the lessee), none of which materially impairs the use of any parcel of property material to the operation of the business of the Issuer or any Restricted Subsidiary or the value of such property for the purpose of such business; (6) deposits to secure public or statutory obligations, or in lieu of surety or appeal bonds; (7) surveys, exceptions, title defects, encumbrances, reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph or telephone lines and other similar purposes or zoning or other restrictions as to the use of real property not interfering with the ordinary conduct of the business of the Issuer or any Restricted Subsidiary; or (8) operation of law in favor of mechanics, materialmen, laborers, employees or suppliers, incurred in the ordinary course of business for sums which are not yet delinquent or are being contested in good faith by negotiations or by appropriate proceedings which suspend the collection thereof;

(c)

any Lien now or hereafter existing on the Issuer’s property or any Restricted Subsidiary’s property securing Indebtedness incurred pursuant to clause (1) of the second paragraph under “—Certain Covenants—Limitation on indebtedness” and provided that the provisions described under “—Certain Covenants—Future guarantors” are complied with;

(d)

any Lien securing Acquired Indebtedness which is permitted under the provisions of “—Limitation on indebtedness;” provided that any such Lien only extends to the assets that were subject to such Lien securing such Acquired Indebtedness prior to the related transaction by the Issuer or any Restricted Subsidiary;

(e)	Liens securing all of the Notes and related Guarantees and any obligations owing to the Trustee under the Indenture;

(f)	Liens on property of the Issuer or any Restricted Subsidiary with respect to obligations that do not exceed $50,000,000 at any one time outstanding;

(g)	any Lien on property of the Issuer or any Restricted Subsidiary securing Indebtedness incurred pursuant to clause (2) of the second paragraph under “—Certain Covenants—Limitation on indebtedness;”

(h)

any extension, renewal, refinancing or replacement, in whole or in part, of any Lien described in the foregoing clauses (a) and (c) through (h) so long as the Lien is limited to the same property and assets that secured the original Lien;

(i)	Liens that secure obligations under Interest Rate Agreements not entered into for speculative purposes;

(j)	[reserved];

(k)	Licenses or sublicenses of intellectual property and general intangibles granted in the ordinary course of business;

(l)

Liens upon specific items of inventory or other goods and proceeds of the Issuer or any Restricted Subsidiary securing the Issuer’s or such Restricted Subsidiary’s obligation in respect of banker’s acceptances issued or created in the ordinary course of business for its account to facilitate the purchase, shipment, or storage of such inventory or other goods;

(m)

Liens (i) that are contractual rights of set-off (A) relating to the establishment of depository relations with banks not given in connection with the incurrence of Indebtedness, (B) relating to pooled deposit or sweep accounts of the Issuer or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations and other cash management activities incurred in the ordinary course of business of the Issuer and/or any of its Restricted Subsidiaries or (C) relating to purchase orders and other agreements entered into with customers of the Issuer or any of its Restricted Subsidiaries in the ordinary course of business and (ii) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (x) encumbering reasonable customary initial deposits and margin deposits and attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business, and (y) in favor of banking institutions arising as a matter of law or pursuant to customary account agreements encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(n)	Liens of the Escrow Agent on the Escrow Property and any Lien contemplated under the Escrow Agreement;

(o)

leases, subleases, licenses or sublicenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Issuer or any Restricted Subsidiary and do not secure any Indebtedness;

(p)

Liens in favor of issuers of performance, surety, bid, indemnity, warranty, release, appeal or similar bonds or with respect other regulatory requirements, or letters of credit or bankers’ acceptances issued, and completion guarantees provided for, in each case pursuant to the request of and for the account of such Person in the ordinary course of its business;

(q)

Liens incurred to secure obligations in respect of Indebtedness permitted to be incurred pursuant to clause (11) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on indebtedness”; provided that such Lien extends only to the assets, the acquisition, lease, construction, repair, replacement or improvement of which is financed thereby and any income or profits thereof;

(r)

Liens on assets or on property at the time the Issuer or a Restricted Subsidiary acquired the assets or property and Liens on shares of a Person at the time such Person became a Restricted Subsidiary; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition or such Person becoming such Subsidiary; provided, further, however, that the Liens may not extend to any other assets or property owned by the Issuer or any Restricted Subsidiary (other than the proceeds or products of such property or shares of stock or improvements thereon);

(s)

Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary permitted to be incurred in accordance with the covenant described under “—Certain Covenants—Limitation on indebtedness”;

(t)

Liens arising from Uniform Commercial Code financing statement filings regarding operating leases or consignments entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business;

(u)	Liens in favor of the Issuer or any Restricted Subsidiary;

(v)	deposits made in the ordinary course of business to secure liability to insurance carriers, insurance companies and brokers;

(w)	Liens on the Equity Interests of Unrestricted Subsidiaries and joint ventures that are not Restricted Subsidiaries;

(x)

judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(y)	Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(z)	Liens incurred to secure cash management services (and other “bank products”), owed to a lender under the Credit Agreement in the ordinary course of business;

(aa)	Liens on equipment of the Issuer or any Restricted Subsidiary granted in the ordinary course of business to Issuer’s or such Restricted Subsidiary’s client at which such equipment is located;

(bb)

Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(cc)

Liens deemed to exist in connection with Investments in repurchase agreements permitted under “—Certain Covenants—Limitation on indebtedness”; provided that such Liens do not extend to any assets other than those assets that are the subject of such repurchase agreement;

(dd)	restrictions on dispositions of assets to be disposed of pursuant to merger agreements, stock or asset purchase agreements and similar agreements;

(ee)	customary options, put and call arrangements, rights of first refusal and similar rights relating to Investments in joint ventures, partnerships and similar investment vehicles;

(ff)	any amounts held by a trustee in the funds and accounts under an Indenture securing any revenue bonds issued for the benefit of the Issuer or any Restricted Subsidiary;

(gg)

Liens (i) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business or (ii) on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;

(hh)

(a) Liens solely on any cash earnest money deposits made in connection with any letter of intent or purchase agreement in connection with an Investment permitted under the Indenture and (b) customary Liens on deposits required in connection with the purchase of property, equipment and inventory, in each case incurred in the ordinary course of business;

(ii)

Liens on cash, Temporary Cash Investments or other property arising in connection with the defeasance, discharge or redemption of Indebtedness; provided that such defeasance, discharge or redemption is permitted under the Indenture;

(jj)

Liens on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets;

(kk)

Liens given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of the Issuer or a Restricted Subsidiary in the ordinary course of business; provided that such Liens do not materially interfere with the operations of the Issuer and its Restricted Subsidiaries, taken as a whole; and

(ll)

any Lien securing Indebtedness of the Issuer and any Restricted Subsidiary that is a Guarantor; provided, that the Secured Debt to Operating Cash Flow Ratio at the time of the incurrence of such Indebtedness, after giving pro forma effect thereto and to the application of the proceeds therefrom, is 6.0:1.0 or less.

For purposes of the covenant described above, if any Lien would be permitted pursuant to one or more provisions described above the Issuer may divide and classify and/or at a later time re-divide and/or re-classify such Lien (or any portion thereof) in any manner that complies with this covenant and the definition of “Permitted Liens.”

Limitation on sale of assets

(a)

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, consummate an Asset Sale unless (1) at least 75% of the consideration from such Asset Sale is received in cash or Temporary Cash Investments and (2) the Issuer or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the shares or assets sold (other than in the case of an involuntary Asset Sale, as determined by the Issuer’s Board of Directors and evidenced in a Board resolution); provided, however, that in the event the Issuer or any Restricted Subsidiary engages in an Asset Sale with any third party and receives in consideration therefor, or simultaneously with such Asset Sale enters into, a Local Marketing Agreement with such third party or any Affiliate thereof, the Fair Market Value of such Local Marketing Agreement shall be deemed cash and considered when determining whether such Asset Sale complies with the foregoing clauses (1) and (2). Notwithstanding the foregoing, clause (1) of the preceding sentence shall not be applicable to any Asset Swap.

(b)

If all or a portion of the Net Cash Proceeds of any Asset Sale are required to be applied (by the terms of such secured Indebtedness) to permanently repay any secured Indebtedness that is secured by a Permitted Lien, the Issuer and the Restricted Subsidiaries may apply such Net Cash Proceeds to the repayment thereof within 12 months of the Asset Sale. If all or a portion of the Net Cash Proceeds of any Asset Sale are not required to be applied to repay permanently any secured Indebtedness that is secured by a Permitted Lien then outstanding as required by the terms thereof or if no such secured Indebtedness that is secured by a Permitted Lien that by its terms requires the repayment thereof is then outstanding, then the Issuer and its Restricted Subsidiaries may within 12 months of the Asset Sale, (1) invest the Net Cash Proceeds in properties and assets that (as determined by the Issuer’s Board of Directors) replace the properties and assets that were the subject of the Asset Sale or in properties and assets that will be used in any businesses conducted or proposed to be conducted (as described in the Offering Memorandum) by the Issuer or its Restricted Subsidiaries on the Effective Date or reasonably related thereto; (2) permanently repay any secured Indebtedness that is secured by a Permitted Lien; (3) repay Indebtedness of a Restricted Subsidiary that is not a Guarantor, other than Indebtedness owed to the Issuer or another Restricted Subsidiary; (4) repay senior Indebtedness of the Issuer or any Guarantor (including the Notes and related Guarantees), so long as the Issuer or such Guarantor equally and ratably reduce a pro rata principal amount of Notes (A) through open-market purchases (provided that such purchases are at or above 100% of the principal amount thereof), (B) by redeeming Notes if the Notes are then redeemable as provided under “—Optional Redemption” or (C) by making an offer (in accordance with the procedures set forth below for an Offer) to all holders of Notes to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, a pro rata principal amount of Notes; or (5) any combination of the foregoing clauses (1) through (4); provided, however, that the Issuer or the applicable Restricted Subsidiary will be deemed to have complied with this clause (b) if, within 12 months of such Asset Sale, the Issuer or the applicable Restricted Subsidiary shall have commenced and not completed or abandoned an expenditure or Investment, or a binding agreement with respect to an expenditure or Investment, in compliance with this clause (b), and that expenditure or Investment is substantially completed within a date that is 12 months and 180 days after the date of such Asset Sale. The amount of such Net Cash Proceeds not used or invested as set forth in the first two sentences of this clause (b) constitutes “Excess Proceeds.” Pending the final application of any Net Cash Proceeds pursuant to this clause (b), the Issuer or the applicable Restricted Subsidiary may apply such Net Cash Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Cash Proceeds in any manner not prohibited by the Indenture.

(c)

Within 30 days after the aggregate amount of Excess Proceeds exceeds $50,000,000, the Issuer shall apply the Excess Proceeds to the repayment of the Notes and, at the option of the Issuer, any Pari Passu Indebtedness required to be repurchased under the instrument governing such Pari Passu Indebtedness as follows:

(A)

Issuer shall make an offer to purchase (an “Offer”) from all holders of the Notes in accordance with the procedures set forth in the Indenture in the maximum principal amount (expressed as a multiple of $1,000) of Notes that may be purchased out of an amount (the “Note Amount”) equal to the product of such Excess Proceeds multiplied by a fraction, the numerator of which is the outstanding principal amount of the Notes, and the denominator of which is the sum of the outstanding principal amount of the Notes and such Pari Passu Indebtedness (subject to proration in the event such amount is less than the aggregate Offered Price of all Notes tendered), and

(B)

to the extent required by such Pari Passu Indebtedness to permanently reduce the principal amount of such Pari Passu Indebtedness, the Issuer shall make an offer to purchase or otherwise repurchase or redeem Pari Passu Indebtedness (a “Pari Passu Offer”) in an amount (the “Pari Passu Debt Amount”) equal to the excess of the Excess Proceeds over the Note Amount; provided that in no event shall the Pari Passu Debt Amount exceed the principal amount of such Pari Passu Indebtedness plus the amount of any premium required to be paid to repurchase such Pari Passu Indebtedness.

The offer price shall be payable in cash in an amount equal to 100% of the principal amount of the Notes plus accrued and unpaid interest and Additional Interest, if any, to the date such Offer is consummated (the “Offered Price”), in accordance with the procedures set forth in the Indenture. To the extent that the aggregate Offered Price of the Notes tendered pursuant to the Offer is less than the Note Amount relating thereto or the aggregate amount of Pari Passu Indebtedness that is purchased is less than the Pari Passu Debt Amount (the amount of such shortfall, if any, constituting a “Deficiency”), the Issuer shall use such Deficiency in its business and that of its Restricted Subsidiaries. Upon completion of the purchase of all the Notes tendered pursuant to an Offer and repurchase of the Pari Passu Indebtedness pursuant to a Pari Passu Offer, the amount of Excess Proceeds, if any, shall be reset at zero. The Issuer may make an Offer before the end of the 366 days and/or in an amount of less than $50,000,000.

(d)

If the Issuer becomes obligated to make an Offer pursuant to clause (c) above, the Notes shall be purchased by it, at the option of the holder thereof, in whole or in part in amounts of $2,000 or an integral multiple of $1,000 in excess thereof, on a date that is not earlier than 45 days and not later than 60 days from the date the notice is given to holders, or such later date as may be necessary for the Issuer to comply with the requirements under the Exchange Act, subject to proration in the event the Note Amount is less than the aggregate Offered Price of all Notes tendered.

(e)

The Issuer shall comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws or regulations in connection with an Offer, provided that to the extent that the provisions of any such securities laws or regulations conflict with any provisions of such an Offer, the Issuer will comply with those securities laws and regulations and will not be deemed to have breached its obligations under any provisions of such an Offer by virtue of such conflict.

Future guarantors

The Indenture provides that if the Issuer acquires or creates any wholly-owned Restricted Subsidiary after the Effective Date (unless such Subsidiary is an Immaterial Subsidiary, a Foreign Subsidiary, is not a guarantor under the Credit Agreement or any other Indebtedness incurred pursuant to a Credit Facility of the Issuer or a Restricted Subsidiary that is a Guarantor, or is already a Guarantor) that guarantees any Indebtedness of the Issuer or any other Restricted Subsidiary that is a Guarantor, the Issuer shall cause such Restricted Subsidiary, within 20 Business Days of the date that such Indebtedness has been guaranteed, to execute and deliver to the Trustee a supplemental Indenture pursuant to which such Restricted Subsidiary will become a Guarantor under the Indenture governing the Notes.

Each Guarantee is limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the Guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Each Guarantee shall be released and discharged in accordance with the provisions of the Indenture described under “—Guarantees.”

Purchase of notes upon a change of control

If a Change of Control shall occur at any time, then each holder of Notes shall have the right to require that the Issuer purchase such holder’s Notes in whole or in part in amounts of $2,000 and integral multiples of $1,000 thereof at a purchase price (the “Change of Control Purchase Price”) in cash in an amount equal to 101% of the principal amount of such Notes, plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase (the “Change of Control Purchase Date”), pursuant to the offer described below (the “Change of Control Offer”) and the other procedures set forth in the Indenture.

Within 30 days following any Change of Control, unless the Issuer has exercised its right to redeem all of the Notes as described under “—Optional redemption,” the Issuer shall notify the Trustee thereof and give written notice of such Change of Control to each holder of Notes, by first- class mail, postage prepaid, at the address appearing in the security register or otherwise in accordance with the applicable procedures of DTC, stating, among other things, the purchase price and that the purchase date shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is sent, or such later date as is necessary to comply with requirements under the Exchange Act; that any Note not tendered will continue to accrue interest; that, unless the Issuer defaults in the payment of the purchase price, any Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Purchase Date; if such notice is delivered prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control, and, if applicable, stating that, in the Issuer’s discretion, the purchase date pursuant to the Change of Control Offer may be delayed until such time as the Change of Control shall have occurred, or that such purchase may not occur and such notice may be rescinded in the event that the Change of Control shall not have occurred by the Change of Control payment date, or by the Change of Control payment date as so delayed; and certain other procedures that a holder of Notes must follow to accept a Change of Control Offer or to withdraw such acceptance. A Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer. The Issuer will not be required to make a Change of Control Offer if a third party makes an offer in the manner, at the times and otherwise in compliance with the requirements for a Change of Control Offer to be made by the Issuer and such third party purchases all the Notes properly tendered and not withdrawn under its offer.

If a Change of Control Offer is made, there can be no assurance that the Issuer and the Guarantors will have available funds sufficient to pay the Change of Control Purchase Price for all of the Notes that might be delivered by holders of the Notes seeking to accept the Change of Control Offer. A Change of Control will also result in an event of default under the Credit Agreement and could result in the acceleration of all indebtedness under the Credit Agreement. Moreover, the Credit Agreement prohibits the repurchase of the Notes by the Issuer. The failure to make or consummate the Change of Control Offer or pay the Change of Control Purchase Price when due will result in an Event of Default under the Indenture.

The Change of Control provisions described below may deter certain mergers, tender offers and other takeover attempts involving the Issuer by increasing the capital required to effectuate such transactions. In addition, the term “all or substantially all” as used in the definition of “Change of Control” has not been interpreted under New York law (which is the governing law of the Indenture) to represent a specific quantitative test. As a consequence, in the event the holders of the Notes elected to exercise their rights under the Indenture and we elected to contest such election, there could be no assurance as to how a court interpreting New York law would interpret the phrase.

The existence of a holder’s right to require the Issuer to repurchase such holder’s Notes upon a Change of Control may deter a third party from acquiring the Issuer in a transaction which constitutes a Change of Control.

“Change of Control” means the occurrence of one or more of the following events:

(i)

any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Issuer to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a “group”) (whether or not otherwise in compliance with the provisions of the Indenture), other than to any Person so long as no Person or group has the power, directly or indirectly, to vote or direct the voting of securities having more than 50% of the voting power of the Voting Stock of such transferee Person; or

(ii)	a majority of the board of directors of the Issuer or Parent shall consist of Persons who are not Continuing Directors; or

(iii)

the acquisition by any Person or group of the power, directly or indirectly, to vote or direct the voting of securities having more than 50% of the voting power of the Voting Stock of the Issuer; provided that so long as the Issuer is a subsidiary of a parent company, no Person shall be deemed to have the power, directly or indirectly, to vote or direct the voting of securities having more than 50% of the voting power of the Voting Stock of the Issuer unless such Person shall have the power, directly or indirectly, to vote or direct the voting of securities having more than 50% of the voting power of the Voting Stock of such parent company; provided, however, that (1) a transaction in which the Issuer or any direct or indirect parent of the Issuer becomes a Subsidiary of another Person (other than a Person that is an individual, such Person that is not an individual, the “Other Person”) shall not constitute a Change of Control if (a) the shareholders of the Issuer or such parent immediately prior to such transaction “beneficially own” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly through one or more intermediaries, at least a majority of the voting power of the outstanding Voting Stock of the Issuer or such parent immediately following the consummation of such transaction or (b) immediately following the consummation of such transaction, no Person, other than the Other Person (but including the holders of the Equity Interests of the Other Person), beneficially owns, directly or indirectly through one or more intermediaries, more than 50% of the voting power of the outstanding Voting Stock of the Issuer or the Other Person; (2) any transaction in which the Issuer remains a wholly-owned subsidiary of Parent, but one or more intermediate holding companies between Parent and the Issuer are added, liquidated, merged or consolidated out of existence, shall not constitute a Change of Control; (3) any holding company whose only significant asset is Equity Interests of the Issuer, Parent or any direct or indirect parent of the Issuer shall not itself be considered a Person or group for purposes of this definition; (4) the transfer of assets between or among the Restricted Subsidiaries and the Issuer in accordance with the terms of the Indenture shall not itself constitute a Change of Control; (5) a Person or group shall not be deemed to have beneficial ownership of securities (or beneficially own) subject to a stock purchase agreement, merger agreement or similar agreement (or voting or option agreement related thereto) until the consummation of the transactions contemplated by such agreement and (6) a Change of Control shall not be deemed to occur as a result of the Transactions.

A Change of Control would be triggered at such time as a majority of the Board of Directors of the Issuer or Parent consists of Persons who are not Continuing Directors. You should note, however, that recent case law suggest that, in the event that incumbent directors are replaced as a result of a contested election, issuers may nevertheless avoid triggering a Change of Control under a clause similar to the provision described in the prior sentence if the outgoing directors were to approve the new directors for the purpose of such Change of Control clause.

The Issuer will comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws or regulations in connection with a Change of Control Offer, provided that to the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the Notes, the Issuer will comply with those securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Offer provisions of the Notes by virtue of any such conflict.

Limitation on dividends and other payment restrictions affecting subsidiaries

The Issuer will not, and will not permit any Restricted Subsidiaries to, directly or indirectly, create or otherwise cause to become effective any encumbrance or restriction on the ability of any Restricted Subsidiaries to:

(i)	pay dividends or make any other distribution on its Equity Interests,

(ii)	pay any Indebtedness owed to the Issuer or a Restricted Subsidiary,

(iii)	make any Investment in the Issuer or a Restricted Subsidiary, or

(iv)	transfer any of its properties or assets to the Issuer or any Restricted Subsidiary.

However, this covenant will not prohibit:

(1)

(a) contractual encumbrances or restrictions in effect or entered into or existing on the Effective Date, including pursuant to the Credit Agreement and the Existing Notes, (b) any encumbrance or restriction contained in the Indenture, the Notes, any Additional Notes permitted to be incurred under the Indenture and in each case any exchange notes and guarantees thereof; or (c) any encumbrance or restriction contained in any other Indenture or instrument governing debt or preferred securities that are no more restrictive than those contained in the Indenture;

(2)

any encumbrance or restriction with respect to a Restricted Subsidiary that is not a Subsidiary on the Effective Date, in existence at the time such Person becomes a Restricted Subsidiary and not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary, provided that such encumbrances and restrictions are not applicable to the Issuer or any Restricted Subsidiary or the properties or assets of the Issuer or any Restricted Subsidiary other than such Subsidiary which is becoming a Restricted Subsidiary;

(3)

any encumbrance or restriction existing under, by reason of or with respect to any agreement of the Issuer or any Restricted Subsidiary; provided that (a) such encumbrances or restrictions are ordinary and customary in light of the type of agreement involved and (b) such encumbrances will not affect in any material respect the Issuer’s or any Guarantor’s ability to make principal and interest payments on the Notes, as determined in good faith by the Issuer;

(4)	any encumbrance or restriction existing under applicable law, rule or regulation;

(5)	any encumbrance or restriction pursuant to customary non-assignment provisions of any lease governing a leasehold interest of the Issuer or any Restricted Subsidiary;

(6)	restrictions on the transfer of the assets subject to any Lien imposed by the holder of such Lien;

(7)	any encumbrance or restriction pursuant to a licensing agreement to the extent such restrictions or encumbrances limit the transfer of property subject to such licensing agreement;

(8)

any encumbrance or restriction pursuant to or under any other Indebtedness of Restricted Subsidiaries permitted to be incurred after the Effective Date pursuant to the provisions of the covenant described under “—Certain Covenants—Limitation on indebtedness” or under any Preferred Equity Interests;

(9)

restrictions on cash, Temporary Cash Investments or other deposits or net worth requirements imposed under contracts entered into the ordinary course of business, including such restrictions imposed by customers or insurance, surety or bonding companies;

(10)	provisions contained in any license, permit or other accreditation with a regulatory authority entered into the ordinary course of business;

(11)

any encumbrance or restriction created pursuant to an asset sale agreement, stock sale agreement or similar instrument pursuant to which an Asset Sale permitted under “—Certain Covenants—Limitation on sale of assets” is to be consummated, so long as such restriction or encumbrance shall be effective only for a period from the execution and delivery of such agreement or instrument through a termination date not later than 270 days after such execution and delivery;

(12)	customary provisions in joint venture, operating or other similar agreements, asset sale agreements and stock sale agreements in connection with the entering into of such transaction;

(13)

purchase money obligations for property acquired and Capital Lease Obligations in the ordinary course of business that impose restrictions of the nature described in clause (iv) in the immediate preceding paragraph on the property so acquired;

(14)

customary provisions contained in leases, licenses, contracts and other similar agreements entered into in the ordinary course of business (including leases or licenses of intellectual property) that impose restrictions of the type described in clause (iv) in the immediate preceding paragraph on the property subject to such lease, license, contract or agreement;

(15)

arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Issuer or any Restricted Subsidiary thereof in any manner material to the Issuer or any Restricted Subsidiary thereof;

(16)

existing under, by reason of or with respect to Indebtedness incurred under clause (9) pursuant to the covenant described under “—Certain Covenants—Limitation on indebtedness”; provided that the encumbrances and restrictions contained in the agreements governing such Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(17)

restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which the Issuer or any Restricted Subsidiary is a party entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance of solely the property or assets of the Issuer or such Restricted Subsidiary that are the subject of such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Issuer or such Restricted Subsidiary or the assets or property of any other Restricted Subsidiary; or

(18)

any encumbrance or restriction existing under any agreement that extends, renews, refinances or replaces the agreements containing the encumbrances or restrictions in the foregoing clauses (1) through (17) or in this clause (18), provided that the terms and conditions of any such encumbrances or restrictions are not materially more restrictive than those under or pursuant to the agreement evidencing the Indebtedness so extended, renewed, refinanced or replaced.

For purposes of determining compliance with this covenant (i) the priority of any Preferred Equity Interests in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Equity Interests and (ii) the subordination of loans or advances made to the Issuer or a Restricted Subsidiary to other Indebtedness incurred by the Issuer or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Reports and other information

Whether or not required by the Commission, so long as any Notes are outstanding, the Issuer will furnish to the holders, within the time periods specified in the Commission’s rules and regulations (as in effect on the Effective Date) for non-accelerated filers:

(1)

all quarterly and annual financial information that would be required to be contained in a filing by a non-accelerated filer with the Commission on Forms 10-Q and 10-K (or any successor or comparable forms) if the Issuer were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Issuer’s certified independent accountants; and

(2)	all current reports that would be required to be filed with the Commission on Form 8-K if the Issuer were required to file such reports.

In addition, whether or not required by the Commission, the Issuer will file a copy of all of the information and reports referred to in clause (1) and (2) above with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. The Issuer will be deemed to have furnished to the holders the reports referred to in clauses (1) and (2) of the first paragraph of this covenant if the Issuer has either (i) filed such reports with the Commission (and such reports are publicly available) or (ii) posted such reports on the Issuer Website and issued a press release in respect thereof. For purposes of this covenant, the term “Issuer Website” means the collection of web pages that may be accessed on the World Wide Web using the URL address http://www.mediageneral.com or such other address as the Issuer may from time to time designate in writing to the holders and the Trustee. In addition, for so long as any Notes remain outstanding, the Issuer will furnish to holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

At any time that any of the Subsidiaries are Unrestricted Subsidiaries, then the quarterly and annual reports required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” or other comparable section, of the financial condition and results of operations of the Issuer and the Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries.

In addition, if at any time any direct or indirect parent company of the Issuer becomes a guarantor of the Notes (there being no obligation of such parent to do so), the reports, information and other documents required to be filed and furnished to the holders pursuant to this covenant may, at the option of the Issuer, be filed by and be those of such parent rather than the Issuer, and, for the avoidance of doubt, the Issuer will not, nor be obligated under the Indenture to, file or furnish any of the reports, information and other documents pursuant to this covenant; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Issuer and the Restricted Subsidiaries on a standalone basis, on the other hand.

Notwithstanding the foregoing, the foregoing requirements shall be deemed satisfied prior to the commencement of the registered exchange offer or the effectiveness of the shelf registration statement by the filing with the Commission of the exchange offer registration statement or shelf registration statement, and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act in each case as described under “Exchange Offer, Registration Rights” in the Offering Memorandum.

Notwithstanding anything herein to the contrary, any failure to comply with this covenant shall be automatically cured when the Issuer or any direct or indirect parent of the Issuer, as the case may be, provides all required reports to the holders of the Notes or files all required reports with the Commission.

Effectiveness of covenants upon an investment grade rating event

(a)	Upon and after the occurrence of an Investment Grade Rating Event, the following covenants will be suspended:

(1)	“—Limitation on indebtedness;”

(2)	“—Limitation on restricted payments;”

(3)	“—Limitation on transactions with affiliates;”

(4)	“—Limitation on sale of assets;”

(5)	“—Future guarantors;”

(6)	“—Limitation on dividends and other payment restrictions affecting subsidiaries;” and

(7)	“—Reports and other information.”

(b)

Upon and after the occurrence of an Investment Grade Rating Event, the provision set forth in clause (3) of the covenant described below “—Certain Covenants—Consolidation, merger, sale of assets” will be suspended.

During any period that the foregoing covenants have been suspended, the Issuer’s Board of Directors may not designate any Subsidiaries as Unrestricted Subsidiaries.

Notwithstanding the foregoing, if the rating assigned by either Rating Agency should subsequently decline to below an Investment Grade Rating, the foregoing covenants will be reinstituted as of and from the date of such rating decline; provided, however, no Default, Event of Default or breach of any kind shall be deemed to exist or have occurred under the Indenture, the Notes or the Guarantees with respect to the foregoing suspended covenants based on, and none of the Issuer or any of the Restricted Subsidiaries or the Guarantors shall bear any liability for, any actions taken or events occurring during the period the foregoing covenants were suspended, or any actions taken at any time pursuant to any contractual obligation arising prior to the date the foregoing covenants were reinstated, regardless of whether such actions or events would have been permitted if the applicable suspended covenants remained in effect during such period. On the date the foregoing covenants are reinstated, all Indebtedness incurred during the suspension period will be deemed to have been outstanding on the Effective Date, so that it is classified as permitted under clause (4) of “—Certain Covenants—Limitation on Indebtedness”, all Liens incurred during the suspension period will be deemed to have been incurred under clause (a) of the definition of “Permitted Liens,” and all Investments made during the suspension period will be deemed to have been incurred under clause (6) of the definition of “Permitted Investments.” Calculations under the reinstated “—Certain Covenants—Limitation on restricted payments” covenant will be made as if the “—Certain Covenants—Limitation on restricted payments” covenant had been in effect since the Effective Date except that no Default or Event of Default will be deemed to have occurred solely by reason of a Restricted Payment made while that covenant was suspended.

Consolidation, merger, sale of assets

The Issuer shall not, in a single transaction or a series of related transactions, consolidate with or merge with or into any other Person or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any Person or group of affiliated Persons, or permit any Restricted Subsidiary to enter into any such transaction or transactions if such transaction or transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of the Issuer and the Subsidiaries on a Consolidated basis to any other Person or group of affiliated Persons, unless at the time and after giving effect thereto:

(1)

either (a) the Issuer shall be the continuing corporation or (b) the Person (if other than the Issuer) formed by such consolidation or into which the Issuer is merged or the Person which acquires by sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of the Issuer and the Subsidiaries on a Consolidated basis (the “Surviving Entity”) shall be a corporation duly organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and such Person assumes, by a supplemental Indenture in a form reasonably satisfactory to the Trustee, all of the Issuer’s obligations under the Notes and the Indenture and the Registration Rights Agreement, and the Indenture and the Registration Rights Agreement shall remain in full force and effect;

(2)	immediately before and immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(3)

immediately after giving effect to such transaction on a pro forma basis (on the assumption that the transaction occurred on the first day of the Test Period immediately prior to the consummation of such transaction with the appropriate adjustments with respect to the transaction being included in such pro forma calculation), either (x) the Issuer (or the Surviving Entity if the Issuer is not the continuing obligor under the Indenture) would be permitted to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the first proviso in the first paragraph under the provisions of “—Certain Covenants—Limitation on indebtedness” or (y) the Debt to Operating Cash Flow Ratio for the Issuer (or the Surviving Entity if the Issuer is not the continuing obligor under the Indenture) would be no greater than such ratio immediately prior to the transaction;

(4)

each Guarantor, if any, unless it is the other party to the transactions described above, shall have by supplemental Indenture confirmed that its Guarantee shall apply to such Person’s obligations under the Indenture and the Notes;

(5)	if any of the Issuer’s property or assets or any of the Subsidiaries would thereupon become subject to any Lien, the provisions of “—Certain Covenants—Limitation on liens” are complied with; and

(6)

the Issuer or the Surviving Entity shall have delivered, or caused to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officer’s certificate and an opinion of counsel, each to the effect that such consolidation, merger, transfer, sale, assignment, lease or other disposition and the supplemental Indenture in respect thereto comply with the provisions of the Indenture and that all conditions precedent provided for in the Indenture relating to such transaction have been complied with.

Notwithstanding the foregoing, the Issuer may merge or consolidate with an Affiliate incorporated or organized solely for the purpose of reincorporating or reorganizing the Issuer in another state of the United States, the District of Columbia or any territory of the United States.

Each Guarantor will not, and the Issuer will not permit a Guarantor to, in a single transaction or series of related transactions merge or consolidate with or into any other Person (other than the Issuer or any other Guarantor), or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets on a Consolidated basis to any Person (the “Successor Guarantor”) (other than the Issuer or any other Guarantor) unless at the time and giving effect thereto:

(1)

either (a) such Guarantor shall be the surviving company, or (b) the Successor Guarantor shall be a corporation duly organized and validly existing under the laws of the United States, any state thereof or the District of Columbia and shall expressly assume by a supplemental Indenture, executed and delivered to the Trustee, in a form reasonably satisfactory to the Trustee, all the obligations of such Guarantor under the Notes and the Indenture and the Registration Rights Agreement;

(2)	immediately before and immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

(3)

such Successor Guarantor (if other than such Guarantor) shall have delivered to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officer’s certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, conveyance, transfer, lease or disposition and such supplemental Indenture comply with the Indenture.

The provisions of this paragraph shall not apply to any transaction (including an Asset Sale made in accordance with “—Certain Covenants—Limitation on sale of assets”) with respect to any Guarantor if the Guarantee of such Guarantor is released in connection with such transaction in accordance with the provisions of the Indenture described under “—Guarantees.”

In the event of any transaction (other than a lease) described in and complying with the conditions listed in the immediately preceding paragraphs in which the Issuer or any Guarantor is not the continuing corporation, the successor Person formed or remaining shall succeed to, and be substituted for, and may exercise every right and power of, the Issuer or such Guarantor, as the case may be, and the Issuer or such Guarantor, as the case may be, would be discharged from its obligations under the Indenture, the Notes or its Guarantee, as the case may be, and the Registration Rights Agreement.

Notwithstanding the foregoing paragraphs, (1) the Issuer may dissolve inactive Subsidiaries having de minimis or no assets, (2) a Guarantor may merge or consolidate with an Affiliate incorporated or organized solely for the purpose of reincorporating or reorganizing such Guarantor in another state of the United States, the District of Columbia or any territory of the United States, so long as the amount of Indebtedness of the Guarantor is not increased thereby, (3) a Guarantor may merge or consolidate with or transfer all or part of its properties or assets to another Guarantor or the Issuer, (4) a Guarantor may convert into a corporation, partnership, limited partnership, limited liability corporation or trust organized or existing under the laws of the jurisdiction of organization of such Guarantor or any of the jurisdictions set forth in clause (2) of this sentence and (5) the provisions of the forgoing paragraphs shall not apply to the LIN Merger and the Escrow Merger or any of the transactions contemplated thereby.

Events of default

An Event of Default will occur under the Indenture if:

(1)	there shall be a default in the payment of any interest or Additional Interest, if any, on any Note when it becomes due and payable, and such default shall continue for a period of 30 days;

(2)	there shall be a default in the payment of the principal of (or premium, if any, on) any Note at its Maturity;

(3)

there shall be a default in the performance, or breach, of any covenant or agreement of the Issuer or any Guarantor under the Notes, the Guarantees or the Indenture (other than a default in the performance, or breach, of a covenant or agreement which is specifically dealt with in clause (1) or (2) above) and such default or breach shall continue for a period of 60 days after written notice has been given, by certified mail, (x) to the Issuer by the Trustee or (y) to the Issuer and the Trustee by the holders of at least 25% in aggregate principal amount of the outstanding Notes;

(4)

one or more defaults shall have occurred under any agreements, Indentures or instruments under which the Issuer or any Significant Subsidiary then has outstanding Indebtedness in excess of $50,000,000 in the aggregate and, if not already matured at its final maturity in accordance with its terms, such Indebtedness shall have been accelerated;

(5)

any Guarantee of a Significant Subsidiary (or group of Guarantors that would constitute a Significant Subsidiary) shall for any reason cease to be, or be asserted in writing by any Guarantor that is a Significant Subsidiary (or group of Guarantors that would constitute a Significant Subsidiary) or the Issuer not to be, in full force and effect, enforceable in accordance with its terms, except to the extent contemplated by the Indenture and any such Guarantee;

(6)

one or more judgments, orders or decrees for the payment of money in excess of $50,000,000, either individually or in the aggregate (net of amounts covered by insurance, bond, surety or similar instrument) shall be entered against the Issuer, any Significant Subsidiary (or group of Guarantors that would constitute a Significant Subsidiary) or any of their respective properties and shall not be discharged and either (a) any creditor shall have commenced an enforcement proceeding upon such judgment, order or decree or (b) there shall have been a period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of an appeal or otherwise, shall not be in effect;

(7)

there shall have been the entry by a court of competent jurisdiction of (a) a decree or order for relief in respect of the Issuer or any Significant Subsidiary (or group of Guarantors that would constitute a Significant Subsidiary) in an involuntary case or proceeding under any applicable Bankruptcy Law or (b) a decree or order adjudging the Issuer or any Significant Subsidiary (or group of Guarantors that would constitute a Significant Subsidiary) bankrupt or insolvent, or seeking reorganization, arrangement, adjustment or composition of or in respect of the Issuer or any Significant Subsidiary under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Issuer or any Significant Subsidiary (or group of Guarantors that would constitute a Significant Subsidiary) or of any substantial part of their respective properties, or ordering the winding up or liquidation of their affairs, and any such decree or order for relief shall continue to be in effect, or any such other decree or order shall be unstayed and in effect, for a period of 60 consecutive days; or

(8)

(a) the Issuer or any Significant Subsidiary (or group of Guarantors that would constitute a Significant Subsidiary) commences a voluntary case or proceeding under any applicable Bankruptcy Law or any other case or proceeding to be adjudicated bankrupt or insolvent;

(b) the Issuer or any Significant Subsidiary (or group of Guarantors that would constitute a Significant Subsidiary) consents to the entry of a decree or order for relief in respect of the Issuer or any Significant Subsidiary (or group of Guarantors that would constitute a Significant Subsidiary) in an involuntary case or proceeding under any applicable Bankruptcy Law or to the commencement of any bankruptcy or insolvency case or proceeding against it;

(c) the Issuer or any Significant Subsidiary (or group of Guarantors that would constitute a Significant Subsidiary) files a petition or answer or consent seeking reorganization or relief under any applicable federal or state law;

(d) the Issuer or any Significant Subsidiary (or group of Guarantors that would constitute a Significant Subsidiary) (x) consents to the filing of a petition or the appointment of, or taking possession by, a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Issuer or any Significant Subsidiary (or group of Guarantors that would constitute a Significant Subsidiary) or of any substantial part of their respective property, (y) makes an assignment for the benefit of creditors or (z) admits in writing its inability to pay its debts generally as they become due; or

(e) the Issuer or any Significant Subsidiary (or group of Guarantors that would constitute a Significant Subsidiary) takes any corporate action in furtherance of any such actions in this paragraph (8).

If an Event of Default (other than as specified in clauses (7) and (8) of the prior paragraph) shall occur and be continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes outstanding may, and the Trustee at the request of such holders shall, declare all unpaid principal of, premium, if any, and accrued interest and Additional Interest, if any, on, all the Notes to be due and payable immediately by a notice in writing to the Issuer (and to the Trustee if given by the holders of the Notes). Thereupon the Trustee may, at its discretion, proceed to protect and enforce the rights of the holders of Notes by appropriate judicial proceeding. If an Event of Default specified in clause (7) or (8) of the prior paragraph occurs and is continuing, then all the Notes shall ipso facto become and be immediately due and payable, in an amount equal to the principal amount of the Notes, together with accrued and unpaid interest and Additional Interest, if any, and premium, if any, to the date the Notes become due and payable, without any declaration or other act on the part of the Trustee or any holder.

After a declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of Notes outstanding, by written notice to the Issuer and the Trustee, may rescind and annul such declaration if (a) the Issuer has paid or deposited with the Trustee a sum sufficient to pay (1) all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, (2) all overdue interest on all Notes, (3) the principal of and premium, if any, on any Notes which have become due otherwise than by such declaration of acceleration and interest thereon at a rate borne by the Notes and (4) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the Notes; and (b) all Events of Default, other than the non-payment of principal of the Notes which have become due solely by such declaration of acceleration, have been cured or waived.

The holders of not less than a majority in aggregate principal amount of the Notes outstanding may on behalf of the holders of all the Notes waive any past default under the Indenture and its consequences, except a default in the payment of the principal of, premium, if any, or interest on any Note, or in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each Note outstanding.

The Issuer is also required to notify the Trustee within ten Business Days of becoming aware of or the occurrence of any Default. The Issuer is required to deliver to the Trustee, on or before a date not more than 120 days after the end of each fiscal year, a written statement as to compliance with the Indenture, including whether or not any default has occurred. The Trustee is under no obligation to exercise any of the rights or powers vested in it by the Indenture at the request or direction of any of the holders of the Notes unless such holders offer to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities which might be incurred thereby.

The Trust Indenture Act contains limitations on the rights of the Trustee, should it become a creditor of the Issuer or any Guarantor, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions, provided that if it acquires any conflicting interest it must eliminate such conflict upon the occurrence of an Event of Default or else resign.

Defeasance or covenant defeasance of the Indenture

The Issuer may, at its option, at any time, elect to have its obligations, each of the Guarantors and any other obligor upon the Notes discharged with respect to the outstanding Notes and the Indenture (“defeasance”). Such defeasance means that the Issuer, each of the Guarantors and any other obligor under the Indenture shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, except for

(1)	the rights of holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest and Additional Interest, if any, on such Notes when such payments are due,

(2)

the Issuer’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes, and the maintenance of an office or agency for payment and money for security payments held in trust,

(3)	the rights, powers, trusts, duties and immunities of the Trustee, and

(4)	the defeasance provisions of the Indenture.

In addition, the Issuer may, at its option and at any time, elect to have the obligations of the Issuer and any Guarantor released with respect to certain covenants that are described in the Indenture (“covenant defeasance”) and any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the Notes. In the event covenant defeasance occurs, certain events (not including non-payment, enforceability of any Guarantee, bankruptcy and insolvency events) described under “—Events of Default” will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either defeasance or covenant defeasance,

(1)

the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes, cash in United States dollars, U.S. Government Obligations (as defined in the Indenture), or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants or a nationally recognized investment banking firm expressed in a written certification thereof delivered to the Trustee, to pay and discharge the principal of, premium, if any, and interest and Additional Interest, if any, on the outstanding Notes on the Maturity of such principal or installment of principal or interest (or on any redemption date, if any, for such outstanding Notes (such date being referred to as the “Defeasance Redemption Date”), if when exercising either defeasance or covenant defeasance, the Issuer has delivered to the Trustee an irrevocable notice to redeem all of the outstanding Notes on the Defeasance Redemption Date);

(2)

in the case of defeasance, the Issuer shall have delivered to the Trustee an opinion of counsel stating that (A) it has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of independent counsel in the United States shall confirm that, the holders and beneficial owners of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred;

(3)

in the case of covenant defeasance, the Issuer shall have delivered to the Trustee an opinion of counsel to the effect that the holders and beneficial owners of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

(4)

no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as clause (7) or (8) under the first paragraph under “—Events of Default” are concerned, at any time during the period ending on the 91st day after the date of deposit;

(5)	such defeasance or covenant defeasance shall not cause the Trustee for the Notes to have a conflicting interest with respect to any securities of the Issuer or any Guarantor;

(6)

such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a Default under any other material agreement or instrument to which the Issuer or any Guarantor is a party or by which it is bound (other than the Indenture);

(7)

the Issuer shall have delivered to the Trustee an officer’s certificate stating that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying or defrauding creditors of the Issuer, any Guarantor or others;

(8)

the Issuer shall have delivered to the Trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to either the defeasance or the covenant defeasance, as the case may be, have been complied with.

Satisfaction and discharge

The Indenture will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of Notes, as expressly provided for in the Indenture) as to all outstanding Notes when:

(a)	either:

(1)	all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid) have been delivered to the Trustee for cancellation; or

(2)

all Notes not theretofore delivered to the Trustee for cancellation (a) have become due and payable, or (b) will become due and payable at their Stated Maturity within one year, or (c) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee funds, U.S. government securities or a combination thereof in an amount sufficient to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, including principal of, premium, if any, and accrued interest and Additional Interest, if any, at such Stated Maturity or redemption date;

(b)	the Issuer or any Guarantor has paid or caused to be paid all other sums payable under the Indenture relating to the Notes by the Issuer or any Guarantor; and

(c)

the Issuer has delivered to the Trustee an officer’s certificate and an opinion of counsel stating that (1) all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture relating to the Notes have been complied with and (2) such satisfaction and discharge will not result in a breach or violation of, or constitute a default under, the Indenture relating to the Notes or any other material agreement or instrument to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound (other than the Indenture).

Modifications and Amendments

Subject to certain exceptions, modifications and amendments of the Indenture, the Notes and the Guarantees may be made by the Issuer, any Guarantor and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes); provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Note affected thereby:

(1)

change the Stated Maturity of the principal of, or any installment of interest on, any Note or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or change the coin or currency in which the principal of any Note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment after the Stated Maturity thereof (or in the case of redemption, on or after the redemption date) (other than provisions relating to the covenants set forth under “—Certain Covenants—Limitation on sale of assets” and with “—Certain Covenants—Purchase of notes upon a change of control”.

(2)

reduce the percentage in principal amount of outstanding Notes, the consent of whose holders is required for any supplemental Indenture, or the consent of whose holders is required for any waiver or compliance with certain provisions of the Indenture or certain defaults or with respect to any Guarantee;

(3)

modify any of the provisions relating to supplemental Indentures requiring the consent of each holder or relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase the percentage of outstanding Notes required for such actions or to provide that certain other provisions of the Indenture relating to the Notes cannot be modified or waived without the consent of the holder of each Note affected thereby; or

(4)

amend or modify any of the provisions of the Indenture relating to the ranking as to payment of the Notes or any Guarantee in any manner materially adverse to the holders of the Notes or any Guarantee.

Without the consent of any holders, the Issuer and the Guarantors may amend the Indenture, the Notes or the Guarantees:

(1)

to evidence the succession of another Person to the Issuer, any Guarantor or any other obligor of the Notes, and the assumption by any such successor of the Issuer’s covenants or such Guarantor or obligor under the Indenture and in the Notes and in any Guarantee, in each case in compliance with the provisions of the Indenture;

(2)

to add to the covenants of the Issuer, any Guarantor or any other obligor of the Notes for the benefit of the holders, or to surrender any right or power conferred in the Indenture upon the Issuer, any Guarantor or any other obligor upon the Notes, as applicable, in the Indenture, in the Notes or in any Guarantee;

(3)

to cure any ambiguity, to correct or supplement any provision in the Indenture which may be defective or inconsistent with any other provision in the Indenture or in any Guarantee, or to make any other provisions with respect to matters or questions arising under the Indenture, the Notes or any Guarantee;

(4)	to comply with the requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act, as contemplated by the Indenture or otherwise;

(5)	to add or release a Guarantor pursuant to the requirements under “—Guarantees” and “—Certain Covenants—Future guarantors;”

(6)	to evidence and provide the acceptance of the appointment of a successor trustee under the Indenture;

(7)

to mortgage, pledge, hypothecate or grant a security interest in any property or assets, in favor of the Trustee for the benefit of the holders as additional security for the payment and performance of the Indenture obligations including any property or assets which are required to be mortgaged, pledged or hypothecated or in which a security interest is required to be granted to the Trustee pursuant to the Indenture or otherwise;

(8)	to provide for uncertificated Notes in place of or in addition to certificated Notes;

(9)	make any change that does not adversely affect the rights of any holder in any material respect or that would provide any additional rights or benefits to the holders;

(10)	provide for the issuance of Exchange Notes or private exchange notes;

(11)	comply with the covenant described under “—Certain Covenants—Consolidation, merger, sale of assets;”

(12)	to provide for the issuance of additional notes permitted to be incurred under the Indenture;

(13)

conform the text of the Indenture, the Notes or the Guarantees to any provision of the section entitled “Description of Notes” in the Offering Memorandum to the extent that such provision in the Description of Notes was intended to be a verbatim recitation of the Indenture, the Notes or the Guarantees, as set forth in an officer’s certificate provided to the Trustee stating that any text to be so conformed constitutes an unintended conflict with the corresponding provision in the Description of Notes;

(14)	provide for the succession of any parties to the Indenture (and other amendments that are administrative or ministerial in nature);

(15)	provide for a reduction in the minimum denominations of the Notes;

(16)

make any amendment to the provisions of the Indenture relating to the transfer and legending of notes as permitted by the Indenture, including, without limitation, to facilitate the issuance and administration of the Notes; provided that compliance with the Indenture as so amended may not result in Notes being transferred in violation of the Securities Act or any applicable securities laws; or

(17)	comply with the rules of any applicable securities depositary.

The holders of a majority in aggregate principal amount of the Notes outstanding may waive compliance with certain restrictive covenants and provisions of the Indenture relating to the Notes and any existing or past default (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

Governing Law

The Indenture, the Notes and the Guarantees are governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the conflicts of law principles thereof.

Payment and Paying Agent

Payments in respect of the Notes shall be made to DTC, which shall credit the relevant accounts at DTC on the applicable payment dates or, if the Notes are not held by DTC, such payments shall be made at the office or agency of the Paying Agent maintained for such purpose, or at the Issuer’s option, by check mailed to the address of the holder entitled thereto as such address shall appear on the Notes Register. The Trustee currently acts as the Paying Agent. The Paying Agent shall be permitted to resign as Paying Agent upon 30 days’ written notice to us. In the event that the Trustee chooses no longer to be the Paying Agent, the Issuer shall appoint a successor (which shall be a bank or trust company) acceptable to the Issuer to act as Paying Agent.

Registrar and Transfer Agent

The Trustee currently acts as registrar and transfer agent for the Notes.

So long as the Notes are in book-entry form, registration of transfers and exchanges of Notes will be made through direct participants and indirect participants in DTC. If physical certificates representing the Notes are issued, registration of transfers and exchanges of Notes will be effected without charge by the Issuer or on its behalf, but, in the case of a transfer, upon payment (with the giving of such indemnity as the Issuer may require) in respect of any tax or other governmental charges which may be imposed in relation to it.

The Issuer will not be required to register or cause to be registered any transfer of Notes during a period beginning 15 days prior to the mailing of notice of redemption of Notes and ending on the day of such mailing.

Certain Definitions

“Acquired Indebtedness” means Indebtedness of a Person (1) existing at the time such Person becomes a Subsidiary or (2) assumed in connection with the acquisition of assets from such Person (including by way of merger or combination), in each case, other than Indebtedness incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Subsidiary.

“Additional Interest ” means all additional interest then owing pursuant to the Registration Rights Agreement.

“Affiliate ” means, with respect to any specified Person, (1) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person, or (2) any executive officer or director of such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Applicable Premium” means, with respect to a Note on any date of redemption, the greater of:

(1)	1.0% of the principal amount of such Note; and

(2)

the excess, if any, of (a) the present value as of such date of redemption of (1) the redemption price of such Note on November 15, 2017 (such redemption price being described under “—Optional redemption”) plus (2) all required interest payments due on such Note through November 15, 2017 (excluding accrued but unpaid interest to the date of redemption), computed using a discount rate equal to the Treasury Rate as of such date of redemption plus 50 basis points, over (b) the then-outstanding principal of such Note.

“Asset Sale” means any sale, issuance, conveyance, transfer, lease or other disposition (including, without limitation, by way of merger, consolidation or Sale and Leaseback Transaction) (collectively, a “transfer”), directly or indirectly, in one or a series of related transactions, of

(1)	any Equity Interest of any Restricted Subsidiary; or

(2)	property or assets of the Issuer or any Restricted Subsidiary, other than in the ordinary course of business.

For the purposes of this definition, the term “Asset Sale” shall not include: (a) a transaction or series of related transactions in which the Issuer or any Restricted Subsidiary receives aggregate consideration of less than $40,000,000; (b) transactions covered by the provisions described under “—Certain Covenants—Consolidation, merger, sale of assets” or that constitutes a Change of Control; (c) a Restricted Payment that otherwise qualifies under the provisions described under “—Certain Covenants—Limitation on restricted payments” and any Permitted Investment; (d) any disposition of Temporary Cash Investments, inventory, obsolete or worn out equipment or equipment that is no longer useful in the conduct of the business of the Issuer and the Restricted Subsidiaries and that is disposed of, in each case, in the ordinary course of business; (e) sales resulting from any casualty or condemnation of property or assets; (f) the sale or discount of overdue accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof; (g) licenses or sublicenses of intellectual property and general intangibles (other than any Station Licenses) and licenses, leases or subleases of other property (other than any Station Licenses), in each case which do not materially interfere with the business of the Issuer and the Restricted Subsidiaries; (h) a transfer of property or assets or Equity Interests between or among the Issuer and the Restricted Subsidiaries; (i) (1) the creation of a Lien not prohibited by the Indenture, (2) any sale or other disposition deemed to occur with creating, granting or perfecting a Lien not otherwise prohibited by the Indenture, or (3) sales of assets received by the Issuer or any Restricted Subsidiary upon the foreclosure on a Lien; (j) dispositions resulting from requirements of regulatory authorities; (k) any transfer or disposition of property or assets by a Restricted Subsidiary to the Issuer or by the Issuer or a Restricted Subsidiary to a Restricted Subsidiary; (l) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary; (m) the unwinding of obligations under any Interest Rate Agreements; (n) the sale, lease, assignment, license or sublease of inventory, equipment, accounts receivable, notes receivable or other current assets held for sale in the ordinary course of business or the conversion of accounts receivable into a notes receivable; (o) the surrender or waiver or contract rights or settlement, release or surrender of a contract, tort or other litigation claim in the ordinary course of business; (p) sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture partners set forth in joint venture agreements and similar binding arrangements; or (q) the lapse, abandonment or other disposition of intellectual property rights in the ordinary course of business, which in the reasonable good faith determination of the Issuer are no longer commercially reasonable to maintain or are not material to the conduct of the business of the Issuer and the Restricted Subsidiaries taken as a whole.

“Asset Swap” means an Asset Sale by the Issuer or any Restricted Subsidiary in exchange for properties or assets that will be used in the business of the Issuer and the Restricted Subsidiaries.

“Average Life to Stated Maturity” means, as of the date of determination with respect to any Indebtedness, the quotient obtained by dividing (1) the sum of the products of (a) the number of years from the date of determination to the date or dates of each successive scheduled principal payment of such Indebtedness multiplied by (b) the amount of each such principal payment by (2) the sum of all such principal payments.

“Bankruptcy Law” means Title 11, United States Bankruptcy Code of 1978, as amended, or any similar United States federal or state law relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization or relief of debtors or any amendment to, succession to or change in any such law.

“Broadcast Licenses” means (a) the licenses, permits, authorizations or certificates to construct, own or operate the Stations granted by the FCC, and all extensions, additions and renewals thereto or thereof, and (b) the licenses, permits, authorizations or certificates which are necessary to construct, own or operate the Stations granted by administrative law courts or any state, county, city, town, village or other local government authority, and all extensions, additions and renewals thereto or thereof.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or the city in which the Corporate Trust Office is located are authorized or required by law to remain closed.

“Capital Lease Obligation” means any obligation of the Issuer and the Restricted Subsidiaries on a Consolidated basis under any capital lease of real or personal property which, in accordance with GAAP, has been recorded as a capitalized lease obligation.

“Commission” means the Securities and Exchange Commission.

“Consolidated Interest Expense” means, without duplication, for any period, the sum of

(a)	the interest expense of the Issuer and the Consolidated Restricted Subsidiaries for such period, on a Consolidated basis, including, without limitation,

(1)	amortization of debt discount,

(2)	all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances,

(3)

the net cost under Interest Rate Agreements (including amortization of discounts and non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of any obligations under any Interest Rate Agreements or other derivative instruments)), and

(4)	accrued interest, plus

(b)

the interest component of the Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by the Issuer during such period, and all capitalized interest of the Issuer and the Consolidated Restricted Subsidiaries, minus

(c)	cash interest income of the Issuer and the Consolidated Restricted Subsidiaries for such period, on a Consolidated basis,

in each case as determined in accordance with GAAP consistently applied.

“Consolidated Net Income (Loss)” means, for any period, the consolidated net income (or loss) of the Issuer and the Consolidated Restricted Subsidiaries for such period as determined in accordance with GAAP consistently applied, adjusted, to the extent included in calculating such net income (or loss), (a) by excluding, without duplication,

(1)	any extraordinary, exceptional, unusual or nonrecurring gain, loss, charge or expense or any charges, expenses or reserves in respect of any restructuring, redundancy or severance expense,

(2)

the portion of net income (or loss) of the Issuer and the Consolidated Restricted Subsidiaries allocable to interests in unconsolidated Persons or Unrestricted Subsidiaries, except to the extent of the amount of dividends, distributions, returns on investment or other payment actually paid to the Issuer or the Consolidated Restricted Subsidiaries by such other Person or Unrestricted Subsidiaries during such period,

(3)

any net after-tax effect of gains or losses attributable to business dispositions or asset dispositions or the sale or other disposition of any Equity Interests of any Person other than in the ordinary course of business, as determined in good faith by the Issuer, shall be excluded,

(4)

the net income of any Consolidated Restricted Subsidiary to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its shareholders (other than (i) restrictions that have been waived or otherwise released and (ii) restrictions pursuant to any Credit Facility, the Indenture or the Notes), except that the Issuer’s equity in the net income of any such Consolidated Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Temporary Cash Investments actually distributed or that could have been distributed by such Restricted Subsidiary during such period to the Issuer or another Consolidated Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend to another Consolidated Restricted Subsidiary, to the limitation contained in this clause),

(5)	any goodwill or other intangible impairment charge or write-off, in each case, pursuant to GAAP,

(6)	the cumulative effect of a change in accounting principles,

(7)

any net after-tax effect of income or loss from disposed, abandoned or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned, transferred, closed or discontinued operations not in the ordinary course of business, as determined in good faith by the Issuer, shall be excluded,

(8)	any net after-tax income (loss) from the early extinguishment of (a) Indebtedness, (b) obligations under Interest Rate Agreements or (c) other derivative instruments shall be excluded,

(9)

any non-cash compensation charge or expense, including any such charge arising from grants of stock appreciation or similar rights, phantom equity, stock options, restricted stock or other rights, and any cash charges associated with the rollover, acceleration or payout of Equity Interests by management of the Issuer or any of its direct or indirect parent companies in connection with the Transactions, including any expense resulting from the application of Statement of Financial Accounting Standards No. 123R shall be excluded, provided that any subsequent settlement in cash shall reduce Consolidated Net Income (Loss) for the period in which such payment occurs, and

(10)

the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting (other than a Guarantor), shall be excluded; provided that the Consolidated Net Income (Loss) of the Issuer shall be increased by the amount of dividends, distributions, returns on investment or other payments that are actually paid in cash (or to the extent converted into cash) to the referenced Person or a Restricted Subsidiary thereof in respect of such period, and (b) by including, to the extent excluded in calculating such net income (or loss), without duplication, any cash contributions to the Issuer or any Consolidated Restricted Subsidiary by any Person that is not a Subsidiary or Unrestricted Subsidiaries provided, however, that there shall be added to net income an amount equal to the consolidated cash flow losses attributable to stations which the Issuer or any of the Restricted Subsidiaries operates pursuant to Local Marketing Agreements, provided that such add back shall not exceed $3,000,000 in any four quarter period.

In addition, to the extent not already included in the Consolidated Net Income of the Issuer and its Consolidated Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include (i) any expenses and charges that are actually reimbursed by indemnification or other reimbursement provisions in connection with any investment or any sale, conveyance, transfer or other disposition of assets permitted hereunder or under any other agreement providing for reimbursement of such expense and (ii) to the extent covered by insurance and actually reimbursed, or, so long as the Issuer has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (A) not denied by the applicable carrier in writing within 180 days and (B) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within such 365 days), expenses with respect to liability or casualty events or business interruption.

“Consolidation” means, with respect to any Person, the consolidation of the accounts of such Person and each of its subsidiaries (other than any Unrestricted Subsidiaries) if and to the extent the accounts of such Person and each of its subsidiaries (other than any Unrestricted Subsidiaries) would normally be consolidated with those of such Person, all in accordance with GAAP consistently applied. The term “Consolidated” shall have a similar meaning.

“Continuing Director” means, as of the date of determination, any Person who:

(a)

in the case of Parent, was a member of the board of directors of Parent on the Effective Date, and, in the case of the Issuer, was a member of the board of directors of the Issuer on the Effective Date; or

(b)

was either nominated for election or elected to the board of directors of Parent or the Issuer with the affirmative vote of a majority of the Continuing Directors who were members of the board of directors of Parent or the Issuer, respectively, at the time of such nomination or election.

“Credit Agreement” means that certain credit agreement, dated as of July 31, 2013, among Media General, Inc., the financial institutions party thereto and the Royal Bank of Canada, as administrative agent, including any related notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case, as amended, supplemented, modified, extended, replaced, renewed, restated, refunded, restructured, increased or refinanced in whole or in part from time to time, including any replacement, refunding or refinancing facility, agreement, indenture or Credit Facility that increases the amount borrowable or issuable thereunder or alters the maturity thereof or adds entities as additional borrowers, issuers or guarantors thereunder and whether by the same or any other agent, lender, group of lenders, or otherwise.

“Credit Facility” or “Credit Facilities” means one or more credit facilities, debt facilities, loan agreements, Indentures, financing trust deeds, commercial paper facilities, note purchase agreements or other financing arrangements (including, without limitation, the Credit Agreement), in each case with banks, lenders, purchasers, funds, investors, trustees, agents or other representatives of any of the foregoing, providing for revolving credit loans, term loans, capital market financings, receivable financings, capital leases, letters of credit or other borrowings or other extensions of credit, including any related notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, replacements, renewals, restatements, refundings, restructurings, increases or refinancings thereof in whole or in part from time to time, including any replacement, refunding or refinancing facility, agreement or indenture that increases the amount borrowable or issuable thereunder or alters the maturity thereof or adds entities as additional borrowers, issuers or guarantors thereunder or otherwise alters the terms and conditions thereof and whether by the same or any other agent, lender, group of lenders or otherwise.

“Cumulative Consolidated Interest Expense” means, as of any date of determination, Consolidated Interest Expense from the first day of the fiscal quarter in which the Effective Date occurs to the end of the Issuer’s most recently ended full fiscal quarter prior to such date for which financial statements are available (as determined in good faith by the Issuer), taken as a single accounting period.

“Cumulative Operating Cash Flow” means, as of any date of determination, Operating Cash Flow from the first day of the fiscal quarter in which the Effective Date occurs to the end of the Issuer’s most recently ended full fiscal quarter prior to such date for which financial statements are available (as determined in good faith by the Issuer), taken as a single accounting period.

“Debt to Operating Cash Flow Ratio” means, as of any date of determination, the ratio of

(a)

the aggregate principal amount of all outstanding Indebtedness of the Issuer and its Restricted Subsidiaries as of such date on a Consolidated basis plus the aggregate liquidation preference or redemption amount of all Disqualified Equity Interests of the Issuer (excluding any such Disqualified Equity Interests held by the Issuer or a wholly-owned Restricted Subsidiary) to

(b)

Operating Cash Flow of the Issuer and the Restricted Subsidiaries on a Consolidated basis for the most recent Test Period divided by two (2), determined on a pro forma basis and after giving pro forma effect to

(1)

the incurrence of such Indebtedness and (if applicable) the application of the net proceeds therefrom, including to refinance other Indebtedness, other than incurrence of Indebtedness pursuant to working capital facilities, at any time subsequent to the beginning of the Test Period and on or prior to the date of determination, as if such Indebtedness was incurred, and the application of such proceeds occurred, at the beginning of such Test Period;

(2)

the incurrence, repayment or retirement of any other Indebtedness by the Issuer and its Restricted Subsidiaries since the first day of such Test Period as if such Indebtedness was incurred, repaid or retired at the beginning of such Test Period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average balance of such Indebtedness at the end of each month during such Test Period);

(3)	in the case of Acquired Indebtedness, the related acquisition as if such acquisition had occurred at the beginning of such Test Period;

(4)

any acquisition or disposition by the Issuer and its Restricted Subsidiaries of any company or any business or any assets out of the ordinary course of business, or any related repayment of Indebtedness, in each case since the first day of such Test Period, assuming such acquisition or disposition had been consummated on the first day of such Test Period; and

(5)

annualized cost savings resulting from employee termination, facilities consolidations and closings, standardization of employee benefits and compensation practices, consolidation of property, casualty and other insurance coverage and policies, standardization of sales representation commissions and other contract rates, and reductions in taxes other than income taxes (collectively, “Cost Savings Measures”), which Cost Savings Measures are determined in good faith by, and are set forth on an officer’s certificate to the Trustee signed by, a responsible financial or accounting officer of the Issuer; provided that such Cost Savings Measures either (x) could then be reflected properly in pro forma financial statements prepared in accordance with Regulation S-X under the Securities Act or any other regulation or policy of the Commission or (y) are, in the judgment of any such officer, reasonably identifiable and factually supportable pro forma cost savings that have occurred or are reasonably expected to occur within 12 months of the date of the applicable transaction.

“Default” means any event which is, or after notice or passage of any time or both would be, an Event of Default.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration (other than any Local Marketing Agreement valuation treated as cash) received by the Issuer or any of the Restricted Subsidiaries in connection with an Asset Sale (other than an Asset Swap) that is conclusively designated pursuant to an officer’s certificate.

“Designated Preferred Equity Interests” means Preferred Equity Interests of the Issuer or any direct or indirect parent of the Issuer, as applicable (other than Disqualified Equity Interests), that is issued for cash (other than to the Issuer or any of the Subsidiaries or an employee stock ownership plan or trust established by the Issuer or any of the Subsidiaries) and is so designated as Designated Preferred Equity Interests, pursuant to an Officer’s Certificate, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (3) of paragraph (a) of the covenant described under “—Certain Covenants—Limitation on restricted payments.”

“Disinterested Director” means, with respect to any transaction or series of related transactions, a member of the Board of Directors of the Issuer or any direct or indirect parent of the Issuer who does not have any material direct or indirect financial interest in or with respect to such transaction or series of related transactions.

“Disqualified Equity Interests” means any Equity Interests that, either by their terms or by the terms of any security into which they are convertible or exchangeable or otherwise, are, or upon the happening of an event or passage of time would be required to be, redeemed prior to any Stated Maturity of the principal of the Notes or are redeemable at the option of the holder thereof at any time prior to any such Stated Maturity (other than upon a change of control of or sale of assets by the Issuer in circumstances where the holders of the Notes would have similar rights), or are convertible into or exchangeable for debt securities at any time prior to any such Stated Maturity at the option of the holder thereof.

“Effective Date” means the date on which the Escrowed Property is released to or at the order of Escrow Sub after the Escrow Conditions are fulfilled and the Escrow Agent receives the Escrow Officer’s Certificate.

“Equity Interest” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) corporate stock or other equity participations, including limited liability company interests and partnership interests, whether general or limited, of such Person, including any Preferred Equity Interests.

“Equity Offering” means a public or private offering (including, without limitation, a direct placement) for cash by the Issuer or any direct or indirect parent of the Issuer of Equity Interests (the proceeds of which are contributed to the equity capital of the Issuer) (other than Disqualified Equity Interests), other than (x) public offerings with respect to any of such entity’s Equity Interests registered on Form S-4 or S-8, (y) an issuance to any Subsidiary of any of such entity’s or (z) any offering of Equity Interests issued in connection with a transaction that constitutes a Change of Control.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Notes” means any notes issued in exchange for Notes pursuant to the Registration Rights Agreement or similar agreement.

“Existing Notes” means the 6 3/8% Senior Notes due 2021 issued by LIN Television.

“Fair Market Value” means, with respect to any Investment, asset, property or transaction, the price which could be negotiated in an arm’s length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction (as determined in good faith by the Issuer).

“FCC” means the Federal Communications Commission.

“Film Contract” means contracts with suppliers that convey the right to broadcast specified films, videotape motion pictures, syndicated television programs or sports or other programming.

“Foreign Subsidiary” means, (i) any Restricted Subsidiary that is not organized or existing under the laws of the United States, any state thereof or the District of Columbia, (ii) any direct or indirect Restricted Subsidiary if substantially all of its assets consist of Equity Interests of one or more direct or indirect Restricted Subsidiaries described in clause (i) of this definition and (iii) any direct or indirect Restricted Subsidiary of a Subsidiary described in clauses (i) or (ii) of this definition.

“Generally Accepted Accounting Principles” or “GAAP” means generally accepted accounting principles in the United States, consistently applied, which are in effect on the Issue Date.

“Guarantee ” means the guarantee by any Guarantor of the Issuer’s Indenture Obligations pursuant to a guarantee given in accordance with the Indenture.

“Guaranteed Debt” of any Person means, without duplication, all Indebtedness of any other Person referred to in the definition of Indebtedness guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement

(1)	to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness,

(2)

to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss,

(3)

to supply funds to, or in any other manner invest in, the debtor (including any agreement to pay for property or services without requiring that such property be received or such services be rendered),

(4)	to maintain working capital or equity capital of the debtor, or otherwise to maintain the net worth, solvency or other financial condition of the debtor or

(5)	otherwise to assure a creditor against loss;

provided that the term “guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business.

“Guarantor ” means, following the Escrow Merger, (1) Parent, each Subsidiary that is either a borrower or guarantor under the Credit Agreement and (2) each other Subsidiary which becomes a Guarantor of the Notes pursuant to the provisions of the Indenture, and their successors, in each case, until released from its respective Guarantee pursuant to the Indenture.

“Hedging Agreement” means any swap agreement, cap agreement, collar agreement, put or call, future contract, forward contract or similar agreement or arrangement entered into to manage, protect against or mitigate the effect of fluctuations in the price of Parent’s publicly issued common stock or in interest rates, foreign exchange rates or prices of commodities used in the business of the Issuer and the Subsidiaries and any master agreement relating to any of the foregoing.

“Immaterial Subsidiary” means each Restricted Subsidiary that meets all of the following criteria calculated on a pro forma basis as of the last day of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available: (i) the assets of such Restricted Subsidiary and its Restricted Subsidiaries (on a consolidated basis) as of such date do not exceed an amount equal to 2.5% of the total Consolidated assets of the Issuer and the Restricted Subsidiaries as of the last day of the most recent Test Period and the gross revenues of such Restricted Subsidiary is less than 2.5% of the Consolidated gross revenues of the Issuer and the Restricted Subsidiaries for the most recent Test Period and (ii) at no time shall (A) the total assets of all Immaterial Subsidiaries (other than Unrestricted Subsidiaries) in the aggregate as of the last day of the most recent Test Period equal or exceed 5% of the total Consolidated assets of the Issuer and the Restricted Subsidiaries as of such date or (B) the gross revenues for such Test Period of all Immaterial Subsidiaries (other than Unrestricted Subsidiaries) in the aggregate equal or exceed 5% of the Consolidated gross revenues of the Issuer and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP.

“Indebtedness” means, with respect to any Person, without duplication,

(1)

all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities arising in the ordinary course of business, but including, without limitation, all obligations, contingent or otherwise, of such Person in connection with any letters of credit issued under letter of credit facilities, acceptance facilities or other similar facilities and in connection with any agreement to purchase, redeem, exchange, convert or otherwise acquire for value any Equity Interests of such Person, or any warrants, rights or options to acquire such Equity Interests, now or hereafter outstanding,

(2)	all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments,

(3)

all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade payables arising in the ordinary course of business,

(4)	all obligations under Interest Rate Agreements of such Person (but excluding any terminated derivatives being amortized),

(5)	all Capital Lease Obligations of such Person,

(6)

all Indebtedness referred to in clauses (1) through (5) above of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien, upon or with respect to property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness or dividends,

(7)	all Guaranteed Debt of such Person,

(8)	all Disqualified Equity Interests valued at the greater of their voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends, and

(9)	any amendment, supplement, modification, deferral, renewal, extension, refunding or refinancing of any liability of the types referred to in clauses (1) through (8) above;

provided, however, that the term Indebtedness shall not include (a) any obligations of the Issuer and the Restricted Subsidiaries with respect to Film Contracts entered into in the ordinary course of business and (b) any obligations associated with post-retirement benefits and pension plans. The amount of Indebtedness of any Person at any date shall be, without duplication, the principal amount that would be shown on a balance sheet of such Person prepared as of such date in accordance with GAAP and the maximum determinable liability of any Guaranteed Debt referred to in clause (7) above at such date. The Indebtedness of the Issuer and its Restricted Subsidiaries shall not include any Indebtedness of Unrestricted Subsidiaries so long as such Indebtedness is non-recourse to the Issuer and the Restricted Subsidiaries. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Equity Interests which do not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Equity Interests as if such Disqualified Equity Interests were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Equity Interests, such Fair Market Value to be determined in good faith by the Board of Directors of the issuer of such Disqualified Equity Interests. The amount of any Indebtedness outstanding as of any date shall be (1) the accreted value thereof in the case of any Indebtedness issued with original issue discount or the aggregate principal amount outstanding in the case of Indebtedness issued with interest payable in kind and (2) the principal amount or liquidation preference thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

“Indenture Obligations” means the obligations of the Issuer and any other obligor under the Indenture or under the Notes, including any Guarantor, to pay principal, premium, if any, and interest when due and payable, and all other amounts due or to become due under or in connection with the Indenture, the Notes and the performance of all other obligations to the Trustee and the holders under the Indenture and the Notes, according to the terms thereof.

“Interest Rate Agreements” means one or more of the following agreements which shall be entered into from time to time by one or more financial institutions: interest rate protection agreements (including, without limitation, interest rate swaps, caps, floors, collars and similar agreements) and any obligations in respect of any Hedging Agreements.

“Investment Grade Rating” means a rating equal to or higher than Baa3 by Moody’s (or the equivalent rating by a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuer (as certified by a resolution of the Board of Directors) which shall be substituted for Moody’s) or BBB- by S&P (or the equivalent rating by a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuer (as certified by a resolution of the Board of Directors) which shall be substituted for S&P).

“Investment Grade Rating Event” means the first day on which the Notes are assigned an Investment Grade Rating by both Rating Agencies and no Default or Event of Default has occurred and is continuing.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances or extensions of credit to customers and vendors, commission, travel and similar advances to officers, directors, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of (excluding the footnotes) of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “—Certain Covenants—Limitation on restricted payments”:

(1)

“Investments” shall include the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(a)	the Issuer’s “Investment” in such Subsidiary at the time of such redesignation, less

(b)	the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2)	any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Issuer.

For the avoidance of doubt, a guarantee by the Issuer or a Restricted Subsidiary of the obligations of another Person (the “primary obligor”) shall not be deemed to be an Investment by the Issuer or such Restricted Subsidiary in the primary obligor to the extent that such obligations of the primary obligor are in favor of the Issuer or any Restricted Subsidiary.

“Issue Date” means November 5, 2014, the date of the original issuance of the Notes.

“Lien” means any mortgage, charge, pledge, lien (statutory or otherwise), privilege, security interest, hypothecation or other encumbrance upon or with respect to any property of any kind (including any conditional sale or other title retention agreement, any leases in the nature thereof, and any agreement to give any security interest), real or personal, movable or immovable, now owned or hereafter acquired.

“LIN Merger Agreement” means that certain Agreement and Plan of Merger, dated as of March 21, 2014, by and among Media General, Inc., Mercury New Holdco, Inc., Mercury Merger Sub 1, Inc., Mercury Merger Sub 2, LLC and LIN Media LLC, as amended by Amendment No. 1, dated as of August 20, 2014.

“LIN Merger Deadline” means December 31, 2014 (the “Initial LIN Merger Deadline”); provided that the Issuer may, by written notice to the Trustee, the Escrow Agent and the holders of the Notes delivered not later than three (3) Business Days prior to (a) the Initial LIN Merger Deadline, elect to extend such date by three (3) months to a date that would not be later than March 31, 2015 (the “First Extended LIN Merger Deadline”) and (b) the First Extended LIN Merger Deadline, elect to extend such date by a further three (3) months to a date that would not be later than June 30, 2015 (the “Second Extended LIN Merger Deadline” and First Extended LIN Merger Deadline, each an “Extended LIN Merger Deadline”), so long as (i) concurrently with the provision of any such notice, the Escrow Issuer deposits or causes to be deposited into the Escrow Account an additional amount in cash sufficient, as determined by the Escrow Issuer and certified to the Trustee, when taken together with the amount of the Escrowed Property then on deposit in the Escrow Account, to redeem the Notes at the maximum redemption price due based on the than applicable Extended LIN Merger Deadline and (ii) the Escrow Issuer delivers an officer’s certificate to the Escrow Agent and the Trustee certifying compliance with clause (i) above.

“LIN Television” means LIN Television Corporation, a Delaware corporation and a wholly-owned subsidiary of LIN Media LLC.

“Local Marketing Agreement” means a local marketing arrangement, sale agreement, time brokerage agreement, management agreement, outsourcing agreement, joint sale agreement, shared services agreement, program services agreement or similar arrangement pursuant to which a Person:

(1)	obtains the right to sell at least a majority of the advertising inventory of a television station on behalf of a third party,

(2)	purchases at least a majority of the air time of a television station to exhibit programming and sell advertising time,

(3)	manages the selling operations of a television station with respect to at least a majority of the advertising inventory of such station,

(4)	manages or controls the acquisition of programming for a television station,

(5)	acts as a program consultant for a television station,

(6)	manages the operation of a television station generally,

(7)	obtains the right to negotiate retransmission consent on behalf of a third party,

(8)

provides non-programming related management and/or certain consulting, business management, administrative, back office or other services in support of the business or operations of a television station,

(9)	consults, manages, sells or negotiates uses of excess spectrum, or

(10)

any put or option agreement entered into in connection with any agreement referred to in clauses (1) through (9) above that provides a right to acquire or sell the license or non-license assets of a television station.

“Maturity” means, when used with respect to any Note, the date on which the principal of such Note becomes due and payable as therein provided or as provided in the Indenture, whether at Stated Maturity, the offer date, or the redemption date and whether by declaration of acceleration, Offer in respect of Excess Proceeds, Change of Control, call for redemption or otherwise.

“Moody’s ” means Moody’s Investors Service Inc. and any successor to the rating agency business thereto.

“Net Cash Proceeds” means the aggregate cash proceeds and Fair Market Value of any other Temporary Cash Investments received by the Issuer or any of the Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash or other Temporary Cash Investments received in respect of or upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring Person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form), net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof, including any payments to any direct or indirect parent in respect thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements related thereto), amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than pursuant to clause (b) of the covenant described under “—Certain Covenants—Limitation on sale of assets”) to be paid as a result of such transaction, and any deduction of appropriate amounts to be provided by the Issuer or any of the Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer or any of its Restricted Subsidiaries after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Offering Memorandum” means the Offering Memorandum of the Issuer dated October 31, 2014 relating to the issue and sale of the notes.

“Operating Cash Flow” means, for any period, the Consolidated Net Income (Loss) of the Issuer and the Restricted Subsidiaries for such period, plus (a) extraordinary net losses, expenses or charges (other than depreciation and amortization charges), including any non-recurring expenses or charges related to any equity offering, Investment, acquisition, disposition or recapitalization permitted under the Indenture or the incurrence of Indebtedness permitted to be incurred under the Indenture (including a refinancing thereof) (in each case, whether or not successful), including (A) such fees, expenses or charges related to the borrowings under any Credit Facility or the Notes, (B) any amendment or other modification of any Credit Facility or the Notes and (C) such costs, fees and expenses in connection with any tender for or redemption of any Indebtedness) and net in each case, to the extent such losses were deducted in computing Consolidated Net Income (Loss), plus (b) provision for taxes based on income or profits or capital, including without limitation, state, franchise and similar taxes and taxes paid or accrued during such period and any provision for taxes utilized in computing the net losses, to the extent such provision for taxes was included in computing such Consolidated Net Income (Loss), plus (c) Consolidated Interest Expense of the Issuer and its Restricted Subsidiaries for such period (including (A) net losses or any obligations under any Interest Rate Agreements or other derivative instruments entered into for the purpose of hedging interest rate risk and (B) costs of surety bonds in connection with financing activities), plus (d) depreciation, amortization and all other non-cash charges, to the extent such depreciation, amortization and other non-cash charges were deducted in computing such Consolidated Net Income (Loss) (including amortization of deferred financing fees or costs, capital expenditures, original discount resulting from the issuance of Indebtedness at less than par, and goodwill and other intangibles, including Film Contracts and write-downs of Film Contracts), plus (e) to the extent deducted from Consolidated Net Income (Loss), all transaction costs relating to the Transactions, plus (f) cash distributions received from Unrestricted Subsidiaries, plus (g) the amount of cost savings, operating expense reductions, restructuring charges and expenses and synergies that are expected to be realized as a result of actions taken or expected to be taken within 12 months after the date of any acquisition, disposition, divestiture, merger, consolidation, reorganization, restructuring or the implementation of a cost savings or other similar initiative (including establishing, closing and consolidating facilities), as applicable (calculated on a pro forma basis as though such cost savings, operating expense reductions, restructuring charges and expenses and synergies had been realized on the first day of such period as if such cost savings, operating expense reductions, restructuring charges and expenses and synergies were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such actions; provided that (A) such actions are to be taken within 12 months after the consummation of the acquisition, disposition, divestiture, merger, consolidation, reorganization, restructuring or the implementation of an initiative (including the establishment, closure and consolidation of facilities), as applicable, which is expected to result in cost savings, operating expense reductions, restructuring charges and expenses or synergies, (B) the aggregate amount of all such cost savings that are included in this clause (g) shall not (1) in the case of any cost savings in connection with any reorganization or restructuring, exceed $20,000,000 in any four quarter period and (2) in all other cases, exceed 10% of Operating Cash Flow in any single acquisition, disposition, divestiture, merger, consolidation, reorganization, restructuring or implementation of an initiative and shall not exceed 20% of Operating Cash Flow in any four quarter period and (C) no cost savings, operating expense reductions, restructuring charges and expenses or synergies shall be added pursuant to this defined term to the extent duplicative of any expenses or charges otherwise added to Operating Cash Flow, whether through a pro forma adjustment or otherwise, for such period (which adjustments may be incremental to pro forma adjustments made pursuant to the definitions of “Debt to Operating Cash Flow” and “Secured Debt to Operating Cash Flow”); plus (h) expected cost savings, operating expense reductions, restructuring charges and expenses and synergies related to the Transactions projected by the Issuer in good faith to result from actions with respect to which substantial steps have been, will be, or are expected to be, taken (in the good faith determination of the Issuer) within 12 months after the Effective Date, (which adjustments may be incremental to pro forma adjustments made pursuant to the definitions of “Debt to Operating Cash Flow” and “Secured Debt to Operating Cash Flow”); plus (i) any costs or expenses incurred by the Issuer or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or stockholders agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Issuer or net cash proceeds of issuance of Equity Interests of the Issuer (other than Disqualified Equity Interests that are Preferred Equity Interests) in each case, solely to the extent that such cash proceeds are excluded from the calculation set forth in clause (3) of paragraph (a) under “—Certain Covenants—Limitation on restricted payments”; plus (j) any other non-cash charges, write-downs, expenses, losses or items reducing Consolidated Net Income for such period including any impairment charges or the impact of purchase accounting (excluding any such non-cash charge, write-down or item to the extent it represents an accrual or reserve for a cash expenditure for a future period) less other non-cash items of income increasing Consolidated Net Income (excluding any such non-cash item of income to the extent it represents a receipt of cash in any future period; and minus (k) any cash payments contractually required to be made with respect to Film Contracts (to the extent not previously included in computing such Consolidated Net Income (Loss)).

“Owned Stations” means any television station the Broadcast Licenses of which are owned or held by the Issuer or any of its Restricted Subsidiaries on or after the Effective Date.

“Pari Passu Indebtedness” means any Indebtedness of the Issuer or any Guarantor that is pari passu in right of payment to the Notes or any Guarantee, as the case may be.

“Permitted Investment” means

(1)	Investments in the Issuer or any Restricted Subsidiary;

(2)	Indebtedness of the Issuer or a Restricted Subsidiary described under clauses (5) and (6) of the definition of “Permitted Indebtedness” set forth in “—Certain Covenants—Limitation on Indebtedness;”

(3)	Temporary Cash Investments;

(4)

Investments acquired by the Issuer or any Restricted Subsidiary in connection with an Asset Sale permitted under “—Certain Covenants—Limitation on sale of assets,” to the extent such Investments are non-cash consideration as permitted under such covenant;

(5)	guarantees of Indebtedness otherwise permitted by the Indenture;

(6)

any Investment (x) existing on the Effective Date, (y) made pursuant to binding commitments in effect on the Effective Date and (z) that replaces, refinances, refunds, renews or extends any Investment described under either of the immediately preceding clauses (x) or (y), provided that any such Investment is in an amount that does not exceed the amount replaced, refinanced, refunded, renewed or extended except to the extent required by the terms of such Investment on the Effective Date;

(7)

loans and advances to (or guarantees of Indebtedness of) future, present or former officers, directors, employees and consultants for business related travel expenses (including entertainment expense), moving and relocation expenses, tax advances, payroll advances and other similar expenses, in each case incurred in the ordinary course of business or consistent with past practice or to fund such Person’s purchase or other acquisition for value of Equity Interests of the Issuer or any direct or indirect parent company thereof under compensation plans approved by the Board of Directors of the Issuer (or any direct or indirect parent company thereof) in good faith;

(8)	any Investments in the Notes;

(9)	a Guarantee by any Guarantor and any other guarantee given by a Guarantor of any Indebtedness of the Issuer in accordance with this Indenture;

(10)

Investments by the Issuer or any Restricted Subsidiary in a Person, if as a result of such Investment (I) such Person becomes a Restricted Subsidiary or (II) such Person is merged, consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary;

(11)

any Investment acquired by the Issuer or any of the Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, (b) in good faith settlement of delinquent obligations of, and other disputes with Persons who are not Affiliates or (c) as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(12)

advances to customers or suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of the Issuer or the Restricted Subsidiaries and endorsements for collection or deposit arising in the ordinary course of business;

(13)

Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;

(14)	Investments in Interest Rate Agreements relating to the businesses and finances of the Issuer or any of its Restricted Subsidiaries and not for purposes of speculation;

(15)

Investments resulting from any acquisition of a Person in accordance with the Indenture that at the time of such acquisition held instruments constituting Investments that were not acquired in contemplation of the acquisition of such Person;

(16)

loans and advances to, and guarantees of Indebtedness of, officers or employees of the Issuer (or any of its direct or indirect parent companies) or a Restricted Subsidiary not in excess of $10,000,000 outstanding at any one time, in the aggregate;

(17)

Investments the payment for which consists of Equity Interests of the Issuer (other than Disqualified Equity Interests) or any direct or indirect parent of the Issuer, as applicable; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of paragraph (a) of the covenant described under “—Certain Covenants—Limitation on restricted payments”;

(18)

any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of the second paragraph of the covenant described under “—Certain Covenants—Limitations on transactions with affiliates” (except transactions described in clauses (2), (4), (7)(b), (13) and (14) of such paragraph);

(19)	Investments consisting of licensing of intellectual property pursuant to marketing arrangements with other Persons;

(20)

Investments of a Restricted Subsidiary acquired after the Effective Date or of an entity merged into or consolidated with a Restricted Subsidiary in a transaction that is not prohibited by the covenant described under “—Certain Covenants—Consolidation, merger, sale of assets” after the Effective Date to the extent that such Investments were not made in contemplation of such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(21)	other Investments that do not exceed $150,000,000 at any time outstanding;

(22)

Investments in joint ventures and Unrestricted Subsidiaries having a Fair Market Value, when taken together with all other Investments made pursuant to this clause that are at the time outstanding, not to exceed $20,000,000 (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(23)

(a) Investments in Local Marketing Agreement purchase options in existence on the Effective Date and (b) Investments in Local Marketing Agreement purchase options entered into after the Effective Date in an amount of up to $175,000,000 in the aggregate plus customary closing fees and expenses; and

(24)

if otherwise permitted pursuant to FCC rules and regulations and the terms and conditions of the Credit Agreement, the acquisition of any television station which is subject to an option agreement, merger agreement or any similar agreement existing between the Issuer and any Subsidiaries and the owners of such television station.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivisions thereof.

“Preferred Equity Interests” as applied to the Equity Interests of any Person, means an Equity Interest of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such person, over Equity Interests of any other class of such Person.

“Qualified Equity Interests” of any Person means any and all Equity Interests of such Person other than Disqualified Equity Interests.

“Rating Agency” means each of S&P and Moody’s, or if S&P or Moody’s or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuer (as certified by a resolution of the Board of Directors) which shall be substituted for S&P and Moody’s, or both, as the case may be.

“Registration Rights Agreement” means (i) the Registration Rights Agreement related to the Notes dated as of the Issue Date, among the Issuer and the Initial Purchasers (as defined therein), as amended or supplemented, and (ii) any other registration rights agreement entered into in connection with the issuance of Additional Notes in a private offering by the Issuer after the Issue Date.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means a Subsidiary other than an Unrestricted Subsidiary.

“S&P ” means Standard & Poor’s Ratings Services, a division of Standard & Poor’s Financial Services LLC, a division of The McGraw-Hill Companies, Inc., and any successor to the rating agency business thereto.

“Sale and Leaseback Transaction” means any transaction or series of related transactions pursuant to which the Issuer or a Restricted Subsidiary sells or transfers any property or asset in connection with the leasing, or the resale against installment payments, of such property or asset to the seller or transferor.

“Secured Debt to Operating Cash Flow Ratio” means, as of the date of determination, the ratio of

(a)	the aggregate principal amount of all outstanding secured Indebtedness of the Issuer and the Restricted Subsidiaries as of such date on a Consolidated basis to

(b)

Operating Cash Flow of the Issuer and the Restricted Subsidiaries on a Consolidated basis for the most recent Test Period divided by two (2), determined on a pro forma basis and after giving pro forma effect to

(1)

the incurrence of such Indebtedness and (if applicable) the application of the net proceeds therefrom, including to refinance other Indebtedness, as if such Indebtedness was incurred, and the application of such proceeds occurred, at the beginning of such Test Period;

(2)

the incurrence, repayment or retirement of any other Indebtedness by the Issuer and the Restricted Subsidiaries since the first day of such Test Period as if such Indebtedness was incurred, repaid or retired at the beginning of such Test Period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average balance of such Indebtedness at the end of each month during such Test period);

(3)	in the case of Acquired Indebtedness, the related acquisition as if such acquisition had occurred at the beginning of such Test Period;

(4)

any acquisition or disposition by the Issuer and the Restricted Subsidiaries of any company or any business or any assets out of the ordinary course of business, or any related repayment of Indebtedness, in each case since the first day of such Test Period, assuming such acquisition or disposition had been consummated on the first day of such Test Period; and

(5)

Cost Savings Measures, which Cost Savings Measures are determined in good faith by, and are set forth on an officer’s certificate to the Trustee signed by, a responsible financial or accounting officer of the Issuer; provided that such Cost Savings Measures either (x) could then be reflected properly in pro forma financial statements prepared in accordance with Regulation S-X under the Securities Act or any other regulation or policy of the Commission or (y) are, in the judgment of any such officer, reasonably identifiable and factually supportable pro forma cost savings that have occurred or are reasonably expected to occur within 12 months of the date of the applicable transaction.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X under the Securities Act, as such regulation is in effect on the date of the Indenture.

“Stated Maturity,” when used with respect to any Indebtedness or any installment of interest thereon, means the date specified in such Indebtedness as the fixed date on which the principal of such Indebtedness or such installment of interest is due and payable.

“Station Licenses” means (a) with respect to the Issuer or any Restricted Subsidiary, all authorizations, licenses or permits issued by the FCC and granted or assigned to the Issuer or any Restricted Subsidiary, or under which the Issuer or any Restricted Subsidiary has the right to operate any Station, together with any extensions or renewals thereof and (b) with respect to any other Person, all authorizations, licenses or permits issued by the FCC and granted or assigned to such Person, or under which such Person has the right to operate any Station, together with any extensions or renewals thereof.

“Stations ” means the Owned Stations and contract stations.

“Subordinated Indebtedness” means Indebtedness of the Issuer or any Guarantor subordinated in right of payment to the Notes or any Guarantee, as the case may be.

“Subsidiary” means any Person a majority of the equity ownership or the Voting Stock of which is at the time owned, directly or indirectly, by the Issuer or by one or more other Subsidiaries.

“Temporary Cash Investments” means

(1)

any evidence of Indebtedness, maturing not more than one year after the date of acquisition, issued by the United States of America, or an instrumentality or agency thereof and guaranteed fully as to principal, premium, if any, and interest by the United States of America,

(2)

any certificate of deposit, maturing not more than one year after the date of acquisition, issued by, or time deposit of, a commercial banking institution that is a member of the Federal Reserve System and that has combined capital and surplus and undivided profits of not less than $500,000,000, whose debt has a rating, at the time as of which any investment therein is made, of “P-1” (or higher) according to Moody’s or any successor rating agency or “A-1” (or higher) according to S&P or any successor rating agency,

(3)

commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate or Subsidiary) organized and existing under the laws of the United States of America with a rating, at the time as of which any investment therein is made, of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P,

(4)	any money market mutual funds having a rating in the highest investment category granted thereby from Moody’s and S&P, and

(5)	any money market deposit accounts issued or offered by a domestic commercial bank having capital and surplus in excess of $500,000,000.

For the purposes of the covenant described under “—Certain Covenants—Limitation on sale of assets”, each of the following shall be deemed “Temporary Cash Investments”:

(a)

any liabilities (as shown on the Issuer’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto or, if incurred, increased or decreased subsequent to the date of such balance sheet, such liabilities that would have been reflected in the Issuer’s or such Restricted Subsidiary’s balance sheet or in the notes thereto if such incurrence, increase or decrease had taken place on the date of such balance sheet, as reasonably determined in good faith by the Issuer) of the Issuer or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee (or a third party on behalf of the transferee) of any such assets or Equity Interests pursuant to an agreement that releases or indemnifies the Issuer or such Restricted Subsidiary (or a third party on behalf of the transferee), as the case may be, from further liability;

(b)

any notes or other obligations or other securities or assets received by the Issuer or such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash within 180 days of the receipt thereof (to the extent of the cash received);

(c)

any Designated Non-cash Consideration received by the Issuer or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed $25,000,000 at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value);

(d)

Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Sale, to the extent that the Issuer and each other Restricted Subsidiary are released from any Guarantee of such Indebtedness in connection with such Asset Sale; and

(e)	consideration consisting of Indebtedness of the Issuer or any Guarantor received from Persons who are not the Issuer or a Restricted Subsidiary.

“Test Period” means the eight most recent full fiscal quarters ending immediately prior to such date for which internal financial statements are available (as determined in good faith by the Issuer).

“Transactions” means (i) the offering and issuance of the Notes and the use of the proceeds therefrom as described in the Offering Memorandum, (ii) the amendments and borrowings under the Credit Facilities, (iii) the LIN Merger, (iv) the Escrow Merger and (v) the transactions contemplated by each of the forgoing, in each case, including the payment of all fees, premiums and expenses incurred in connection therewith, and other transactions in connection therewith or incidental thereto.

“Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the redemption date to November 15, 2017; provided, however, that if the period from the redemption date to November 15, 2017 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trustee” means The Bank of New York Mellon, or any successor trustee that shall have become such pursuant to the applicable provisions of the Indenture.

“Unrestricted Subsidiary” means (1) any Subsidiary that at the time of determination shall be an Unrestricted Subsidiary (as designated by the Board of Directors of the Issuer, as provided below) and (2) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of the Issuer may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary if such Subsidiary is not liable, directly or indirectly, with respect to any Indebtedness other than Unrestricted Subsidiary Indebtedness. Any such designation by the Board of Directors of the Issuer shall be evidenced to the Trustee by filing with the Trustee a Board resolution giving effect to such designation and an Officer’s Certificate certifying that such designation complies with the foregoing conditions. The Board of Directors of the Issuer may designate any Unrestricted Subsidiary as a Restricted Subsidiary; provided that immediately after giving effect to such designation, the Issuer could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the first proviso in the first paragraph of “Certain Covenants—Limitation on Indebtedness” covenant or the Debt to Operating Cash Flow Ratio would be no greater than such ratio immediately prior to such designation.

“Unrestricted Subsidiary Indebtedness” of any Unrestricted Subsidiary means Indebtedness of such Unrestricted Subsidiary (1) as to which neither the Issuer nor any Restricted Subsidiary is directly or indirectly liable (by virtue of the Issuer or any such Restricted Subsidiary being the primary obligor on, guarantor of, or otherwise liable in any respect to, such Indebtedness), except Guaranteed Debt of the Issuer or any Restricted Subsidiary to any Affiliate, in which case (unless the incurrence of such Guaranteed Debt resulted in a Restricted Payment at the time of incurrence) the Issuer shall be deemed to have made a Restricted Payment equal to the principal amount of any such Indebtedness to the extent guaranteed at the time such Affiliate is designated an Unrestricted Subsidiary and (2) which, upon the occurrence of a default with respect thereto, does not result in, or permit any holder of any indebtedness of the Issuer or any Restricted Subsidiary to declare, a default on such Indebtedness of the Issuer or any Restricted Subsidiary or cause the payment thereof to be accelerated or payable prior to its Stated Maturity.

“Voting Stock” of any Person as of any date means the Equity Interests of such Person pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of a corporation of such Person.

BOOK ENTRY; DELIVERY AND FORM

Except as set provided below, the exchange notes will be represented by one or more permanent notes in definitive, registered, global form without interest coupons (collectively, the “Global Notes”). The Global Notes will be deposited upon issuance with the trustee as custodian for DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Issuer takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters. DTC has advised the Issuer that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised the Issuer that, pursuant to procedures that DTC has established:

1)	upon deposit of the Global Notes, DTC will credit the accounts of the Participants with portions of the principal amount of the Global Notes; and

2)

ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

Investors in Global Notes who are Participants may hold their interests therein directly through DTC. Investors in Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Notes will not have exchange notes registered in their names, will not receive physical delivery of exchange notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture for any purpose. Payments in respect of the principal of, and interest and premium, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, the Issuer and the trustee will treat the Persons in whose names the exchange notes, including the Global Notes, are registered as the owners of the exchange notes for the purpose of receiving payments and for all other purposes. Consequently, none of the Issuer, the trustee or any agent of the Issuer or the trustee has or will have any responsibility or liability for:

1)

any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

2)	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised the Issuer that its current practice, upon receipt of any payment in respect of securities such as the exchange notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of exchange notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or the Issuer. Neither the Issuer nor the trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the exchange notes, and the Issuer and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between the Participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; provided, however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised the Issuer that it will take any action permitted to be taken by a holder of exchange notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the exchange notes as to which such Participant or Participants has or have given such direction. However, at any time that an Event of Default is continuing under the notes, DTC reserves the right to exchange the Global Notes for legended Notes in certificated form, and to distribute such notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither the Issuer nor the trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for definitive notes in registered certificated form (“Certificated Notes”) if:

1)

DTC (a) notifies the Issuer that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, the Issuer fails to appoint a successor depositary;

2)	the Issuer, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; or

3)	there has occurred and is continuing a Default or Event of Default with respect to the notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable legend referred to in “Transfer Restrictions” in the offering memorandum relating to the original notes dated October 31, 2014, unless that legend is not required by applicable law. If Certificated Notes are issued, and a holder of notes has given wire transfer instructions to the Issuer, the Issuer will pay or cause the paying agent to pay all principal, interest and premium, if any, on that holder’s notes (or cash interest) in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar unless the Issuer elects to make interest payments by check mailed to the noteholders at their address set forth in the register of holders.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following summary describes the material United States federal income tax consequences relating to the exchange of original notes for exchange notes pursuant to the exchange offer. This summary does not discuss all of the aspects of United States federal income taxation that may be relevant to you in light of your particular investment or other circumstances. This summary applies to you only if you are a beneficial owner of a note that holds the note as a capital asset (generally, investment property). This summary does not address special United States federal income tax rules that may be applicable to certain categories of beneficial owners of notes (e.g., dealers in securities or currencies; traders in securities that elect to use a mark to market method of accounting; holders of notes whose functional currency is not the United States dollar; persons holding notes as part of a conversion, constructive sale, wash sale or other integrated transaction or a hedge, straddle or synthetic security; persons subject to the alternative minimum tax; certain United States expatriates; financial institutions; insurance companies; controlled foreign corporations, passive foreign investment companies and regulated investment companies and shareholders of such corporations; entities that are tax-exempt for United States federal income tax purposes and retirement plans, individual retirement accounts and tax-deferred accounts; and pass-through entities, including partnerships and entities and arrangements classified as partnerships for United States federal tax purposes, and beneficial owners of pass-through entities).

This summary is based on United States federal income tax law, including the Internal Revenue Code, Treasury regulations, administrative rulings and judicial authorities, all as in effect or in existence as of the date of this prospectus. Subsequent developments in United States federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the United States federal income tax consequences set forth in this summary. The Issuer cannot assure you that the IRS will not challenge one or more of the tax consequences described in this summary, and the Issuer has not obtained, nor does it intend to obtain, any ruling from the IRS or opinion of counsel with respect to the tax consequences of exchanging notes for Exchange Notes pursuant to the Exchange Offer. In addition, this summary does not discuss any United States federal tax consequences other than United States federal income tax consequences, such as gift tax consequences or the Medicare tax on certain investment income, or any United States state or local income or non-United States income or other tax consequences. You should consult your own tax advisor regarding the particular United States federal, state and local and non-United States income and other tax consequences of owning and disposing of the exchange notes that may be applicable to you.

Exchange of original notes for exchange notes

        An exchange of original notes for exchange notes pursuant to the exchange offer will not be a taxable transaction for United States federal income tax purposes. Consequently, (i) you will recognize no gain or loss upon receipt of an exchange note, (ii) your holding period for the exchange note will include your holding period for the original note exchanged therefor and (iii) your basis in the exchange note will be the same as your basis in the original note exchanged therefor immediately before the exchange.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where such original notes were acquired as a result of market-making activities or other trading activities. The Issuer has agreed that, for a period ending on the earlier of (i) 180 days from the date on which the registration statement is declared effective, and (ii) the date on which broker-dealers are no longer required to deliver a prospectus in connection with market-making or other trading activities, it will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until           ,           , all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

The Issuer will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period ending on the earlier of (i) 180 days from the date on which the registration statement is declared effective, and (ii) the date on which broker-dealers are no longer required to deliver a prospectus in connection with market-making or other trading activities, the Issuer will promptly send additional copies of this prospectus and any amendments or supplements to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. The Issuer has agreed to pay all expenses incident to the Exchange Offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the exchange notes offered hereby and the guarantees thereof will be passed upon for the Issuer by Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York. Certain matters with respect to Virginia law will be passed upon for us by Troutman Sanders LLP.  Certain matters with respect to Florida, Georgia, Michigan, and Texas laws will be passed upon by Andrew C. Carington, our Vice President, General Counsel, and Secretary.

EXPERTS

The consolidated financial statements of Media General, Inc. and subsidiaries as of and for the year ended December 31, 2014 and the related financial statement schedule and the retrospective adjustments to the consolidated financial statements for the years ended December 31, 2013 and 2012, incorporated in this prospectus by reference to Media General, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2014, and the effectiveness of Media General, Inc. and subsidiaries’ internal control over financing reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, which reports (1) express an unqualified opinion on the consolidated financial statements for the year ended December 31, 2014 and financial statement schedule, (2) express an unqualified opinion on the retrospective adjustments to adjust the common shares outstanding, reflect earnings per share and segment information in the consolidated financial statements for the years ended December 31, 2013 and 2012, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Media General, Inc. and its subsidiaries (formerly New Young Broadcasting Holding Co., Inc.) for the year ended December 31, 2012 before the (i) disclosure of the all-stock merger transaction between Legacy Media General and New Young Broadcasting Holding Co., Inc. as discussed in Note 2 thereto, (ii) effects of the adjustments to retrospectively adjust the common shares outstanding and the related common stock disclosure in Note 4 thereto, (iii) inclusion of the earnings per common share information on the consolidated statement of comprehensive income and the related disclosure in Note 11 thereto, and (iv) inclusion of the segment information described under the principles of consolidation subheading of Note 1 thereto (collectively, the “modification adjustments”) (the 2012 financial statements before the modification adjustments are not separately included or incorporated by reference in the Prospectus) have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm. The modification adjustments to those financial statements have been audited by Deloitte & Touche LLP, an independent registered public accounting firm. The consolidated financial statements for the year ended December 31, 2012 incorporated in this prospectus supplement by reference to Media General Inc.’s Annual Report on Form 10-K for the year ended December 31, 2014, have been so incorporated in reliance on the reports of (i) PricewaterhouseCoopers LLP solely with respect to those financial statements before the effects of the modification adjustments and (ii) Deloitte & Touche LLP solely with respect to the modification adjustments to those financial statements given on the authority of said firms as experts in auditing and accounting.

The financial statements of LIN Media LLC incorporated in this Prospectus by reference to Media General, Inc.’s Current Report on Form 8-K dated November 5, 2015 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of LIN Television Corporation incorporated in this Prospectus by reference to Media General, Inc.’s Current Report on Form 8-K dated November 5, 2015 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Meredith Corporation and its subsidiaries as of June 30, 2015 and 2014, and for each of the years in the three-year period ended June 30, 2015, and management’s assessment of the effectiveness of internal control over financial reporting as of June 30, 2015, have been incorporated by reference in this prospectus in reliance upon the report of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements and other documents with the SEC under the Exchange Act. You may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Also, the SEC maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers that electronically file with the SEC. You can obtain any documents that we file with the SEC at www.sec.gov.

We have filed a registration statement and related exhibits on Form S-4 under the Securities Act with the SEC with respect to the exchange notes offered hereby. This prospectus has been filed as part of the registration statement. This prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. Our SEC filings, the registration statement and all exhibits to it are available for inspection and copying as set forth above.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. The documents we incorporate by reference are:

●	Media General, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2014, filed on March 2, 2015;

●

Media General, Inc.’s Definitive Proxy Statement on Schedule 14A, filed on March 13, 2014, to the extent incorporated by reference in Media General, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2014;

●

Media General, Inc.’s Current Reports on Form 8-K (in each case, to the extent filed and not furnished) filed on January 26, 2015, March 4, 2015, March 24, 2015, April 2, 2015, April 27, 2015, April 29, 2015, May 11, 2015, June 25, 2015, September 8, 2015, September 11, 2015 and November 5, 2015;

●	Media General, Inc,’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015 and June 30, 2015, filed on May 8, 2015 and August 7, 2015, respectively;

●

The audited consolidated financial statements of Meredith Corporation as of June 30, 2015 and 2014 and for each of the years in the three-year period ended June 30, 2015 (incorporated by reference to Exhibit 99.1 to Media General, Inc.’s Form 8-K filed on November 5, 2015);

●

The audited consolidated financial statements of LIN Media LLC (“LIN Media”) and its consolidated subsidiaries and the audited consolidated financial statements of LIN Television Corporation (“LIN Television”) and its subsidiaries, each as of December 31, 2013 and 2012 and for each of the years in the three-year period ended December 31, 2013 (incorporated by reference to Exhibit 99.2 to Media General, Inc.’s Form 8-K filed on November 5, 2015); and

●

The unaudited pro forma condensed combined financial information as of and for the six months ended June 30, 2015 and for the year ended December 31, 2014 (incorporated by reference to Exhibit 99.3 to Media General, Inc.’s Form 8-K filed on November 5, 2015); and

●	The unaudited consolidated financial statements of LIN Media and the unaudited consolidated financial statements of LIN Television, each as of September 30, 2014 and 2013 and for the nine-months ended September 30, 2014 and 2013 (incorporated by reference to Exhibit 99.4 to Media General, Inc.'s Form 8-K filed on November 5, 2015).

We are also incorporating by reference into this prospectus any future filing made by Media General, Inc. with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than those made pursuant to Item 2.02 or Item 7.01 of Form 8-K or any other information “furnished” to the SEC, unless specifically stated otherwise) on or after the date after the date of the initial registration statement of which this prospectus is a part and prior to the effectiveness of the registration statement and on or after the date of this prospectus and prior to the completion of the exchange offer.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference herein modifies or supersedes the statement. Any statement so modified or supersedes will not be deemed, except as so modified or supersedes, to constitute a part of this prospectus.

You may request a copy of any or all of the documents incorporated by reference in this prospectus, at no cost, by writing or telephoning us at the following address:

Media General, Inc.

333 East Franklin St.

Richmond, Virginia 23219

(804) 887-5000

You may find additional information about us and our subsidiaries on our website at www.mediageneral.com. Except as provided above, no other information, including information on Media General, Inc.’s website, is incorporated by reference in this prospectus.

To obtain timely delivery, you must request the information no later than five (5) business days before the expiration date of the exchange offer.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Officers and Directors

Registrants under the laws of California

Section 317 of the California Corporations Code (the “CCC”) provides that a California corporation may indemnify any person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that the person is or was an agent of the corporation, against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful. Section 317 of the CCC further provides that a California corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending, or completed action by or in the right of the corporation to procure a judgment in its favor, against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action if such person acted in good faith, in a manner such person believed to be in the best interests of the corporation and its shareholders, except that no indemnification shall be made: (1) in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation in the performance of that person’s duty to the corporation and its shareholders, unless and only to the extent that the court in which the proceeding is or was pending shall determine upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses and then only to the extent that the court shall determine, (2) of amounts paid in settling or otherwise disposing of a pending action without court approval, and (3) of expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval. Where an agent of a corporation is successful on the merits in defense of any proceeding referred to above, the agent shall be indemnified against expenses actually and reasonably incurred by the agent. The CCC further authorizes a corporation to purchase and maintain insurance on behalf of any agent of the corporation against any liability asserted against or incurred by the agent in that capacity or arising out of the agent’s status as such whether or not the corporation would have the power to indemnify the agent against that liability under Section 317 of the CCC.

The Bylaws of Dedicated Media, Inc., a California corporation and subsidiary guarantor, provide that the company shall indemnify each of its agents against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred by such agent, to the fullest extent permissible under Section 317 of the CCC. The Bylaws also provide that the company may, in its discretion, advance expenses to any agent covered by the company’s indemnification provisions, provided that the agent shall repay such advances if the agent is determined ultimately not to be entitled to the indemnification.

Registrants under the laws of Delaware

Section 102 of the Delaware General Corporation Law (the “DGCL”) allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its securityholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is a party, or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

The certificate of incorporation and/or bylaws, as amended to date, of each of the registrants incorporated under the laws of Delaware provide for such indemnification of its respective officers and directors.

Section 18-108 of the Delaware Limited Liability Company Act permits a limited liability company, subject to such standards and restrictions, if any, as are set forth in such limited liability company’s limited liability company agreement, to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever. The articles of organization and operating agreements of each of the registrants which are Delaware limited liability companies generally provide for indemnification of its directors, officers, agents and employees.

Registrants under the laws of Florida

The Florida Business Corporation Act, as amended (the “FBCA”), provides that, in general, a business corporation may indemnify any person who is or was a party to any proceeding, other than an action by, or in the right of, the corporation, by reason of the fact that he or she is or was an officer, director, employee or agent of the corporation, against liability incurred in connection with such proceeding, including any appeal thereof, provided certain standards are met, including that such officer, director, employee or agent acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and provided further that, with respect to any criminal action or proceeding, the officer, director, employee or agent had no reasonable cause to believe his or her conduct was unlawful. In the case of proceedings by or in the right of the corporation, the FBCA provides that, in general, a corporation may indemnify any person who was or is a party to any such proceeding by reason of the fact that he or she is or was an officer, director, employee or agent of the corporation, against expenses and amounts paid in settlement actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof, provided that such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that the amount so indemnified shall not exceed the estimated expense of litigating the matter to conclusion, and no indemnification shall be made with respect to any claim as to which such person is adjudged liable, unless a court of competent jurisdiction determines upon application that such person is fairly and reasonably entitled to indemnity. To the extent that any officer, director, employee or agent is successful on the merits or otherwise in the defense of any of such proceedings, the FBCA requires that the corporation indemnify such officer, director, employee or agent against expenses actually and reasonably incurred in connection therewith. The corporation may pay in advance the expenses incurred by an officer or director in defending a civil or criminal proceeding so long as the director or officer has undertaken to repay those amounts if he or she is ultimately found not to be entitled to indemnification. Expenses incurred by employees and agents may be paid in advance upon such terms or conditions that the board of directors deems appropriate. However, the FBCA further provides that, in general, indemnification or advancement of expenses shall not be made to or on behalf of any officer, director, employee or agent if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (i) a violation of the criminal law, unless the officer, director, employee or agent had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe it was unlawful; (ii) a transaction from which the officer, director, employee or agent derived an improper personal benefit; (iii) in the case of a director, a circumstance under which the director has voted for or assented to a distribution made in violation of the FBCA or the corporation’s articles of incorporation; or (iv) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

Registrants under the laws of Georgia

Section 14-2-851 of the Georgia Business Corporation Code (the ‘‘GBCC’’) grants a Georgia corporation the power to indemnify an individual who is a party to a proceeding because he or she is or was a director against liability incurred in the proceeding if: (1) such individual conducted himself or herself in good faith and (2) such individual reasonably believed: (i) in the case of conduct in his or her official capacity, that such conduct was in the best interests of the corporation, (ii) in all other cases, that such conduct was at least not opposed to the best interests of the corporation and (iii) in the case of any criminal proceeding, that the individual had no reasonable cause to believe such conduct was unlawful. This Section of the GBCC prohibits a Georgia corporation from indemnifying a director: (i) in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct under the GBCC, or (ii) in connection with any proceeding with respect to conduct for which he or she was adjudged liable on the basis that personal benefit was improperly received by him or her, whether or not involving action in his or her official capacity.

Section 14-2-857 of the GBCC grants a Georgia corporation the power to indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he or she is an officer of the corporation: (1) to the same extent as a director and (2) if he or she is not a director, to such further extent as may be provided by the articles of incorporation, the bylaws, a resolution of the board of directors, or contract except for liability arising out of conduct that constitutes: (i) appropriation, in violation of his or her duties, of any business opportunity of the corporation, (ii) acts or omissions which involve intentional misconduct or a knowing violation of law, (iii) for the types of liability rising from unlawful distribution or (iv) receipt of an improper personal benefit. In addition, this Section grants a corporation the power to indemnify and advance expenses to an employee or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract.

Section 14-2-202 of the GBCC permits the elimination or limitation of directors’ personal liability to the corporation or its shareholders for monetary damages for any action taken, or any failure to take any action, as a director, except liability: (i) for any appropriation, in violation of his or her duties, of any business opportunity of the corporation, (ii) for acts or omissions which involve intentional misconduct or a knowing violation of law, (iii) for the types of liability rising from unlawful distributions, or (iv) for any transaction from which the director received an improper personal benefit.

Registrants under the laws of Michigan

Under the Michigan Business Corporation Act (“MIBCA”), a Michigan corporation may indemnify a person who was or is a party or is threatened to be made a party to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another enterprise, against expenses, including attorney’s fees, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred in connection therewith if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders and, with respect to a criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful.

Under the MIBCA, a Michigan corporation may also provide similar indemnity to such a person for expenses, including attorney’s fees, and amounts paid in settlement actually and reasonably incurred by the person in connection with actions or suits by or in the right of the corporation if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, except in respect of any claim, issue or matter in which the person has been found liable to the corporation, unless the court determines that the person is fairly and reasonably entitled to indemnification in view of all relevant circumstances, in which case indemnification is limited to reasonable expenses incurred.

To the extent that a director or officer of a Michigan corporation has been successful on the merits or otherwise in defending any such action, suit or proceeding referred to above or any claim, issue or matter therein, he or she is entitled to indemnification for expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. Otherwise, with limited exceptions, a determination must be made that the person met the applicable standard of conduct and that the expenses were reasonable.

The MIBCA also permits a Michigan corporation to purchase and maintain on behalf of such a person insurance against liabilities incurred in such capacities.

The by-laws of Young Broadcasting of Lansing, Inc. provide that the corporation shall indemnify all persons in accordance with the provisions of the MIBCA summarized above.

Registrants under the laws of Texas

Sections 8.101 and 8.105 of the Texas Business Organizations Code, as amended (the “TBOC”), permit corporations to indemnify a person who was or is a governing person, officer, employee or agent of such corporation or who serves at the corporation’s request as a representative of another enterprise, organization or employee benefit plan (an “Outside Enterprise”), who was, is, or is threatened to be named a respondent in a legal proceeding by virtue of such person’s position in the corporation or in an Outside Enterprise, but only if the person acted in good faith and reasonably believed, in the case of conduct in the person’s official capacity, that the conduct was in or, in the case of all other conduct, that the conduct was not opposed to the corporation or Outside Enterprise’s best interest, and, in the case of a criminal proceeding, the person had no reasonable cause to believe the conduct was unlawful. A person may be indemnified within the above limitations against judgment and expenses that are reasonable and actually incurred by the person in connection with the proceeding; however, indemnification is limited to reasonable expenses actually incurred in a proceeding in which the person is found liable to the corporation or is found to have improperly received a personal benefit and shall not be made in respect of any proceeding in which the person shall have been found liable for willful or intentional misconduct in the performance of his duty to the corporation, breach of the person’s duty of loyalty owed to the corporation or an act or omission not committed in good faith that constitutes a breach of a duty owed by the person to the corporation. Indemnification pursuant to Section 8.101 of the TBOC can be made by the corporation only upon a determination made in the manner prescribed by Section 8.103 of the TBOC that indemnification is proper in the circumstances because the party seeking indemnification has met the applicable standard of conduct for such indemnification.

Section 8.051 of the TBOC requires a corporation to indemnify a governing person, former governing person or person serving an Outside Enterprise at the corporation’s request (a “Delegate”) against reasonable expenses actually incurred in connection with a proceeding in which the person is a party because of the person’s corporate position or status as a Delegate, if the person was wholly successful, on the merits or otherwise, in the defense of the proceeding.

Under certain circumstances, a corporation may also advance expenses to any of the above persons. Section 8.151 of the TBOC also permits a corporation to purchase and maintain insurance or to make other arrangements on behalf of any of such persons against any liability asserted against and incurred by the person in such capacity, or arising out of the person’s status as such a person, without regard to whether the corporation would have the power to indemnify the person against the liability under applicable law.

The bylaws of Blockdot, Inc. (“Blockdot”) provide that its present and former directors, officers, employees, agents and other persons shall be indemnified to the fullest extent permissible in accordance with the TBOC. Blockdot’s bylaws provide that it may indemnify, and advance expenses to, any officer, employee, agent or director, or other person identified in Section P of Article 2.02-1 of the TBOC, as permitted by Texas law.

Registrants under the laws of Virginia

Section 13.1-692.1 of the Virginia Stock Corporation Act (the “VSCA”) permits a corporation to provide in its articles of incorporation that an officer or director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages in any proceeding brought by or in the right of the corporation or brought by or on behalf of shareholders of the corporation, except if the officer or director engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law, including, without limitation, any claim of unlawful insider trading or manipulation of the market for any security. Media General’s amended and restated articles of incorporation provide for such limitation of liability.

Sections 13.1-697 and 13.1-702 of the VSCA empower a corporation to indemnify any current or former director or officer made a party to a proceeding because he or she is or was a director or officer against liability incurred in the proceeding; provided that such director or officer conducted himself or herself in good faith; believes, in the case of conduct in his or her official capacity with the corporation, that his or her conduct was in the corporation’s best interest and, in all other cases, that his or her conduct was at least not opposed to the corporation’s best interests; and, in the case of any criminal proceeding, the director or officer had no reasonable cause to believe his or her conduct was unlawful.

The VSCA also provides that a corporation may make any other or further indemnity (including indemnity with respect to a proceeding by or in the right of the corporation) if authorized by its articles of incorporation or a shareholder-adopted bylaw, except an indemnity against willful misconduct or a knowing violation of the criminal law.

Media General’s amended and restated articles of incorporation provide that in any proceeding brought by or in the right of Media General, no director or officer of Media General shall be liable to Media General or its shareholders for monetary damages with respect to any transaction, occurrence or course of conduct, except for liability resulting from such person’s having engaged in willful misconduct or a knowing violation of criminal law or federal or state securities law. The amended and restated articles of incorporation also provide that Media General shall indemnify (a) any person who was or is a party to any proceeding, including a proceeding brought by a shareholder in the right of Media General or brought by or on behalf of shareholders of Media General, by reason of the fact that he or she is or was a director or officer of Media General or (b) any director or officer who is or was serving at the request of Media General as a director, trustee, partner or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability incurred by him or her in connection with such proceeding unless he or she is engaged in willful misconduct or a knowing violation of criminal law. Media General is also expressly required to pay or reimburse the reasonable expenses, including attorney’s fees, incurred by any applicant, director or officer who is a party to a proceeding in advance of the final disposition of the proceeding. The advancement and reimbursement obligations of Media General are subject to a written undertaking by the person to reimburse such expenses in the event that it is ultimately determined that the person is not entitled to indemnification due to an ultimate determination that such person’s conduct failed to meet the required standard of conduct.

Media General has in effect, and intends to maintain, insurance to cover any person who is or was one of its directors, officers, employees or agents, or a director, officer, employee or agent of any subsidiary, including the Issuer and each of the Guarantor Registrants, or is or was serving at the request of Media General or any of its subsidiaries as a director, officer, employee or agent of another entity against any liability asserted against him or her in that capacity, or arising out of his or her status as such.

Item 21. Exhibits and Financial Statement Schedules

(a)	Exhibits

See the Exhibit Index immediately following the signature pages included in this Registration Statement.

(b)	Financial Statement Schedules

No financial statement schedules are required to be filed herewith pursuant to this Item.

Item 22. Undertakings

Each of the undersigned registrants hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission, or the SEC, pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Each of the undersigned registrants hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Each of the undersigned registrants hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), (ii) or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

Each of the undersigned registrants hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, each Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, State of Virginia on the 5th day of November, 2015.

MEDIA GENERAL, INC.
/s/ Vincent L. Sadusky
Name: Vincent L. Sadusky Title: President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Vincent L. Sadusky, James F. Woodward and Andrew C. Carington his or her true and lawful attorneys-in-fact and agent with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all his or her said attorney-in-fact and agent, or his or her substitute may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

	Title	Date
/s/ J. Stewart Bryan III	Chairman	November 5, 2015
J. Stewart Bryan III
/s/ Vincent L. Sadusky	Director, President and Chief Executive Officer (Principal Executive Officer)	November 5, 2015
Vincent L. Sadusky
/s/ James F. Woodward	Senior Vice President, Chief Financial Officer (Principal Financial Officer)	November 5, 2015
James F. Woodward
/s/ Timothy J. Mulvaney	Controller and Chief Accounting Officer (Principal Accounting Officer)	November 5, 2015
Timothy J. Mulvaney
/s/ Diana F. Cantor	Director	November 5, 2015
Diana F. Cantor

/s/ Royal W. Carson III	Director	November 5, 2015
Royal W. Carson III
/s/ H.C. Charles Diao	Director	November 5, 2015
H.C. Charles Diao
/s/ Dennis J. FitzSimons	Director	November 5, 2015
Dennis J. FitzSimons
/s/ Soohyung Kim	Director	November 5, 2015
Soohyung Kim
/s/ Douglas W. McCormick	Director	November 5, 2015
Douglas W. McCormick
/s/ John R. Muse	Director	November 5, 2015
John R. Muse
/s/ Wyndham Robertson	Director	November 5, 2015
Wyndham Robertson
/s/ Thomas J. Sullivan	Director	November 5, 2015
Thomas J. Sullivan

SIGNATURES

Pursuant to the requirements of the Securities Act, each Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, State of Virginia on the 5th day of November, 2015.

LIN TELEVISION CORPORATION

/s/ Vincent L. Sadusky
Name: Vincent L. Sadusky Title: President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Vincent L. Sadusky, James F. Woodward and Andrew C. Carington his or her true and lawful attorneys-in-fact and agent with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all his or her said attorney-in-fact and agent, or his or her substitute may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

	Title	Date
/s/ Vincent L. Sadusky	Director, President and Chief Executive Officer (Principal Executive Officer)	November 5, 2015
Vincent L. Sadusky /s/ James F. Woodward	Senior Vice President, Chief Financial Officer (Principal Financial Officer)	November 5, 2015
James F. Woodward
/s/ Timothy J. Mulvaney	Vice President, Controller (Principal Accounting Officer)	November 5, 2015
Timothy J. Mulvaney

SIGNATURES

Pursuant to the requirements of the Securities Act, each Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, State of Virginia on the 5th day of November, 2015.

On behalf of all the Subsidiary Guarantors listed on Schedule A hereto
/s/ Vincent L. Sadusky
Name: Vincent L. Sadusky Title: President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Vincent L. Sadusky, James F. Woodward and Andrew C. Carington his or her true and lawful attorneys-in-fact and agent with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all his or her said attorney-in-fact and agent, or his or her substitute may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

	Title	Date
/s/ Vincent L. Sadusky	Director and President (Principal Executive Officer)	November 5, 2015
Vincent L. Sadusky /s/ James F. Woodward	Vice President and Treasurer (Principal Financial Officer and Principal Accounting Officer)	November 5, 2015
James F. Woodward

SIGNATURES

Pursuant to the requirements of the Securities Act, each Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, State of Virginia on the 5th day of November, 2015.

MEDIA GENERAL COMMUNICATIONS HOLDINGS, LLC
/s/ Vincent L. Sadusky
Name: Vincent L. Sadusky Title: President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Vincent L. Sadusky, James F. Woodward and Andrew C. Carington his or her true and lawful attorneys-in-fact and agent with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all his or her said attorney-in-fact and agent, or his or her substitute may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

	Title	Date
/s/ Vincent L. Sadusky	President (Principal Executive Officer)	November 5, 2015
Vincent L. Sadusky
/s/ James F. Woodward	Vice President and Treasurer (Principal Financial Officer and Principal Accounting Officer)	November 5, 2015
James F. Woodward

Media General Operations, Inc.	Sole Member

By: /s/ Vincent L. Sadusky		November 5, 2015
Name: Vincent L. Sadusky
Title: President

SIGNATURES

Pursuant to the requirements of the Securities Act, each Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, State of Virginia on the 5th day of November, 2015.

BIRMINGHAM BROADCASTING (WVTM-TV), LLC
/s/ Vincent L. Sadusky
Name: Vincent L. Sadusky Title: President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Vincent L. Sadusky, James F. Woodward and Andrew C. Carington his or her true and lawful attorneys-in-fact and agent with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all his or her said attorney-in-fact and agent, or his or her substitute may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

	Title	Date
/s/ Vincent L. Sadusky	President (Principal Executive Officer)	November 5, 2015
Vincent L. Sadusky
/s/ James F. Woodward	Vice President and Treasurer (Principal Financial Officer and Principal Accounting Officer)	November 5, 2015
James F. Woodward

Birmingham Broadcasting Co., Inc.	Sole Member

By: /s/ Vincent L. Sadusky		November 5, 2015
Name: Vincent L. Sadusky
Title: President

SIGNATURES

Pursuant to the requirements of the Securities Act, each Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, State of Virginia on the 5th day of November, 2015.

MEDIA GENERAL BROADCASTING, LLC

/s/ Vincent L. Sadusky
Name: Vincent L. Sadusky Title: President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Vincent L. Sadusky, James F. Woodward and Andrew C. Carington his or her true and lawful attorneys-in-fact and agent with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all his or her said attorney-in-fact and agent, or his or her substitute may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

	Title	Date
/s/ Vincent L. Sadusky	President (Principal Executive Officer)	November 5, 2015
Vincent L. Sadusky
/s/ James F. Woodward	Vice President and Treasurer (Principal Financial Officer and Principal Accounting Officer)	November 5, 2015
James F. Woodward

MGOC, Inc.	Sole Member

By: /s/ Vincent L. Sadusky		November 5, 2015
Name: Vincent L. Sadusky
Title: President

SIGNATURES

Pursuant to the requirements of the Securities Act, each Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, State of Virginia on the 5th day of November, 2015.

YOUNG BROADCASTING, LLC

/s/ Vincent L. Sadusky
Name: Vincent L. Sadusky Title: President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Vincent L. Sadusky, James F. Woodward and Andrew C. Carington his or her true and lawful attorneys-in-fact and agent with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all his or her said attorney-in-fact and agent, or his or her substitute may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

	Title	Date
/s/ Vincent L. Sadusky	President (Principal Executive Officer)	November 5, 2015
Vincent L. Sadusky
/s/ James F. Woodward	Vice President and Treasurer (Principal Financial Officer and Principal Accounting Officer)	November 5, 2015
James F. Woodward

Media General Broadcasting, LLC	Sole Member

By: /s/ Vincent L. Sadusky		November 5, 2015
Name: Vincent L. Sadusky
Title: President

SIGNATURES

Pursuant to the requirements of the Securities Act, each Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, State of Virginia on the 5th day of November, 2015.

YOUNG BROADCASTING OF NASHVILLE, LLC
/s/ Vincent L. Sadusky
Name: Vincent L. Sadusky Title: President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Vincent L. Sadusky, James F. Woodward and Andrew C. Carington his or her true and lawful attorneys-in-fact and agent with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all his or her said attorney-in-fact and agent, or his or her substitute may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

	Title	Date
/s/ Vincent L. Sadusky	President (Principal Executive Officer)	November 5, 2015
Vincent L. Sadusky
/s/ James F. Woodward	Vice President and Treasurer (Principal Financial and Principal Accounting Officer)	November 5, 2015
James F. Woodward

Young Broadcasting of Knoxville, Inc.	Sole Member

By: /s/ Vincent L. Sadusky		November 5, 2015
Name: Vincent L. Sadusky
Title: President

SIGNATURES

Pursuant to the requirements of the Securities Act, each Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, State of Virginia on the 5th day of November, 2015.

WHTM ACQUISITION LLC
/s/ Vincent L. Sadusky
Name: Vincent L. Sadusky Title: President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Vincent L. Sadusky, James F. Woodward and Andrew C. Carington his or her true and lawful attorneys-in-fact and agent with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all his or her said attorney-in-fact and agent, or his or her substitute may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

	Title	Date
/s/ Vincent L. Sadusky	President (Principal Executive Officer)	November 5, 2015
Vincent L. Sadusky
/s/ James F. Woodward	Vice President and Treasurer (Principal Financial Officer and Principal Accounting Officer)	November 5, 2015
James F. Woodward

LIN Television Corporation	Managing and Sole Member

By: /s/ Vincent L. Sadusky		November 5, 2015
Name: Vincent L. Sadusky
Title: President and Chief Executive Officer

SIGNATURES

Pursuant to the requirements of the Securities Act, each Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, State of Virginia on the 5th day of November, 2015.

DEDICATED MEDIA, INC.

/s/ Vincent L. Sadusky
Name: Vincent L. Sadusky Title: President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Vincent L. Sadusky, James F. Woodward and Andrew C. Carington his or her true and lawful attorneys-in-fact and agent with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all his or her said attorney-in-fact and agent, or his or her substitute may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

	Title	Date
/s/ Vincent L. Sadusky	President and Chief Executive Officer (Principal Executive Officer)	November 5, 2015
Vincent L. Sadusky
/s/ James F. Woodward	Vice President and Treasurer (Principal Financial and Accounting Officer)	November 5, 2015
James F. Woodward

LIN Digital Media LLC	Sole Member

By: /s/ Vincent L. Sadusky		November 5, 2015
Name: Vincent L. Sadusky Title: President and Chief Executive Officer

SIGNATURES

Pursuant to the requirements of the Securities Act, each Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, State of Virginia on the 5th day of November, 2015.

On behalf of all the Subsidiary Guarantors listed on Schedule B hereto
/s/ Vincent L. Sadusky
Name: Vincent L. Sadusky Title: President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Vincent L. Sadusky, James F. Woodward and Andrew C. Carington his or her true and lawful attorneys-in-fact and agent with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all his or her said attorney-in-fact and agent, or his or her substitute may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

	Title	Date
/s/ Vincent L. Sadusky	Manager, President and Chief Executive Officer (Principal Executive Officer)	November 5, 2015
Vincent L. Sadusky
/s/ James F. Woodward	Senior Vice President, Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	November 5, 2015
James F. Woodward
/s/ Robert Richter	Manager	November 5, 2015
Robert Richter

SIGNATURES

Pursuant to the requirements of the Securities Act, each Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, State of Virginia on the 5th day of November, 2015.

LIN MOBILE, LLC
/s/ Vincent L. Sadusky
Name: Vincent L. Sadusky Title: President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Vincent L. Sadusky, James F. Woodward and Andrew C. Carington his or her true and lawful attorneys-in-fact and agent with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all his or her said attorney-in-fact and agent, or his or her substitute may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

	Title	Date
/s/ Vincent L. Sadusky	Manager and President (Principal Executive Officer)	November 5, 2015
Vincent L. Sadusky
/s/ James F. Woodward	Senior Vice President, Chief Financial Officer (Principal Financial and Principal Accounting Officer)	November 5, 2015
James F. Woodward
/s/ Robert Richter	Manager	November 5, 2015
Robert Richter

SIGNATURES

Pursuant to the requirements of the Securities Act, each Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, State of Virginia on the 5th day of November, 2015.

FEDERATED MEDIA PUBLISHING LLC
/s/ Vincent L. Sadusky
Name: Vincent L. Sadusky Title: Chairman

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Vincent L. Sadusky, James F. Woodward and Andrew C. Carington his or her true and lawful attorneys-in-fact and agent with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all his or her said attorney-in-fact and agent, or his or her substitute may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

	Title	Date
/s/ Vincent L. Sadusky	Manager and Chairman (Principal Executive Officer)	November 5, 2015
Vincent L. Sadusky
/s/ James F. Woodward	Senior Vice President, Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	November 5, 2015
James F. Woodward
/s/ Robert Richter	Manager	November 5, 2015
Robert Richter

SIGNATURES

Pursuant to the requirements of the Securities Act, each Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, State of Virginia on the 5th day of November, 2015.

On behalf of all the Subsidiary Guarantors listed on Schedule C hereto

/s/ Vincent L. Sadusky
Name: Vincent L. Sadusky Title: President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Vincent L. Sadusky, James F. Woodward and Andrew C. Carington his or her true and lawful attorneys-in-fact and agent with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all his or her said attorney-in-fact and agent, or his or her substitute may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

	Title	Date
/s/ Vincent L. Sadusky	Manager, President and Chief Executive Officer (Principal Executive Officer)	November 5, 2015
Vincent L. Sadusky
/s/ James F. Woodward	Senior Vice President, Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	November 5, 2015
James F. Woodward

SIGNATURES

Pursuant to the requirements of the Securities Act, each Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, State of Virginia on the 5th day of November, 2015.

On behalf of all the Subsidiary Guarantors listed on Schedule D hereto By: LIN Television Corporation, its Sole Member

By: /s/ Vincent L. Sadusky
Name: Vincent L. Sadusky Title: President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Vincent L. Sadusky, James F. Woodward and Andrew C. Carington his or her true and lawful attorneys-in-fact and agent with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all his or her said attorney-in-fact and agent, or his or her substitute may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

	Title	Date
/s/ Vincent L. Sadusky	Director, President and Chief Executive Officer of Sole Member (Principal Executive Officer)	November 5, 2015
Vincent L. Sadusky /s/ James F. Woodward	Senior Vice President, Chief Financial Officer of Sole Member (Principal Financial Officer)	November 5, 2015
James F. Woodward
/s/ Timothy J. Mulvaney	Vice President, Controller of Sole Member (Principal Accounting Officer)	November 5, 2015
Timothy J. Mulvaney

SIGNATURES

Pursuant to the requirements of the Securities Act, each Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, State of Virginia on the 5th day of November, 2015.

On behalf of all the Subsidiary Guarantors listed on Schedule E hereto By: TVL Broadcasting LLC, its Sole Member

By: /s/ Vincent L. Sadusky
Name: Vincent L. Sadusky Title: President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Vincent L. Sadusky, James F. Woodward and Andrew C. Carington his or her true and lawful attorneys-in-fact and agent with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all his or her said attorney-in-fact and agent, or his or her substitute may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

	Title	Date
/s/ Vincent L. Sadusky	Manager, President and Chief Executive Officer of Sole Member(Principal Executive Officer)	November 5, 2015
Vincent L. Sadusky
/s/ James F. Woodward	Senior Vice President, Chief Financial Officer of Sole Member (Principal Financial Officer and Principal Accounting Officer)	November 5, 2015
James F. Woodward

SIGNATURES

Pursuant to the requirements of the Securities Act, each Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, State of Virginia on the 5th day of November, 2015.

LIN TELEVISION OF TEXAS, L.P. By: LIN Television of Texas, Inc., its General Partner

By: /s/ Vincent L. Sadusky
Name: Vincent L. Sadusky Title: President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Vincent L. Sadusky, James F. Woodward and Andrew C. Carington his or her true and lawful attorneys-in-fact and agent with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all his or her said attorney-in-fact and agent, or his or her substitute may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

	Title	Date
/s/ Vincent L. Sadusky	Director, President and Chief Executive Officer of General Partner (Principal Executive Officer)	November 5, 2015
Vincent L. Sadusky /s/ James F. Woodward	Senior Vice President, Chief Financial Officer of General Partner (Principal Financial Officer and Principal Accounting Officer)	November 5, 2015
James F. Woodward

SIGNATURES

Pursuant to the requirements of the Securities Act, each Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, State of Virginia on the 5th day of November, 2015.

WATE, G.P. By: Young Broadcasting of Knoxville, Inc., its Managing Partner

By: /s/ Vincent L. Sadusky
Name: Vincent L. Sadusky Title: President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Vincent L. Sadusky, James F. Woodward and Andrew C. Carington his or her true and lawful attorneys-in-fact and agent with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all his or her said attorney-in-fact and agent, or his or her substitute may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

	Title	Date
/s/ Vincent L. Sadusky	Director and President of Managing Partner (Principal Executive Officer)	November 5, 2015
Vincent L. Sadusky /s/ James F. Woodward	Vice President and Treasurer of Managing Partner (Principal Financial Officer and Principal Accounting Officer)	November 5, 2015
James F. Woodward

SIGNATURES

Pursuant to the requirements of the Securities Act, each Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, State of Virginia on the 5th day of November, 2015.

WKRN, G.P. By: Young Broadcasting of Nashville, LLC, its Managing Partner

By: /s/ Vincent L. Sadusky
Name: Vincent L. Sadusky Title: President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Vincent L. Sadusky, James F. Woodward and Andrew C. Carington his or her true and lawful attorneys-in-fact and agent with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all his or her said attorney-in-fact and agent, or his or her substitute may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

	Title	Date
/s/ Vincent L. Sadusky	President of Managing Partner (Principal Executive Officer)	November 5, 2015
Vincent L. Sadusky
/s/ James F. Woodward	Vice President and Treasurer of Managing Partner (Principal Financial Officer and Principal Accounting Officer)	November 5, 2015
James F. Woodward

Young Broadcasting of Knoxville, Inc.	Sole Member of Managing Partner

By: /s/ Vincent L. Sadusky		November 5, 2015
Name: Vincent L. Sadusky
Title: President

SIGNATURES

Pursuant to the requirements of the Securities Act, each Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, State of Virginia on the 5th day of November, 2015.

KLFY, L.P. By: Young Broadcasting of Louisiana, Inc., its General Partner

By: /s/ Vincent L. Sadusky
Name: Vincent L. Sadusky Title: President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Vincent L. Sadusky, James F. Woodward and Andrew C. Carrington his or her true and lawful attorneys-in-fact and agent with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all his or her said attorney-in-fact and agent, or his or her substitute may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

	Title	Date
/s/ Vincent L. Sadusky	Director and President of General Partner(Principal Executive Officer)	November 5, 2015
Vincent L. Sadusky /s/ James F. Woodward	Vice President and Treasurer of General Partner (Principal Financial Officer and Principal Accounting Officer)	November 5, 2015
James F. Woodward

INDEX TO EXHIBITS

2.1

Agreement and Plan of Merger, dated as of September 7, 2015, by and among Media General, Inc., Montage New Holdco, Inc., Montage Merger Sub 1, Inc., Montage Merger Sub 2, Inc. and Meredith Corporation, incorporated by reference to Exhibit 2.1 to Media General, Inc.’s Form 8-K filed September 11, 2015.

2.1

Agreement and Plan of Merger, dated as of March 21, 2014, by and among Media General, Inc., Mercury New Holdco, Inc., Mercury Merger Sub 1, Inc., Mercury Merger Sub 2, LLC and LIN Media LLC, incorporated by reference to Exhibit 2.1 to Media General, Inc.’s Form 8-K filed March 25, 2014.

2.2

Amendment No. 1 to the Agreement and Plan of Merger, dated as of August 20, 2014, by and among Media General, Inc., Mercury New Holdco, Inc., Mercury Merger Sub 1, Inc., Mercury Merger Sub 2, LLC and LIN Media LLC, incorporated by reference to Exhibit 2.1 to Media General, Inc.’s Form 8-K filed August 20, 2014.

2.3

Agreement and Plan of Merger, by and among Media General, Inc., General Merger Sub 1, Inc., General Merger Sub 2, Inc., General Merger Sub 3, LLC, and New Young Broadcasting Holding Co., Inc., dated as of June 5, 2013, incorporated by reference to Exhibit 2.1 to Media General, Inc.’s Form 8-K filed June 10, 2013.

4.1

Indenture, dated November 5, 2014, among Media General Financing Sub, Inc. and The Bank of New York Mellon, as Trustee, incorporated by reference to Exhibit 4.1 to Media General, Inc.’s Form 8-K filed November 5, 2014.

4.2	Form of 5.875% Senior Notes due 2022 (included as part of Exhibit 4.1 above).

4.3

Supplemental Indenture, dated as of December 19, 2014, among Media General, Inc. (formerly known as Mercury New Holdco, Inc.), the additional guarantors named therein, LIN Television Corporation and The Bank of New York Mellon, as Trustee, amending the Indenture, dated as of November 5, 2014, incorporated by reference to Exhibit 4.1 to Media General, Inc.’s Form 8-K filed December 23, 2014.

4.4

Indenture, dated as of October 12, 2012, among LIN Television Corporation, the guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as Trustee, incorporated by reference to Exhibit 4.1 to LIN Television’s Form 8-K filed October 17, 2012.

4.5	Form of 6.375% Senior Notes due 2021 (included as part of Exhibit 4.4. above).

4.6

Supplemental Indenture, dated as of July 30, 2013, among LIN Media LLC, LIN Digital Media LLC, LIN Digital LLC, LIN Television Corporation and The Bank of New York Mellon Trust Company, N.A., as Trustee, amending the Indenture, dated as of October 12, 2012, incorporated by reference to Exhibit 4.4 to LIN Media’s Form 8-K filed July 31, 2013.

4.7

Supplemental Indenture, dated as of January 15, 2013, among LIN Mobile, LLC, LIN Television Corporation and The Bank of New York Mellon Trust Company, N.A., as Trustee amending the Indenture, dated as of October 12, 2012, incorporated by reference to Exhibit 4.5 to LIN Television’s Form 10-K filed for the fiscal year ended December 31, 2012.

4.8

Supplemental Indenture, dated as of December 19, 2014, among Media General, Inc. (formerly known as Mercury New Holdco, Inc.), MGOC, Inc. (formerly known as Media General, Inc.), the additional guarantors named therein, LIN Television Corporation and The Bank of New York Mellon Trust Company, N.A., as Trustee, amending the Indenture, dated as of October 12, 2012, incorporated by reference to Exhibit 4.3 to Media General, Inc.’s Form 8-K filed December 23, 2014.

4.9

Registration Rights Agreement among Media General, Inc. and New Young Broadcasting Holding Co., Inc., amended and restated as of June 5, 2013, incorporated by reference to Exhibit 10.4 to Media General, Inc.’s Form 8-K filed June 10, 2013.

4.10

Registration Rights Agreement, dated as of November 5, 2014, among Media General Financing Sub, Inc. and RBC Capital Markets, LLC as representatives of the initial purchasers named therein, incorporated by reference to Exhibit 4.3 to Media General, Inc.’s Form 8-K filed November 5, 2014.

4.11

Registration Rights Agreement Joinder, dated as of December 19, 2014, among Media General, Inc. (formerly known as Mercury New Holdco, Inc.), the additional guarantors named therein, LIN Television Corporation and RBC Capital Markets, LLC, as representative of the initial purchasers named therein, with respect to the Registration Rights Agreement, dated as of November 5, 2014, incorporated by reference to Exhibit 4.2 to Media General, Inc.’s Form 8-K filed December 23, 2014.

5.1	Legal opinion of Fried, Frank, Harris, Shriver & Jacobson LLP.*

5.2	Legal opinion of Troutman Sanders LLP.*

5.3	Legal opinion of Andrew C. Carington, Vice President, General Counsel and Secretary to Media General, Inc.*

10.1

Commitment Letter, dated as of September 7, 2015, by and among Royal Bank of Canada, JPMorgan Chase Bank, N.A., certain of their respective affiliates, and Media General, Inc., incorporated by reference to Exhibit 10.1 to Media General, Inc.’s Form 8-K filed on September 11, 2015.

10.2

Voting and Support Agreement, dated as of September 7, 2015, by and among Meredith Corporation, Media General, Inc., and the other parties thereto, incorporated by reference to Exhibit 10.2 to Media General, Inc.’s Form 8-K filed on September 11, 2015.

10.3

Voting and Support Agreement, dated as of September 7, 2015, by and among Meredith Corporation, Media General, Inc., and the other parties thereto, incorporated by reference to Exhibit 10.2 to Media General, Inc.’s Form 8-K filed on September 11, 2015.

10.4

Addendum dated June 19, 1992, to Form of Option granted under the 1987 Non-Qualified Stock Option Plan, incorporated by reference to Exhibit 10.20 to Media General, Inc.’s Form 10-K for the fiscal year ended December 27, 1992 (File number 001-06383).

10.5

Deferred Income Plan for Selected Key Executives of Media General, Inc., and form of Deferred Compensation Agreement thereunder dated as of December 1, 1984, incorporated by reference to Exhibit 10.29 to Media General, Inc.’s Form 10-K for the fiscal year ended December 31, 1989 (File number 001-06383).

10.6

Media General, Inc., Management Performance Award Program, adopted November 16, 1990, and effective January 1, 1991, incorporated by reference to Exhibit 10.35 to Media General, Inc.’s Form 10-K for the fiscal year ended December 29, 1991 (File number 001-06383).

10.7

Media General, Inc., Deferred Compensation Plan, amended and restated as of January 1, 2012, incorporated by reference to Exhibit 10.5 to Media General, Inc.’s Form 10-K for the fiscal year ended December 25, 2011.

10.8

Amendment to form of Deferred Compensation Agreement dated as of December 1, 1984, incorporated by reference to Exhibit 10.05 to Media General, Inc.’s Form 8-K filed February 6, 2008 (File number 001-06383).

10.9

Amendment to the Media General, Inc., ERISA Excess Benefit Plan dated May 31, 2009, incorporated by reference to Exhibit 10.2 to Media General, Inc.’s Form 10-Q for the quarterly period ended June 28, 2009 (File number 001-06383).

10.10

Media General, Inc., ERISA Excess Benefit Plan, amended and restated effective January 1, 2008, incorporated by reference to Exhibit 10.06 to Media General, Inc.’s Form 8-K filed on February 6, 2008 (File number 001-06383).

10.11

Media General, Inc., 1995 Long-Term Incentive Plan, amended and restated as of April 26, 2007, incorporated by reference to Exhibit 10.13 to Media General, Inc.’s Form 10-K for the fiscal year ended December 30, 2007 (File number 001-06383).

10.12

Media General, Inc., 1996 Employee Non-Qualified Stock Option Plan, amended as of December 31, 2001, incorporated by reference to Exhibit 10.14 to Media General, Inc.’s Form 10-K for the fiscal year ended December 26, 2004 (File number 001-06383).

10.13

Media General, Inc., 1997 Employee Restricted Stock Plan, amended as of December 31, 2001, incorporated by reference to Exhibit 10.15 to Media General, Inc.’s Form 10-K for the fiscal year ended December 26, 2004 (File number 001-06383).

10.14

Media General, Inc., Directors’ Deferred Compensation Plan, amended and restated as of April 30, 2014, incorporated by reference to Exhibit 10 to Media General, Inc.’s Form 10-Q for the quarterly period ended June 30, 2014.

10.15

Form of an executive life insurance bonus agreement between Media General, Inc. and certain executive officers (who were participants on or before November 19, 2007), incorporated by reference to Exhibit 10.17 to Media General, Inc.’s Form 10-K for the fiscal year ended December 29, 2002 (File number 001-06383).

10.16

Media General, Inc., Executive Financial Planning and Income Tax Program, amended and restated effective January 1, 2008, incorporated by reference to Exhibit 10.08 to Media General, Inc.’s Form 8-K filed February 6, 2008 (File number 001-06383).

10.17

Media General, Inc., Executive Supplemental Retirement Plan, amended and restated effective January 1, 2008, incorporated by reference to Exhibit 10.07 to Media General, Inc.’s Form 8-K filed February 6, 2008 (File number 001-06383).

10.18

Amendment to the Media General, Inc., Executive Supplemental Retirement Plan dated May 31, 2009, incorporated by reference to Exhibit 10.1 to Media General, Inc.’s Form 10-Q for the quarterly period ended June 28, 2009 (File number 001-06383).

10.19

Amendment to the Media General, Inc., Executive Supplemental Retirement Plan dated September 24, 2009, incorporated by reference to Exhibit 99.1 to Media General, Inc.’s Form 8-K filed September 28, 2009 (File number 001-06383).

10.20

Media General, Inc., Supplemental Profit Sharing Plan, effective as of January 1, 2007, incorporated by reference to Exhibit 10.02 to Media General, Inc.’s Form 8-K filed February 6, 2008 (File number 001-06383).

10.21

Media General, Inc., Retirement Transition Planning Program, effective January 1, 2008, incorporated by reference to Exhibit 10.09 to Media General, Inc.’s Form 8-K filed February 6, 2008 (File number 001-06383).

10.22

Form of an executive life insurance agreement between Media General, Inc. and certain executive officers (who become participants subsequent to November 19, 2007), incorporated by reference to Exhibit 10.03 to Media General, Inc.’s Form 8-K filed February 6, 2008 (File number 001-06383).

10.23

Media General, Inc., Supplemental 401(k) Plan, amended and restated effective July 1, 2014, incorporated by reference to Exhibit 10.2 to Media General, Inc.’s Form 10-Q for the quarterly period ended June 30, 2014.

10.24	LIN Media LLC 1998 Stock Option Plan, as amended and restated effective as of July 30, 2013, incorporated by reference to Exhibit 99.2 to LIN Media’s Form S-8 filed July 31, 2013.

10.25	LIN Media LLC 2002 Stock Plan, as amended and restated effective as of July 30, 2013, incorporated by reference to Exhibit 99.3 to LIN Media’s Form S-8 filed July 31, 2013.

10.26

LIN Media LLC amended and restated 2002 Non-Employee Director Stock Plan, as amended and restated effective as of July 30, 2013, incorporated by reference to Exhibit 99.4 to LIN Media’s Form S-8 filed July 31, 2013.

10.27

Supplemental Benefit Retirement Plan of LIN Television Corporation and Subsidiary Companies, as amended and restated effective December 21, 2004, incorporated by reference to Exhibit 10.38 to LIN Television’s Form 10-K for the fiscal year ended December 31, 2004 (File number 001-06383).

10.28

Second Amendment to the Supplemental Benefit Retirement Plan of LIN Television Corporation and Subsidiary Companies, dated as of December 23, 2008, incorporated by reference to Exhibit 10.8 to LIN Television’s Form 10-K for the fiscal year ended December 31, 2008 (File number 001-06383).

10.29

LIN Television Corporation Supplemental Income Deferral Plan effective July 1, 2010, incorporated by reference to Exhibit 10.7 to LIN Television’s Form 10-Q for the quarterly period ended June 30, 2010.

10.30	Form of Employee Grant Option Agreement, incorporated by reference to Exhibit 10.19 to LIN Television’s Form 10-K for the fiscal year ended December 31, 2006 (File number 001-06383).

10.31	Form of Non-Employee Director Grant Option Agreement, incorporated by reference to Exhibit 10.23 to LIN Television’s Form 10-K for the fiscal year ended December 31, 2006 (File number 001-06383).

10.32	Form of a Non-Qualified Stock Option Letter Agreement, incorporated by reference to Exhibit 10.6 to LIN Television’s Form 8-K filed July 6, 2005 (File number 001-06383).

10.33	Form of Restricted Stock Agreement, incorporated by reference to Exhibit 10.1 to LIN Television’s Form 8-K filed August 16, 2005 (File number 001-06383).

10.34

Clarification of the Supplemental Benefit Retirement Plan of LIN Television Corporation and Subsidiary Companies, dated October 29, 2009, incorporated by reference to Exhibit 10.7 to LIN Television’s Form 10-Q filed for the quarterly period ended June 30, 2007 (File number 001-06383).

10.35

Separation Agreement, dated as of December 18, 2014, by and between Media General, Inc. and George L. Mahoney, incorporated by reference to Exhibit 10.10 to Media General, Inc.’s Form 8-K filed December 23, 2014.

10.36

Separation Agreement, dated December 12, 2014, by and between Media General, Inc. and John R. Cottingham, incorporated by reference to Exhibit 10.33 to Media General Inc.'s Form 10-K for the fiscal year ended December 31, 2014.

10.37

Separation Agreement, dated December 31, 2014, by and between Media General, Inc. and James R. Conschafter, incorporated by reference to Exhibit 10.34 to Media General, Inc.'s Form 10-K for the fiscal year ended December 31, 2014.

10.38

Employment Agreement, dated as of June 5, 2013, by and between Media General, Inc. and James F. Woodward, as Senior Vice President, Chief Financial Officer, incorporated by reference to Exhibit 10.8 to Media General, Inc.’s Form 8-K filed June 10, 2013.

10.39

Employment Agreement, dated as of June 5, 2013, by and between Media General, Inc. and Deborah A. McDermott, as Senior Vice President, Broadcast Markets, incorporated by reference to Exhibit 10.25 to Media General, Inc.’s Form 10-K for the fiscal year ended December 31, 2013.

10.39.1

Amendment to Employment Agreement by and between Media General, Inc. and Deborah A. McDermott, as Senior Vice President, Broadcast Markets, incorporated by reference to Exhibit 10.25.1 to Media General, Inc.’s Form 10-K for the fiscal year ended December 31, 2013.

10.40

Employment Agreement, dated as of March 21, 2014, by and among Mercury New Holdco, Inc., LIN Media LLC, LIN Television Corporation and Vincent L. Sadusky, incorporated by reference to Exhibit 10.4 to Mercury New Holdco, Inc.’s Form S-4 filed May 9, 2014.

10.41

Amended and Restated Employment Agreement, dated as of September 27, 2013, by and among LIN Media LLC, LIN Television Corporation and Robert Richter, incorporated by reference to Exhibit 10.3 to LIN Television’s Form 8-K filed September 27, 2013.

10.42	Employment Agreement dated as of June 5, 2013, by and between Media General, Inc. and Andrew C. Carrington, as Vice President, General Counsel and Secretary.

10.43

Standstill and Lock-up Agreement, entered into as of June 5, 2013, by and among Media General, Inc., Standard General Fund, LP and Standard General Communications, LLC, incorporated by reference to Exhibit 10.3 to Media General, Inc.’s Form 8-K filed June 10, 2013.

10.44

Credit Agreement, dated as of July 31, 2013 among Media General, Inc., as the Borrower, Royal Bank of Canada, as Administrative Agent, Collateral Agent, Swing Line Lender, and L/C Issuer, JPMorgan Chase Bank, N.A and Wells Fargo Bank, N.A. as Co-Syndication Agents, SunTrust Bank and U.S. Bank N.A. as Co-Documentation Agents, and other lenders party hereto, incorporated by reference to Exhibit 10.1 to Media General, Inc.’s Form 8-K filed August 5, 2013.

10.45

Amendment No. 1 to Credit Agreement, dated as of April 15, 2014, among Media General, Inc., as the Borrower, Royal Bank of Canada, as Administrative Agent and a Lender and the other lenders party thereto, incorporated by reference to Exhibit 10.1 to Media General, Inc.’s Form 8-K filed April 18, 2014.

10.46

Amendment No. 2 to Credit Agreement, dated as of October 28, 2014, among Media General, Inc., as the Borrower, Royal Bank of Canada, as Administrative Agent, each Loan Party thereto and each Term B-1 Lender party thereto, incorporated by reference to Exhibit 10.1 to Media General, Inc.’s Form 8-K filed November 3, 2014.

10.47

Amendment No. 3 to Credit Agreement, dated as of November 7, 2014, among Media General, Inc., Royal Bank of Canada, as Administrative Agent, each Loan Party thereto and each Term B-1 Lender party thereto, incorporated by reference to Exhibit 10.1 to Media General, Inc.’s Form 8-K filed November 14, 2014.

10.48

Incremental Facility Amendment No. 1 to Credit Agreement, dated as of August 29, 2014, among Media General, Inc, as the Borrower, each Loan Party thereto, Royal Bank of Canada, as Administrative Agent and the lenders party thereto, incorporated by reference to Exhibit 10.1 to Media General, Inc.’s Form 8-K filed September 4, 2014.

10.49

Incremental Facility Amendment No. 2 to Credit Agreement, dated as of December 19, 2014, among MGOC, Inc. (f/k/a Media General, Inc.) and LIN Television Corporation, as co-borrowers, each Loan Party party thereto and the Royal Bank of Canada, as administrative agent, incorporated by reference to Exhibit 10.1 to Media General, Inc.’s Form 8-K filed December 22, 2014.

10.50

Amendment No. 4 to Credit Agreement, dated as of January 22, 2015, among MGOC, Inc. and LIN Television Corporation, as co-borrowers, each other Loan Party party thereto, each Revolving Credit Lender party thereto and the Royal Bank of Canada, as administrative agent, incorporated by reference to Exhibit 10.1 to Media General, Inc.’s Form 8-K filed on January 26, 2015.

10.51

Amendment No. 5 to Credit Agreement, dated as of May 8, 2015, among MGOC, Inc. and LIN Television Corporation, as co-borrowers, each other Loan Party party thereto, the Royal Bank of Canada, as administrative agent, incorporated by reference to Exhibit 10.1 to Media General, Inc.’s Form 8-K filed on May 11, 2015.

10.52

Amendment No. 6 to Credit Agreement, dated as of June 22, 2015, among MGOC, Inc. and LIN Television Corporation, as co-borrowers, each other Loan Party party thereto, the Royal Bank of Canada, as administrative agent, incorporated by reference to Exhibit 10.1 to Media General, Inc.’s Form 8-K filed on June 25, 2015.

10.53

Credit Agreement, dated July 31, 2013 among Shield Media LLC, Shield Media Lansing LLC, as the Holding Companies, WXXA-TV LLC and WLAJ-TV LLC as the Borrowers, and Media General, Inc. and Royal Bank of Canada, as Administrative Agent and Collateral Agent and Lender and other lenders part hereto, incorporated by reference to Exhibit 10.2 to Media General, Inc.’s Form 8-K filed August 5, 2013.

10.54

Form of Amended and Restated Long-Term Incentive Plan Restricted Stock Unit Award Agreement (Time- and Performance-Based Vesting), incorporated by reference to Exhibit 10.1 to Media General, Inc.’s Form 8-K filed on April 29, 2015.

10.55

Form of Amended and Restated Long-Term Incentive Plan Restricted Stock Unit Award Agreement (Time-Base Vesting), incorporated by reference to Exhibit 10.2 to Media General, Inc.’s Form 8-K filed on April 29, 2015.

12.1	Statement of Computation of Ratio of Earnings to Fixed Charges.

21.1	Subsidiaries of Media General, Inc.

23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm of Media General, Inc.

23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm of LIN Media LLC.

23.3	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm of LIN Television Corporation.

23.4	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm of Media General, Inc. (formerly known as New Young Broadcasting Holding Co. Inc.).

23.5	Consent of KPMG LLP, independent registered public accounting firm of Meredith Corporation.

23.6	Consent of Fried, Frank, Harris, Shriver & Jacobson LLP (included in Exhibit 5.1).

23.7	Consent of Troutman Sanders LLP (included in Exhibit 5.2)

23.8	Consent of Andrew C. Carington, Vice President, General Counsel and Secretary to Media General, Inc. (included in Exhibit 5.3).

24.1	Power of Attorney (including on signature page).

25.1

Form T-1 Statement of Eligibility of The Bank of New York Mellon, as trustee under the Trust Indenture Act of 1939, as amended, with respect to the indenture dated as of November 5, 2014, as supplemented to date, governing the 5.875% senior notes due 2022.

99.1	Form of Letter of Transmittal.

99.2	Form of Notice of Guaranteed Delivery.

99.3	Form of Instruction to Registered Holder from Beneficial Owners.

99.4	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees.

99.5	Form of Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees.

*       To be filed by amendment.

Schedule A

MGOC, INC.

MEDIA GENERAL COMMUNICATIONS, INC.

MEDIA GENERAL OPERATIONS, INC.

BLOCKDOT, INC.

BIRMINGHAM BROADCASTING CO., INC.

MGDT, INC.

PROFESSIONAL COMMUNICATIONS SYSTEMS, INC.

NES II, INC.

VIRGINIA PAPER MANUFACTURING CORP.

LAT, INC.

YBK, INC.

YOUNG BROADCASTING OF KNOXVILLE, INC.

YBT, INC.

YOUNG BROADCASTING SHARED SERVICES, INC.

YOUNG BROADCASTING OF LOUISIANA, INC.

YOUNG BROADCASTING OF SAN FRANCISCO, INC.

YOUNG BROADCASTING OF LANSING, INC.

YOUNG BROADCASTING OF ALBANY, INC.

YOUNG BROADCASTING OF RAPID CITY, INC.

YOUNG BROADCASTING OF SIOUX FALLS, INC.

YOUNG BROADCASTING OF GREEN BAY, INC.

YOUNG BROADCASTING OF RICHMOND, INC.

YOUNG BROADCASTING OF DAVENPORT, INC.

LIN TELEVISION OF TEXAS, INC.

Schedule B

LIN DIGITAL MEDIA LLC

LIN DIGITAL LLC

PRIMELAND LLC

Schedule C

WOOD TELEVISION LLC

TVL BROADCASTING LLC

NORTH TEXAS BROADCASTING LLC

KXAN LLC

KXTX HOLDINGS LLC

WTNH BROADCASTING LLC

Schedule D

INDIANA BROADCASTING, LLC

WAVY BROADCASTING, LLC

WIVB BROADCASTING, LLC

WWLP BROADCASTING, LLC

WOOD LICENSE CO., LLC

LIN OF ALABAMA, LLC

LIN OF COLORADO, LLC

LIN OF NEW MEXICO, LLC

LIN OF WISCONSIN, LLC

LIN LICENSE COMPANY, LLC

Schedule E

TVL BROADCASTING OF RHODE ISLAND, LLC

LIN STUDIOS LLC

WDTN BROADCASTING, LLC